Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-266340
Prospectus Supplement No. 11
(To Prospectus dated August 4, 2022)

Virgin Orbit Holdings, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated August 4, 2022 (the  “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-266340). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K (the “Current Report”) filed with the Securities and Exchange Commission (“SEC”) on April 4, 2023 (except for the portion of the Current Report furnished pursuant to Item 7.01 thereof and the corresponding exhibit thereto not filed with the SEC). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Virgin Orbit Holdings, Inc.’s common stock and warrants are listed on The Nasdaq Stock Market LLC under the symbols “VORB” and “VORBW.” On April 3, 2023, the closing price of our common stock was $0.19 and the closing price of our warrants was $0.04.
We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 5 of the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is April 4, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 30, 2023
Virgin Orbit Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40267	98-1576914
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4022 E. Conant St. Long Beach, California	90808
(Address of principal executive offices)	(Zip Code)
(562) 388-4400
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	VORB	The Nasdaq Stock Market LLC
Warrants to purchase common stock	VORBW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

The information set forth below in Item 1.03 of this Current Report on Form 8-K (this “Current Report”) under the captions “Debtor-in-Possession Credit Agreement” and “Termination and Debrand Agreement; Termination of TMLA” is hereby incorporated by reference in this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement

The information set forth below in Item 1.03 of this Current Report under the caption “Termination and Debrand Agreement; Termination of TMLA” is hereby incorporated by reference in this Item 1.02.

Item 1.03 Bankruptcy or Receivership

Voluntary Petitions for Bankruptcy

On April 4, 2023 (the “Petition Date”), Virgin Orbit Holdings, Inc. (the “Company”) and its domestic subsidiaries, Virgin Orbit National Systems, LLC, Vieco USA, Inc., Virgin Orbit, LLC and JACM Holdings, Inc. (together with the Company, the “Debtors”), commenced voluntary proceedings under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors have requested that the Chapter 11 proceedings be jointly administered under the caption In re Virgin Orbit Holdings, Inc., et al. (the “Chapter 11 Cases”). The Debtors continue to operate their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Debtors are seeking approval of a variety of “first day” motions containing customary relief intended to assure the Debtors’ ability to continue their ordinary course operations.

Additional information about the Chapter 11 Cases, including access to Bankruptcy Court documents, is available online at https://cases.ra.kroll.com/virginorbit, a website administered by Kroll Restructuring Administration, a third party bankruptcy claims and noticing agent. The information on this website is not incorporated by reference into, and does not constitute part of, this Current Report.

Debtor-in-Possession Credit Agreement

Subject to the approval of the Bankruptcy Court, the Debtors expect to enter into a Senior Secured Superpriority Debtor-in-Possession Term Loan Credit Agreement (the “DIP Credit Agreement”) with Virgin Investments Limited (the “DIP Lender” or “VIL”), substantially in the form attached hereto as Exhibit 10.1.

If the DIP Credit Agreement is approved by the Bankruptcy Court as proposed, the DIP Lender would provide a super-priority senior secured debtor-in-possession term loan credit facility in an aggregate principal amount not to exceed $74.1 million (the “DIP Facility”), consisting of up to $31.6 million in principal amount of new money term loan commitments (the “DIP New Money Loans”) and a roll-up of (a) the senior secured convertible note in the principal amount of $10.9 million (the “New Money Bridge Note”) that was funded prepetition and (b) a portion of the VIL Notes, in each case as described below. Borrowings under the DIP Facility would be senior secured obligations of the Debtors, secured by a super-priority lien on the collateral under the DIP Facility, which includes substantially all of the Debtors’ assets. The DIP Credit Agreement contains various customary representations, warranties and covenants of the Debtors.

The New Money Bridge Note was funded on March 30, 2023 and will be converted into a separate tranche of the DIP Facility on the date on which the Bankruptcy Court issues an Interim DIP Order (as defined below). The New Money Bridge Note bears interest at a rate of 12.00% per annum (or 16.0% upon the occurrence and during the continuance of an event of default), payable monthly in arrears.

Upon the Bankruptcy Court’s entry of an interim order approving the DIP Facility (the “Interim DIP Order”), the DIP Lender will fund $12.25 million of DIP New Money Loans (the “Interim New Money Loans”). Upon the Bankruptcy Court’s entry of a final order approving the DIP Facility (the “Final DIP Order”), the DIP Lender shall fund an additional $15.15 million of DIP New Money Loans (the “Final New Money Loans” and, together with the Interim New Money Loans, the “New Money Loans”). The New Money Loans shall bear interest at a rate of 12.00% (or 16.0% upon the occurrence and during the continuance of an event of default) per annum, payable monthly in arrears.

The DIP Credit Agreement also permits, to the extent necessary, one or more additional fundings in an aggregate principal amount of up to $4.2 million from the DIP Lender, which shall be made available following entry of (A) an order approving severance payments to the Debtors’ employees (a “Severance Approval Order”) and (B) the Interim DIP Order (the “DIP Severance New Money Loans”). The DIP Severance New Money Loans may be drawn in one or more draws, in each case in an amount not to exceed the amount of severance payments due and payable and approved by the Bankruptcy Court (the “Approved Severance Payments”). The DIP Severance New Money Loans are to be used solely for Approved Severance Payments, which may or may not become necessary.

Pursuant to the DIP Facility, a portion of the VIL Notes (as defined below) would also be converted into a separate tranche of borrowings under the DIP Facility (the “Final Roll-Up Loans”), and shall bear interest at 18.00%, payable and compounded monthly in arrears. Additionally, 100% of the interest payable on the Final Roll-Up Loans shall be paid in-kind and added to the principal amount thereof.

The DIP Credit Agreement contains various customary events of default. During the continuance of an event of default, all overdue amounts of principal and interest under the DIP Facility will bear interest at the applicable rate, plus and an additional 4.00% per annum.

Fees and expenses under the DIP Facility include funding fees of (i) 3.00% of the aggregate principal amount of Interim New Money Loans due when issued, (ii) 3.00% of the aggregate principal amount of Final New Money Loans due when issued and (iii) 3.00% of the aggregate principal amount of Severance New Money Loans due when issued.

The DIP Credit Agreement also contains milestones for the progress of the Chapter 11 Cases (the “Milestones”), which include the dates by which the Debtors are required to, among other things, obtain certain orders of the Bankruptcy Court and consummate the Debtors’ emergence from bankruptcy. Among other dates set forth in the DIP Credit Agreement, the agreement contemplates that the Bankruptcy Court shall have entered the Interim DIP order no later than five (5) calendar days after the Petition Date and the Final DIP Order no later than thirty (30) calendar days after the Petition Date.
The foregoing description of the DIP Credit Agreement does not purport to be complete and is qualified in its entirety by the full text of the DIP Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report) and incorporated by reference to this Item 1.03.

Termination and Debrand Agreement; Termination of TMLA

On April 2, 2023, in connection with the Company’s entry into the DIP Credit Agreement with VIL, the Company and Virgin Enterprises Limited (“VEL”) entered into a Termination and Debrand Agreement (the “Debrand Agreement”), pursuant to which the trademark license agreement, dated December 29, 2021, between the Company and VEL (the “TMLA”) was terminated as of April 2, 2023 and the parties agreed to carry out a debranding plan with respect to the marks, rights and other matters subject to the TMLA. Under the terms of the TMLA, the Company possessed certain exclusive and non-exclusive rights to use the name and brand “Virgin Orbit” and the Virgin signature logo.

The foregoing descriptions of the Debrand Agreement and the TMLA do not purport to be complete and are qualified in their entirety by the full text of the Debrand Agreement, a copy of which is attached as Exhibit 10.4 to this Current Report, and incorporated by reference to this Item 1.03, and the full text of the TMLA, which was filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The filing of the Chapter 11 Cases constitutes an event of default that accelerated obligations under the following material debt instruments and agreements:

•the Senior Secured Convertible Note, dated November 4, 2022, between the Company and Virgin Investments Limited, for an aggregate principal amount of $25.0 million, plus accrued and unpaid interest thereon (the “November 2022 Note”);

•the Senior Secured Convertible Note, dated December 19, 2022, between the Company and Virgin Investments Limited, for an aggregate principal amount of $20.0 million, plus accrued and unpaid interest thereon (the “December 2022 Note”);

•the Senior Secured Convertible Note, dated January 30, 2022, between the Company and Virgin Investments Limited, for an aggregate principal amount of $10.0 million, plus accrued and unpaid interest thereon (the “January 2023 Note”);

•the Senior Secured Convertible Note, dated February 28, 2023, between the Company and Virgin Investments Limited, for an aggregate principal amount of $5.0 million, plus accrued and unpaid interest thereon (the “February 2023 Note”);

•the Senior Secured Convertible Note, dated March 30, 2023, between the Company and Virgin Investments Limited, for an aggregate principal amount of $10.9 million, plus accrued and unpaid interest thereon (together with the November 2022 Note, the December 2022 Note, the January 2023 Note and the February 2023 Note, the “VIL Notes”); and

•the Convertible Debenture, dated June 29, 2022, between the Company and YA II PN, Ltd.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Director Appointments

On March 31, 2023, VIL, the holder of 252,126,308 shares of Common Stock representing approximately 74.8% of the voting power of all then outstanding shares of voting stock of the Company entitled to vote at an election of directors, acting by written consent without a meeting, in accordance with the Company’s Certificate of Incorporation, authorized and approved the appointment of each of Alan Carr and Jill Frizzley to the Board, as Class I and Class III directors, respectively, effective March 31, 2023 (the “Effective Date”) for a term expiring at the Company’s 2025 annual meeting of stockholders and 2024 annual meeting of stockholders, respectively, or until such director’s respective successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

In connection with the appointment of Mr. Carr to the Board, Mr. Carr entered into an agreement (the “Carr Agreement”), pursuant to which Mr. Carr has agreed to serve as an independent director on the Board. The Carr Agreement provides for a fixed monthly cash fee of $45,000. The monthly cash fee is thereafter payable on the first of each month thereafter. This compensation is in lieu of the compensation Mr. Carr would otherwise be eligible to receive under the Company’s Non-Employee Compensation Program. The foregoing summary of the Carr Agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached as Exhibit 10.2 to this Current Report and incorporated in this Item 5.02 by reference.

In connection with the appointment of Ms. Frizzley to the Board, Ms. Frizzley and the Company entered into an agreement (the “Frizzley Agreement”), pursuant to which Ms. Frizzley has agreed to serve as an independent director on the Board. The Frizzley Agreement provides for provides for a fixed monthly cash fee of $45,000. This compensation is in lieu of the compensation Ms. Frizzley would otherwise be eligible to receive under the Company’s Non-Employee Compensation Program. The foregoing summary of the Frizzley Agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached as Exhibit 10.3 to this Current Report and incorporated in this Item 5.02 by reference.

Except as disclosed in this Current Report, there are no arrangements or understandings between either Mr. Carr or Ms. Frizzley and any other persons pursuant to which such director was appointed as a director. There are no family relationships between either Mr. Carr or Ms. Frizzley and any director or executive officer of the Company, and neither Mr. Carr nor Ms. Frizzley has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Officer Departure

As part of the Company’s previously announced workforce reduction, on March 30, 2023 Anthony Gingiss, the Company’s Chief Operating Officer, was informed that his position was being eliminated effective April 3, 2023.

Item 5.07 Submission of Matters to a Vote of Security Holders

The information set forth in the Item 5.02 of this Current Report regarding the matter submitted to a vote of the Company’s security holders is incorporated into this Item 5.07 by reference.

Item 7.01 Regulation FD Disclosure

On April 4, 2023, the Company issued a press release announcing the filing of the Chapter 11 Cases. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Cautionary Note Regarding Forward-Looking Statements

This Current Report contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements contained in this Current Report other than statements of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Chapter 11 Cases. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Current Report, including but not limited to: the timing and outcome of the Chapter 11 Cases and the Company’s filing for relief under Chapter 11; the impact of the Chapter 11 Cases on the listing of the Company’s securities on the Nasdaq Stock Market; the impact of the Termination and Debrand Agreement on the Company’s business; and the factors, risks and uncertainties included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 as well as in the Company’s subsequent filings with the SEC, accessible on the SEC’s website at www.sec.gov and the Investor Information section of the Company’s website at www.virginorbit.com. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1†	Form of Debtor-in-Possession Credit Agreement
10.2†	Independent Director Agreement between the Company and Alan Carr
10.3†	Independent Director Agreement between the Company and Jill Frizzley
10.4†	Termination and Debrand Agreement between the Company and Virgin Enterprises Limited
99.1	Press Release, dated April 4, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

† Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Virgin Orbit Holdings, Inc.

Date:	April 4, 2023	By:	/s/ Dan Hart
		Name:	Dan Hart
		Title:	Chief Executive Officer

$74,100,000
SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION
TERM LOAN CREDIT AGREEMENT
Dated as of April [●], 2023,
Among
VIRGIN ORBIT HOLDINGS, INC.,
as Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as Borrower,
The Lenders
from Time to Time Parties Hereto,
and
Virgin Investments Limited,
as Administrative Agent and Collateral Agent

Exhibits and Schedules

Exhibit A	[Reserved]
Exhibit B	Form of Note
Exhibit C	[Reserved]
Exhibit D-1 – D-4	Form of Non-Bank Tax Certificate
Exhibit E	[Reserved]
Exhibit F	Form of Notice of Borrowing
Exhibit G	Form of Guarantee
Exhibit H	Form of Collateral Agreement

Schedule 2.01	Commitments and Lenders
Schedule 3.01	Jurisdictions
Schedule 3.04	Litigation
Schedule 3.11	Subsidiaries
Schedule 3.13	Existing Environmental Liabilities
Schedule 6.07	Existing Contractual Obligations
Schedule 6.09	Existing Affiliate Transactions
Schedule 6.14	Insurance
Schedule 6.27	Post-Closing Covenant

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION TERM LOAN CREDIT AGREEMENT (this “Agreement”), dated as of April [●], 2023, among Virgin Orbit Holdings, Inc., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Borrower”), the Guarantors party hereto, Virgin Investments Limited, as Lender, the other Lenders from time to time party hereto and Virgin Investments Limited (“VIL”), as administrative agent and collateral agent for the Lenders.
WHEREAS, on or about April 4, 2023 (the “Petition Date”), the Borrower and certain of the Borrower’s Subsidiaries (each a “Debtor” and, collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under chapter 11 of the Bankruptcy Code (each case of the Borrower and each other Debtor, a “Case” and, collectively, the “Cases”) and have continued in the possession of their assets and the management of their business pursuant to Section 1107 and 1108 of the Bankruptcy Code;
WHEREAS, the Borrower has requested that the Lenders provide (i) a new money delayed draw term loan facility denominated in U.S. Dollars in an aggregate principal amount not to exceed $31,600,000 and (ii) term loans issued hereunder in substitution and exchange of Pre-Petition Notes in an aggregate principal amount of $42,500,000 pursuant to this Agreement (collectively, the “DIP Facility”), with all of the Borrower’s obligations under the DIP Facility to be guaranteed by each Guarantor, and the Lenders are willing to extend (or be deemed to extend) such credit to the Borrower on the terms and subject to the conditions set forth herein;
WHEREAS, the relative priority of the DIP Facility with respect to the Collateral granted to secure the Loan Obligations shall be as set forth in the Interim Order and the Final Order, in each case upon entry thereof by the Bankruptcy Court, and in the Security Documents;
WHEREAS, all of the claims and the Liens granted under the Orders and the Loan Documents to the Administrative Agent and the Lenders in respect of the DIP Facility shall be subject to the Carve Out; and
WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE 1

Definitions
SECTION 1.0a.Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“Acceleration Period” shall have the meaning set forth in Section 6.24(b).
“Acceptable Disclosure Statement” means the disclosure statement relating to an Acceptable Plan of Reorganization in form and substance acceptable to the Required Lenders.
“Acceptable Plan of Reorganization” means a Reorganization Plan for each of the Cases that provides for the distribution of sale proceeds following an Acceptable Sale

Transaction, if any, and the placement of all of the Debtors’ assets not sold pursuant to an Acceptable Sale Transaction into a liquidation trust for the benefit of creditors, in form and substance acceptable to the Administrative Agent (solely with respect to its own treatment) and the Required Lenders.
“Acceptable Sale Transaction” shall mean a sale of assets pursuant to section 363 of the Bankruptcy Code that (a) provides for the indefeasible repayment in full, in cash of the Loan Obligations immediately upon the consummation thereof (or such other treatment of the Loan Obligations that is acceptable to the Administrative Agent and the Required Lenders (including in connection with a credit bid), (b) provides for the indefeasible repayment in full, in cash of all secured Pre-Petition Notes Obligations and (c) includes bid procedures that, without limitation, permit credit bidding of the Loan Obligations and the Pre-Petition Notes Obligations at the full face amount thereof or that is otherwise acceptable to the Required Lenders (in the case of this clause (c), so long as none of the Required Lenders are bidders or potential bidders in such sale process).
“Administrative Agent” means VIL, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, or any successor administrative agent appointed in accordance with the provisions of Section 8.09.
“Administrative Agent Account” shall have the meaning set forth in Section 6.24(b).
“Administrative Questionnaire” shall have the meaning set forth in Section 9.06(b)(ii)(D).
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” (“controlling”) and “controlled” shall have meanings correlative thereto.
“Affiliate Transaction” shall have the meaning set forth in Section 6.09(a).
“Agents” means the Administrative Agent and the Collateral Agent.
“Agreement” shall have the meaning set forth in the preamble to this Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Agreement Currency” shall have the meaning set forth in Section 9.17(b).
“Anti-Corruption Laws” shall have the meaning set forth in Section 3.16.
“Applicable Creditor” shall have the meaning set forth in Section 9.17(b).
“Applicable Subsidiary” shall have the meaning set forth in Section 7.01(e).
“Approved Budget” shall mean (i) the Initial DIP Budget and (ii) thereafter, each DIP Budget delivered pursuant to Section 6.01(h) (each, a “Proposed Testing Budget”), in each case, in form and substance acceptable to the Required Lenders. No such Proposed Testing

Budget shall be effective as an Approved Budget until so approved. Upon such approval by the Required Lenders, such Proposed Testing Budget shall constitute an “Approved Budget”.
“Approved Fund” shall have the meaning set forth in Section 9.06(b).
“Asset Sale” means:
(1)    the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of Sale/Leaseback Transactions) (each referred to in this definition as a “disposition”); or
(2)    the issuance or sale of Equity Interests of any Subsidiary (other than to the Borrower) (whether in a single transaction or a series of related transactions).
“Assignee” shall have the meaning set forth in Section 9.06(b)(i).
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent in its sole discretion.
“Auction” shall have the meaning set forth in Section 6.25(i).
“Avoidance Action” means the Debtors’ claims and causes of action under sections 502(d), 544, 545, 547, 548, 550 and 553 of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code.
“Avoidance Proceeds” means any proceeds or property recovered, unencumbered or otherwise from Avoidance Actions, whether by judgment, settlement or otherwise.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” shall have the meaning set forth in Section 7.01(e).
“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or any appellate court having jurisdiction over the Cases from time to time.
“Bidding Procedures Motion” shall have the meaning set forth in Section 6.25(b).
“Bidding Procedures Order” shall have the meaning set forth in Section 6.25(e).
“Blocked Account Agreement” shall have the meaning set forth in Section 6.24(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).
“Board of Directors” means, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.
“Borrower” shall have the meaning set forth in the preamble to this Agreement.
“Borrower Materials” shall have the meaning set forth in Section 9.18.
“Borrowing” means a group of Loans made on a single date.
“Budget Variance Report” means a weekly variance report prepared by a Responsible Officer of the Borrower, comparing for each applicable Variance Test Period the actual disbursements (excluding Other Disbursements) against anticipated disbursements (excluding Other Disbursements) under the then current Approved Budget, on a line item basis and in the same level of detail as set forth in the then current Approved Budget or in a form otherwise reasonably acceptable to the Financial Advisor and including an explanation, in reasonable detail, for any material line-item variance, certified by a Responsible Officer of the Borrower.
“Business Day” means any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close.
“Capital Stock” means:
(1)in the case of a corporation, corporate stock or shares;
(2)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that any obligations of the Borrower or its Subsidiaries, or of a special purpose or other entity not consolidated with the Borrower and its Subsidiaries, that (i) were not (or would not have been) included on the consolidated balance sheet of the Borrower as capital lease obligations prior to the recharacterization described below and (ii) are subsequently (re)characterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Borrower and its Subsidiaries, due to a change in accounting treatment or otherwise, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.
“Carve Out” shall have the meaning set forth in the Interim Order or the Final Order, as applicable.

“Cases” shall have the meaning set forth in the recitals to this Agreement.
“Cash Collateral” shall have the meaning set forth in the Interim Order or the Final Order, as applicable.
“Cash Equivalents” means:
(1)U.S. Dollars, pounds sterling, euros, the national currency of any member state in the European Union or such local currencies held by an entity from time to time in the ordinary course of business;
(2)securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;
(3)certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million in the case of domestic banks and $100.0 million in the case of (or the U.S. Dollar equivalent thereof) in the case of foreign banks;
(4)repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;
(6)readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;
(7)Indebtedness issued by Persons (other than the Borrower or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and
(8)investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.
“Casualty Event” means, with respect to any property, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means (a) the adoption of any law, treaty, order, policy, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender with any guideline, request, directive or order enacted or promulgated after the Closing Date by any central bank or other governmental or quasigovernmental authority (whether or not having the force of law); provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) and all guidelines, requests, directives, orders, rules and regulations adopted, enacted or promulgated in connection therewith shall be deemed to have gone into effect after the Closing Date regardless of the date adopted, enacted or promulgated and shall be included as a Change in Law only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy or liquidity requirements similar to those described in Section 2.10 generally on other borrowers of loans under United States credit facilities; provided that no Lender shall be required to disclose any confidential or proprietary information in connection therewith.
“Change of Control” means the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Borrower.
“Closing Date” means the date on which all the conditions set forth in Section 4.01 shall have been satisfied (or waived in accordance with Section 9.01).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall have the meaning provided for the term “DIP Collateral” in the Interim Order (and, if applicable, the Final Order) and the meaning provided for such term in any of the Security Documents and shall include any and all assets (other than Excluded Assets) securing or intended to secure any or all of the Loan Obligations.
“Collateral Agent” means VIL, as collateral agent for the benefit of the Secured Parties, or any successor collateral agent appointed in accordance with the provisions of Section 8.09.
“Collateral Agreement” means the Collateral Agreement, dated as of the Closing Date, among the Borrower, the Guarantors and the Collateral Agent, substantially in the form attached hereto as Exhibit H, with such changes as the Administrative Agent and the Required Lenders shall reasonably agree, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms and in accordance with this Agreement.
“Commitment” means the commitment of a Lender to make or otherwise fund any New Money Delayed Draw Term Loan, and “Commitments” means such commitments of all Lenders in the aggregate, as such commitment may be adjusted pursuant to the terms hereof. The amount of each Lender’s Commitment as of the Closing Date is set forth on Schedule 2.01.
“Committee” means any statutory committee of unsecured creditors appointed in the Chapter 11 Cases, if any.

“Confidential Information” shall have the meaning set forth in Section 9.14.
“Confirmation Order” means an order of the Bankruptcy Court in form and substance acceptable to the Required Lenders confirming an Acceptable Plan of Reorganization in the Cases.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contractual Requirement” shall have the meaning set forth in Section 3.03.
“Credit Party” means each of the Borrower and the Guarantors.
“Debt Incurrence Prepayment Event” means any Incurrence by the Borrower or any of the Subsidiaries of any Indebtedness, but excluding any Indebtedness permitted to be issued or incurred under Section 6.05.
“Debtor” or “Debtors” shall have the meaning set forth in the recitals to this Agreement.
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
“DIP Budget” means a rolling 13-week cash flow forecast delivered on or prior to the Closing Date and updated no less than every four weeks thereafter in accordance with Section 6.01(h), setting forth the Debtors’ projected cash receipts and cash disbursements during such 13-week period (i) initially, covering the period commencing on or about the Closing Date and (ii) thereafter, covering the period commencing on the first calendar day of each four-week anniversary thereafter, in each case, in form and substance acceptable to the Required Lenders.
“DIP Facility” shall have the meaning set forth in the recitals to this Agreement.
“DIP Term Loan Proceeds Account” shall mean a segregated deposit account established by the Borrower and subject to the springing dominion and control of the Administrative Agent pursuant to the Blocked Account Agreement into which all proceeds of the New Money Delayed Draw Term Loans shall be deposited.
“Discharge of New Money DDTL Obligations” means the indefeasible repayment in full in cash of all New Money Delayed Draw Term Loans and the termination of all Commitments in respect of New Money Delayed Draw Term Loans.
“Disclosure Statement Order” means the order of the Bankruptcy Court approving an Acceptable Disclosure Statement in form and substance acceptable to the Required Lenders.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:
(1)matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),
(2)is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3)is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale), in each case prior to 91 days after the earlier of the Maturity Date or the date the Loans are no longer outstanding; provided, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) which is sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower, any of its Subsidiaries, or any ERISA Affiliate.
“Environmental Claims” means any and all written actions, suits, orders, decrees, demands, demand letters, complaints, claims, liens, notices of noncompliance, restrictions on use, operations or transferability, violation or potential responsibility or investigation (other than internal reports prepared by or on behalf of the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings arising under or based upon any Environmental Law or any Environmental Permit (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief regarding (a) the presence, release or threatened release of Hazardous Materials or (b) any alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.
“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree, contractual obligation or judgment, relating to the protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials).
“Environmental Permit” means any permit, approval, identification number, license, registration or other authorization required under any Environmental Law.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the failure of the Borrower or any ERISA Affiliate to make, by its due date, a required installment under Section 430(j) of the Internal Revenue Code with respect to any Plan; (d) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, or the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard, in each case with respect to a Plan, whether or not waived, or a failure to make any required contribution to a Multiemployer Plan; (e) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or is in endangered or critical status, within the meaning of Section 305 of ERISA; (f) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Plan; (g) the appointment of a trustee to administer any Plan; (h) the imposition of any liability under Title IV of ERISA, including the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of the Borrower or any ERISA Affiliate, but excluding PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (i) a determination that any Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); (j) the occurrence of any event or condition which constitutes grounds under ERISA for the termination of a Plan or the appointment of a trustee to administer a Plan; (k) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any of its Subsidiaries or any ERISA Affiliate in connection with any Employee Benefit Plan; (l) receipt from the Internal Revenue Service of notice of the failure of any Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code; or (m) the occurrence of a non-exempt prohibited transaction with respect to any Plan maintained or contributed to by any Borrower (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in material liability to the Borrower or any of its Subsidiaries.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” shall have the meaning set forth in Section 7.01.
“Excess Cash Amount” shall have the meaning set forth in Section 2.14(c).
“Excess Cash Test Period” means (i) the period beginning on the Petition Date through April 14, 2023 and (ii) each two-week period thereafter (in each case, ending on the second Friday following the previous period).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Assets” means any assets specifically excluded from the Collateral in the Interim Order (or, if applicable, the Final Order).
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by net income (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction or, as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (ii) U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Loan Document that is required to be imposed on amounts payable to or for the account of a Lender (other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 9.07) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Credit Party with respect to such withholding Tax pursuant to Section 2.17, (iii) any Tax attributable to the Administrative Agent’s, any Lender’s or any other recipient’s failure to comply with Section 2.17(d), (e), (h) or (i) or (iv) any U.S. federal withholding Tax imposed under FATCA.
“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, as mutually determined by the Borrower and the Administrative Agent prior to the applicable event or transaction in connection with which the “Fair Market Value” of any asset or property is so determined.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the

Code (or any amended or successor version described above) and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing the foregoing.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Final New Money Delayed Draw Term Loans” shall have the meaning set forth in Section 2.01(b).
“Final Order” means an order of the Bankruptcy Court authorizing and approving on a final basis, among other things, the DIP Facility and the Transactions contemplated by this Agreement (including the Roll-Up in consideration for providing the New Money Delayed Draw Term Loans) in substantially the form of the Interim Order (with only such modifications thereto as are necessary to convert the Interim Order into a final order or as otherwise acceptable to the Required Lenders) and in form and substance acceptable to the Required Lenders.
“Final Order Entry Date” means the date on which the Final Order has been entered by the Bankruptcy Court.
“Final Roll-Up” shall have the meaning assigned to such term in Section 2.01(d).
“Final Roll-Up Date” shall have the meaning assigned to such term in Section 2.01(d).
“Final Roll-Up Loan” shall have the meaning assigned to such term in Section 2.01(d).
“Financial Advisor” means FTI Consulting, Inc.
“Foreign Plan” means any Employee Benefit Plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time. For the purposes of this Agreement, the term “consolidated” with respect to any Person means such Person consolidated with its Subsidiaries.
“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.
“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner

(including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.
“Guarantors” means each Subsidiary Guarantor.
“Hazardous Materials” means (a) any petroleum or petroleum products, natural gas or natural gas liquids, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.
“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.
“Indebtedness” means, with respect to any Person:
(1)the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP ), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, or (d) in respect of Capitalized Lease Obligations, if and to the extent that any of the foregoing indebtedness would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
(2)to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and
(3)to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person.
“Indemnified Liabilities” shall have the meaning set forth in Section 9.05(d).
“Indemnified Taxes” means all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.
“Information” shall have the meaning set forth in Section 3.08.

“Initial DIP Budget” means the DIP Budget delivered on or prior to the Closing Date in form and substance acceptable to the Required Lenders.
“Initial Funding Fee” shall have the meaning set forth in Section 2.15(a).
“Interest Payment Date” means the last Business Day of each calendar month.
“Interim New Money Delayed Draw Term Loan” shall have the meaning set forth in Section 2.01(b).
“Interim Order” means an order of the Bankruptcy Court authorizing and approving, on an interim basis, among other things, (i) the Borrowing and making of the New Money Delayed Draw Term Loans, (ii) the granting of the superpriority claims and liens against the Debtors and their assets in accordance with this Agreement and the other Loan Documents, (iii) the payment of all reasonable and documented fees and expenses (including the fees and expenses of outside counsel and financial advisors) required to be paid to, or for the benefit of, the Lenders, (iv) the use of cash collateral, (v) payment of the Initial Funding Fee payable on the Closing Date, which payment, along with all other payments to the Lenders and the Pre-Petition Holders under the Interim Order, shall not be subject to reduction, recharacterization, setoff or recoupment, (vi) customary stipulations and releases by the Debtors, (vii) the Adequate Protection (as defined in the Interim Order), (viii) any Pre-Petition Note and/or Roll-Up Loans to be substituted and exchanged on the Closing Date and (ix) subject to entry of the Final Order, waiver of any rights to surcharge the collateral of the Pre-Petition Holders for any amounts pursuant to section 506(c) of the Bankruptcy Code) or otherwise, entered by the Bankruptcy Court on the Interim Order Entry Date.
“Interim Order Entry Date” means April [●], 2023.
“Interim Roll-Up” shall have the meaning assigned to such term in Section 2.01(c).
“Interim Roll-Up Date” shall have the meaning assigned to such term in Section 2.01(c).
“Interim Roll-Up Loan” shall have the meaning assigned to such term in Section 2.01(c).
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.
“IRS” means the United States Internal Revenue Service.
“Judgment Currency” shall have the meaning set forth in Section 9.17(b).

“Junior Indebtedness” means any Indebtedness for borrowed money that is (i) expressly subordinated in right of payment and/or security to the Indebtedness incurred hereunder, (ii) unsecured or (iii) arose prior to the Petition Date.
“Lender” means each financial institution listed on Schedule 2.01, and any Person that becomes a “Lender” hereunder pursuant to Section 9.06, other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.06.
“Lending Office” means, as to any Lender, the applicable branch, office, Affiliate or account (if appropriate) of such Lender designated by such Lender to make Loans to the Borrower.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.
“Loan Documents” means this Agreement, the Guarantee, the Security Documents, the Blocked Account Agreement and any promissory note issued by the Borrower under this Agreement and all other present or future documents entered into by any Credit Party for the benefit of Lenders or the Agents, in connection with this Agreement.
“Loan Obligations” means Obligations in respect of the Loans, this Agreement, and the Security Documents, including, for the avoidance of doubt, the Guarantees.
“Loans” means the New Money Delayed Draw Term Loans and the Roll-Up Loans.
“Material Adverse Effect” means a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Borrower and any other Credit Party, taken as a whole, to perform its payment obligations under this Agreement or any of the other Loan Documents or (b) the rights and remedies of the Agents and the Lenders under this Agreement or under any of the other Loan Documents; provided that Material Adverse Effect shall expressly exclude (i) any matters publicly disclosed prior to the filing of the Cases, (ii) any matters disclosed on the Schedules or Exhibits hereto, (iii) any matters disclosed in any first day pleadings or declarations, and (iv) the effect of the filing of the Cases, the events and conditions related to, resulting from and/or leading up thereto and the effects thereon and any action required to be taken under the Loan Documents or the Orders.
“Maturity Date” means July 8, 2023; provided that if such date is not a Business Day, the Maturity Date shall be the immediately succeeding Business Day.
“Milestones” shall have the meaning set forth in Section 6.25.
“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, any of its Subsidiaries or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.
“Net Proceeds” means the aggregate cash proceeds received by the Borrower or any Subsidiary in respect of any Asset Sale, Casualty Event or Debt Incurrence Prepayment Event (including, without limitation, any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale, Casualty Event or Debt Incurrence Prepayment Event.
“New Money DDTL Commitment Period” means the period from and including the Closing Date to but excluding the New Money DDTL Termination Date.
“New Money DDTL Funding Date” means (a) with respect to the Interim New Money Delayed Draw Term Loans, the Closing Date, (b) with respect to the Final New Money Delayed Draw Term Loans, the Final Order Entry Date and (c) with respect to each Final New Money Delayed Draw Term Loan, each date on or after the Severance Order Entry Date and before the New Money DDTL Termination Date, in each case, on which New Money Delayed Draw Term Loans are made pursuant to Section 2.01(b) and on which the conditions precedent set forth in Section 4.02 have been satisfied.
“New Money DDTL Termination Date” shall have the meaning set forth in Section 2.01(b).
“New Money Delayed Draw Term Loan” shall have the meaning set forth in Section 2.01(b).
“New Money Fixed Rate” means 12.00% per annum.
“Non-Bank Tax Certificate” shall have the meaning set forth in Section 2.17(e)(i).
“Non-Consenting Lender” shall have the meaning set forth in Section 9.07(c).
“Non-Debtor Affiliate” means, with respect to any Person, any Affiliate of such Person that is not a debtor under the Bankruptcy Code in a jointly administered case with the Person.
“Non-U.S. Lender” means any Lender (a) that is not disregarded as separate from its owner for U.S. federal income tax purposes and that is not a “United States person” as defined by Section 7701(a)(30) of the Code or (b) that is disregarded as separate from its owner for U.S. federal income tax purposes and whose regarded owner is not a “United States person” as defined by Section 7701(a)(30) of the Code.
“Note” means any promissory note issued to a Lender that evidences the Loans extended by such Lender to the Borrower.
“Notice of Borrowing” shall have the meaning set forth in Section 2.02.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.
“OFAC” shall have the meaning set forth in Section 3.17(b).
“Officers’ Certificate” means a certificate signed on behalf of the Borrower by two Responsible Officers of the Borrower, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower, which meets the requirements set forth in this Agreement.
“Orders” means, collectively, the Interim Order, the Final Order and the Severance Approval Order.
“Ordinary Course Transaction” means any Asset Sale, Casualty Event, refinancing or other transaction in the ordinary course of business of any Credit Party or any Subsidiary thereof not exceeding (a) $100,000 for any such individual Asset Sale, Casualty Event, refinancing or other transaction and (b) $500,000 in the aggregate for all such Asset Sales, Casualty Events, refinancings or other transactions.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Disbursements” means (a) professional fees and expenses of the Debtors, the Committee and the Secured Parties, (b) interest payments on the Loans and (c) any payments made in respect of Adequate Protection.
“Other Taxes” means any and all present or future stamp, court, registration, documentary, intangible, recording, filing or any other excise, property or similar Taxes arising from any payment made hereunder or made under any other Loan Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document; provided that such term shall not include any of the foregoing (i) Taxes that result from an assignment, grant of a participation pursuant to Section 9.06(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Loan Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Loan Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower, or (ii) Excluded Taxes.
“Overnight Rate” means, for any day, with respect to any amount denominated in U.S. Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Participant” shall have the meaning set forth in Section 9.06(c)(i).
“Participant Register” shall have the meaning set forth in Section 9.06(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“Permitted Holders” means, at any time, each of (i) Virgin Investments Limited, (ii) [reserved], (iii) any Person that has no material assets other than the Capital Stock of the Borrower and, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the total Voting Stock of the Borrower, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clauses (i) and (ii) above, beneficially owns more than 50% (on a fully diluted basis) of the total Voting Stock thereof and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i) and (ii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Borrower (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i) and (ii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group.
“Permitted Investments” means:
(1)Investments in cash or Cash Equivalents;
(2)Investments outstanding on the Petition Date;
(3)Investments approved by the Bankruptcy Court in a final order acceptable to the Required Lenders; or
(4)Investments approved in writing by the Administrative Agent and the Required Lenders.
“Permitted Liens” means, with respect to any Person:
(1)Permitted Prior Liens;
(2)Liens securing obligations the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens incurred under this clause (2) that are at that time outstanding, exceed $50,000 (for the avoidance of doubt, the calculation of such amount shall not include any Liens expressly permitted by clauses 1, 3, 4, 5, 6, 7 or 8 in this definition of Permitted Liens) and granted in the ordinary course of business consistent with past practices, including Liens imposed by operation of law; provided that such Liens shall not be considered granted in the ordinary course of business if the incurrence of such Liens would be prohibited by the terms of the Pre-Petition Notes;
(3)Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;
(4)easements, zoning restrictions, licenses, title restrictions, rights of way and similar encumbrances on real property imposed by law or incurred or granted by the Borrower in the ordinary course of business;
(5)Liens incurred in connection with an Acceptable Plan of Reorganization;

(6)Liens approved in writing by the Administrative Agent and the Required Lenders; or
(7)Deposits to secure obligations permitted under Section 6.05(c).
“Permitted Prior Liens” shall have the meaning ascribed to the term “Prepetition Permitted Prior Liens” as set forth in the Orders.
“Permitted Variance” shall have the meaning set forth in Section 6.20.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Petition Date” shall have the meaning set forth in the recitals to this Agreement.
“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title IV of ERISA (other than a Multiemployer Plan), that is or was within any of the preceding six plan years maintained or contributed to (or to which there is or was an obligation to contribute or to make payments) by the Borrower or an ERISA Affiliate.
“Plan Effective Date” means the date of effectiveness of confirmation of an Acceptable Plan of Reorganization.
“Pre-Petition Bridge Note” shall have the meaning set forth in the definition of Pre-Petition Notes.
“Pre-Petition December 2022 Note” shall have the meaning set forth in the definition of Pre-Petition Notes.
“Pre-Petition February 2023 Note” shall have the meaning set forth in the definition of Pre-Petition Notes.
“Pre-Petition January 2023 Note” shall have the meaning set forth in the definition of Pre-Petition Notes.
“Pre-Petition Holders” means the “Holders” (as defined in each of the Pre-Petition Notes).
“Pre-Petition Notes Obligations” means the “Obligations” as defined in each of the Pre-Petition Notes.
“Pre-Petition November 2022 Note” shall have the meaning set forth in the definition of Pre-Petition Notes.
“Pre-Petition Notes” means (i) that certain $25,000,000 Senior Secured Convertible Note due 2024, dated as of November 4, 2022 (as amended, restated or otherwise modified, the “Pre-Petition November 2022 Note”), by and among VORB, as the borrower, the guarantors party thereto and VIL, as the holder, (ii) that certain $20,000,000 Senior Secured Convertible Note due 2024, dated as of December 19, 2022 (as amended, restated or otherwise modified, the “Pre-Petition December 2022 Note”), by and among VORB, as the borrower, the guarantors party thereto and VIL, as the holder, (iii) that certain $10,000,000 Senior Secured Convertible Note due 2024, dated as of January 30, 2023 (as amended, restated or otherwise modified, the “Pre-Petition January 2023 Note”), by and among VORB, as the borrower, the guarantors party thereto and VIL, as the holder , (iv) that certain $5,000,000 Senior Secured Convertible Note due 2024, dated as of February 28, 2023 (as amended, restated or otherwise modified, the “Pre-Petition February 2023 Note”), by and among VORB, as the borrower, the guarantors party thereto and VIL, as the holder and (v) that certain $10,900,000 Senior Secured Convertible Note due 2024, dated as of March 30, 2023 (as amended, restated or otherwise modified, the “Pre-Petition Bridge Note”), by and among VORB, as the borrower, the guarantors party thereto and VIL, as the holder.
“Pre-Petition Secured Parties” shall have the meaning ascribed to the term “Prepetition Secured Party” as set forth in the Orders.
“Pre-Petition Unsecured Note” means that certain $50 million Senior Unsecured Note dated as of June 28, 2022, by and among VORB, as the borrower, the guarantors party thereto and Yorkville Capital Management, as the holder.
“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.
“Proposed Testing Budget” shall have the meaning set forth in the definition of “Approved Budget”.
“Public Lender” shall have the meaning set forth in Section 9.18.
“Ratable Share” means, as to any Lender, a fraction, the numerator of which is the amount of such Lender’s Loans (and/or Commitments, as the context requires) and the denominator of which is the aggregate principal amount of all Loans (and/or Commitments, as the context requires) of all the Lenders at such time.
“Register” shall have the meaning set forth in Section 9.06(b)(iv).
“Regulation T” means Regulation T of the Board as from time to time in effect and any successor to all or any portion thereof establishing margin requirements.
“Regulation U” means Regulation U of the Board as from time to time in effect and any successor to all or any portion thereof establishing margin requirements.
“Regulation X” means Regulation X of the Board as from time to time in effect and any successor to all or any portion thereof establishing margin requirements.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents and members of such Person or such Person’s Affiliates and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
“Reorganization Plan” means a plan of reorganization or liquidation in any or all of the Cases.
“Reportable Event” means an event described in Section 4043(c) of ERISA and the regulations thereunder, other than any event as to which the 30-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having outstanding Loans and unused Commitments that, taken together, represent more than 50% of the sum of all outstanding Loans and unused Commitments at such time.
“Requirement of Law” means, as to any Person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means: (a) with respect to any Credit Party in connection with any request for any Loan, any Officers’ Certificate or any other certificate or notice pertaining to any financial information required to be delivered by any Credit Party hereunder or under any other Loan Document, the chief financial officer, chief restructuring officer, treasurer or controller of such Person or of the managing member, administrator, trustee or manager of such Person; and (b) otherwise, with respect to any Credit Party that is not a natural person, the chief executive officer, president, chief financial officer, chief restructuring officer, treasurer or controller of such Person or of the managing member or manager of such Person.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Payments” shall have the meaning set forth in Section 6.06(a).
“Roll-Up” shall have the meaning assigned to such term in Section 2.01(d).
“Roll-Up Date” shall have the meaning assigned to such term in Section 2.01(d).
“Roll-Up Fixed Rate” means 18.00% per annum.
“Roll-Up Loan” shall have the meaning assigned to such term in Section 2.01(d).
“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.
“Sale Documents” means the Bidding Procedures Motion, the Bidding Procedures Order and all other documents in connection with the sale process conducted in pursuit of an Acceptable Sale Transaction.
“Sale Order” shall have the meaning set forth in Section 6.25(k).
“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Borrower or a Subsidiary whereby the Borrower or such Subsidiary transfers such property to a Person and the Borrower or such Subsidiary leases it from such Person, other than leases between the Borrower and a Subsidiary or between Subsidiaries.
“Sanctions” shall have the meaning set forth in Section 3.17(b).
“SEC” means the Securities and Exchange Commission or any successor thereto.
“Secured Parties” means, collectively, the Agents and the Lenders and any Subagents and any Person that holds a Loan Obligation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Security Documents” means the security agreements, pledge agreements, collateral assignments, mortgages and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral for the benefit of the Collateral Agent and the other Secured Parties as contemplated by this Agreement. The Security Documents shall supplement, and shall not limit, the security interests granted pursuant to the Orders.
“Severance Approval Order” means an order of the Bankruptcy Court authorizing and approving one or more severance payments to employees of the Borrower in form and substance acceptable to the Required Lenders.
“Severance New Money Delayed Draw Term Loans” shall have the meaning set forth in Section 2.01(b).
“Severance Order Entry Date” means the date on or following the Interim Order Entry Date on which the Bankruptcy Court shall have entered the Severance Approval Order.
“Subagent” shall have the meaning set forth in Section 8.02.
“Subsequent Funding Fee” shall have the meaning set forth in Section 2.15(b).
“Subsidiary” means, with respect to any Person, (a) any corporation more than 50% of whose Equity Interests of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Equity Interests of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Subsidiary Guarantee” means any guarantee of the Loan Obligations by any Subsidiary Guarantor under the Guarantee.
“Subsidiary Guarantor” means any Subsidiary that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Agreement, such Subsidiary shall cease to be a Subsidiary Guarantor.
“Superpriority Claim” means any administrative expense claim in the Case of any Credit Party having priority over any and all other administrative expenses, diminution claims and all other claims against the Debtors, subject only to the Carve Out to the extent provided in the applicable Order, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in or ordered pursuant to sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims arising under sections 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506, 507(a), 507(b), 546, 552, 726, 1113 or 1114 or any other provision of the Bankruptcy Code.
“Swap” means a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings, fees or other similar charges imposed by any Governmental Authority and any interest, fines, penalties or additions to tax with respect to the foregoing.
“Termination Date” means the earliest of (a) the Maturity Date, (b) the effective date of an Acceptable Plan of Reorganization or any other Reorganization Plan, (c) the date of acceleration of the Loans and the termination of the Commitments with respect to the DIP Facility in accordance with the terms of this Agreement and (d) the date that is thirty (30) days after the Petition Date (or such later date as may be agreed by the Required Lenders), unless the Final Order has been entered by the Bankruptcy Court on or prior to such date or the Required Lenders otherwise agree.
“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries or any of its Affiliates in connection with the Transactions.
“Transactions” means the execution and delivery of this Agreement and the transactions contemplated hereby and the payment of Transaction Expenses related thereto.
“U.S. Dollars” or “$” means lawful money of the United States of America.
“U.S. Lender” means any Lender other than a Non-U.S. Lender.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unfunded Current Liability” of any Plan means the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the Closing Date, exceeds the Fair Market Value of the assets allocable thereto.
“USA Patriot Act” means the U.S.A. Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001).
“Variance” means, for a given Variance Test Period, (i) the projected aggregate disbursements (excluding Other Disbursements) for such Variance Test Period set forth in the then current Approved Budget less (ii) the actual aggregate disbursements (excluding Other Disbursements) during such Variance Test Period. For the avoidance of doubt, the “Variance” may be a positive or negative number.
“Variance Test Period” means the period beginning on the Petition Date through the Friday immediately preceding the required date of delivery of the applicable Budget Variance Report pursuant to Section 6.01(j).
“VIL” shall have the meaning set forth in the preamble to this Agreement.

“VORB” means Virgin Orbit Holdings, Inc.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Withholding Agent” means any Credit Party and the Administrative Agent and, for U.S. federal income tax purposes only, any other withholding agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02.Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document means such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.
SECTION 1.03.Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For the avoidance of doubt, no commitment fees, amendment fees, upfront fees or other fees shall be payable in connection with any amendments which are entered into solely to effect the provisions of this Section 1.03.
SECTION 1.04.Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05.Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City (daylight saving or standard, as applicable).
SECTION 1.06.Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.
SECTION 1.07.Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE 2

The Credits
SECTION 2.01    Commitments and Loans.
(i) [Reserved].
(ii) New Money Delayed Draw Term Loans.    During the New Money DDTL Commitment Period, subject to and upon the terms and conditions set forth herein, each Lender having a Commitment severally agrees to make term loans (each, a “New Money Delayed Draw Term Loan”) to the Borrower on each New Money DDTL Funding Date in an amount not to exceed to such Lender’s Commitment on such date (or such lesser amount as may be requested by the Borrower). The Commitments shall terminate on the earliest of (i) the Termination Date, (ii) with respect to the applicable Commitment, the date such Commitment is terminated pursuant to Section 7.01 and (iii) with respect to any applicable portion of the Commitment, the date that the Borrower borrows New Money Delayed Draw Term Loans with respect to such Commitment (such earliest date, the “New Money DDTL Termination Date”). On the Closing Date, the Borrower shall make an initial Borrowing of New Money Delayed Draw Term Loans in an aggregate amount equal to $12,250,000 (the “Interim New Money Delayed Draw Term Loan”). On the Final Order Entry Date, the Borrower shall make an additional Borrowing of New Money Delayed Draw Term Loans in an aggregate amount equal to $15,150,000 (the “Final New Money Delayed Draw Term Loan”). At any time on or after the Severance Order Entry Date, and prior to the New Money DDTL Termination Date, the Borrower may make one or more additional Borrowings of New Money Delayed Draw Term Loans in an aggregate amount not to exceed the lesser of (x) the amount of severance payments due and payable and approved by the Severance Approval Order and (y) $4,200,000(each, a “Severance New Money Delayed Draw Term Loan”); provided, that the aggregate amount of New Money Delayed Draw Term Loans that may be made prior to the New Money DDTL Termination Date shall not exceed $31,600,000. Any New Money Delayed Draw Term Loans (if and when funded) shall have the same terms as and shall be treated as a single class with all other New Money Delayed Draw Term Loans funded prior thereto for all purposes of this Agreement and the other Loan Documents, except that interest on any New Money Delayed Draw Term Loans shall commence to accrue from the date of funding thereof. Amounts prepaid or repaid in respect of the New Money Delayed Draw Term Loans may not be reborrowed. For the avoidance of doubt, the maximum principal amount of New Money Delayed Draw Term Loans that can be made pursuant to this Section 2.01(b) is $31,600,000.

(iii) Subject to the terms and conditions set forth herein and in consideration for providing the New Money Delayed Draw Term Loans, subject to entry of the Interim Order, on the Interim Order Entry Date, Indebtedness under the Pre-Petition Bridge Note in the aggregate principal amount of $10,900,000 held by Pre-Petition Holders (after giving effect to, and assuming the settlement of, any pending assignments of such Pre-Petition Notes on the Interim Order Entry Date) shall be automatically substituted and exchanged for (on a cashless basis by) loans hereunder (the “Interim Roll-Up Loans”), which Interim Roll-Up Loans shall constitute and be deemed Loans outstanding hereunder on the Closing Date (the “Interim Roll-Up Date”)) (the foregoing substitution and exchange of Pre-Petition Notes into Interim Roll-Up Loans shall be referred to herein, generally, as the “Interim Roll-Up”). Amounts borrowed, deemed borrowed or exchanged under this Section 2.01(c) and, following the Interim Roll-Up, repaid or prepaid, may not be reborrowed.
(iv) Subject to the terms and conditions set forth herein and in consideration for providing the New Money Delayed Draw Term Loans, subject to entry of the Final Order, on the Final Order Entry Date, Indebtedness under the Pre-Petition February 2023 Note, the Pre-Petition January 2023 Note, and the Pre-Petition December 2022 Note and certain Indebtedness under the Pre-Petition November 2022 Note in the aggregate principal amount of $31,600,000 held by Pre-Petition Holders (after giving effect to, and assuming the settlement of, any pending assignments of such Pre-Petition Notes on the Final Order Entry Date) shall be automatically substituted and exchanged for (on a cashless basis by) loans hereunder (the “Final Roll-Up Loans” and, together with the Interim Roll-Up Loans, the “Roll-Up Loans”), which Final Roll-Up Loans shall constitute and be deemed Loans outstanding hereunder on the Final Order Entry Date (the “Final Roll-Up Date”) (the foregoing substitution and exchange of Pre-Petition Notes into Roll-Up Loans shall be referred to herein, generally, as the “Final Roll-Up” and, together with the Interim Roll-Up, the “Roll-Up”). Amounts borrowed, deemed borrowed or exchanged under this Section 2.01(c) and, following the Roll-Up, repaid or prepaid, may not be reborrowed.
(v) The outstanding principal amount of the Loans, together with accrued and unpaid interest thereon and any other accrued amounts in respect thereof, shall be due and payable on the Termination Date.
SECTION 2.02    Notice of Borrowing To request the borrowing of the Loans on a New Money DDTL Funding Date, the Borrower shall give the Administrative Agent written notice prior to (a) with respect to the Interim New Money Delayed Draw Term Loan, 12:00 noon (New York City time) on the date of the proposed borrowing, (b) with respect to the Final New Money Delayed Draw Term Loan requested thereafter, 1:00 p.m. (New York City time) at least three Business Days prior to the date of the proposed borrowing and (c) with respect to any Severance New Money Delayed Draw Term Loan requested thereafter, 1:00 p.m. (New York City time) at least at least three Business Days prior to the date of the proposed borrowing. Such notice (a “Notice of Borrowing”) shall be revocable if any of the conditions in Section 4.01 or 4.02 that are not reasonably within the control of the Borrower are not satisfied or waived. Such Notice of Borrowing shall specify (i) the aggregate principal amount of the Loans to be made, (ii) the proposed date of the Borrowing (which shall be a Business Day) and (iii) that the proceeds of the Loans shall be disbursed directly into the DIP Term Loan Proceeds Account. Each Notice of Borrowing shall be in substantially the form of Exhibit F. The Administrative Agent shall promptly give each Lender written notice (which may be given by email) of the proposed borrowing of Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.
SECTION 2.03    Disbursement of Funds.
(i)Subject to Article IV, no later than 3:00 p.m. (New York City time) on a New Money DDTL Funding Date, each Lender will make available its pro rata portion based on its Commitment of the Loans to be made on such date in the manner provided below.

(ii) Each Lender shall make available all amounts it is to fund to the Borrower in immediately available funds to the Administrative Agent at the office or account from time to time designated by the Administrative Agent to be the account of the Administrative Agent used for such purpose, and, upon receipt of all requested funds (unless the Borrower agrees otherwise), subject to the satisfaction of the conditions in Section 4.01 or 4.02, as applicable, or the waiver thereof in accordance with Section 9.01, the Administrative Agent will make available to the Borrower the aggregate of the amounts so made available in U.S. Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable New Money DDTL Funding Date that such Lender does not intend to make available to the Administrative Agent its portion of the Loans to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, then the applicable Lender and the Borrower severally agree to pay immediately to the Administrative Agent forthwith on demand (without duplication) such corresponding amount. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the greater of (A) the Federal Funds Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.08, for the respective Loans. To the extent any Lender fails to fund the Administrative Agent by the time set forth above, the Administrative Agent may make available to the Borrower the aggregate amount of the funds that have actually been made available to it (which amount shall bear interest from the date specified in the applicable notice of Borrowing (notwithstanding the obligation of any such Lender to reimburse the Borrower any account of any delay in funding)). The Administrative Agent shall have no liability for any action taken pursuant to the immediately preceding sentence.
(iii) Nothing in this Section 2.03 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).
(iv) The New Money Delayed Draw Term Loans shall be made available to the Borrower by depositing the proceeds thereof into the DIP Term Loan Proceeds Account.
SECTION 2.04    [Reserved].
SECTION 2.05    Repayment of Loans; Evidence of Debt.
(i) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender to the Borrower on the Termination Date, in U.S. Dollars.
(ii) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate Lending Office of such Lender resulting from the Loan made by such Lending Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Office of such Lender from time to time under this Agreement.

(iii) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain the Register pursuant to Section 9.06(b)(iv), and a subaccount for each Lender, in which the Register and subaccounts (taken together) shall be recorded (i) the amount of the Loans made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(iv) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (b) and (c) of this Section 2.05 shall, to the extent permitted by applicable law, be conclusive absent manifest error of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loan made to the Borrower by such Lender in accordance with the terms of this Agreement; provided, further, that in the event of any conflict between the accounts maintained by any Lender and those maintained by the Administrative Agent, the accounts maintained by the Administrative Agent shall control, absent manifest error.
(v) Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form attached hereto as Exhibit B or otherwise reasonably acceptable to such Lender.
SECTION 2.06    Asset Sale; Debt Incurrence.
(i) Asset Sale.
(1)Subject to the Orders and Section 2.06(c)(ii), if the Borrower and its Subsidiaries have received Net Proceeds from one or more Asset Sales or Casualty Events (in each case, other than any Ordinary Course Transaction), not later than the first Business Day following the date of receipt of any such Net Proceeds, an amount equal to 100% of the Net Proceeds then received from any such Asset Sale or Casualty Event shall be applied as a mandatory prepayment of the Loans in accordance with Section 2.06(a)(iii) below.
(2)[Reserved].
(3)Subject to Section 2.06(c)(i), each prepayment of Loans required by this Section 2.06(a) shall be applied pro rata to all Lenders, based upon the outstanding principal amounts owing to each such Lender under all Loans then outstanding.
(ii) Debt Incurrence.
(1)Subject to Section 2.06(c)(ii), on each occasion that a Debt Incurrence Prepayment Event occurs, the Borrower shall, within one Business Day after the receipt of Net Proceeds therefrom, prepay, in accordance with Section 2.06(b)(ii) below, a principal amount of Loans in an amount equal to 100% of the Net Proceeds from such Debt Incurrence Prepayment Event.
(2)Subject to Section 2.06(c)(i), each prepayment of Loans required by this Section 2.06(b) in connection with a Debt Incurrence Prepayment Event shall be applied pro rata to all Lenders, based upon the outstanding principal amounts owing to each such Lender under all Loans then outstanding.
(iii) Notwithstanding anything to the contrary in this Agreement, (i) at any time (x) prior to the Discharge of New Money DDTL Obligations, the Borrower shall apply all such Net Proceeds to prepay, repay or repurchase New Money Delayed Draw Term Loans and (y) following the Discharge of New Money DDTL Obligations, the Borrower shall apply such Net Proceeds to prepay, repay or repurchase Roll-Up Loans and (ii) no prepayment shall be required pursuant to this Section 2.06 to the extent that such prepayment would violate applicable Requirements of Law.
(iv) All prepayments under this Section 2.06 shall be accompanied by all accrued interest thereon.
(v) The Borrower shall give the Administrative Agent notice of any prepayment pursuant to this Section 2.06 at least one Business Day prior to such prepayment. Each such notice shall be signed by a Responsible Officer of the Borrower and shall specify the date and amount of such prepayment.
SECTION 2.07    [Reserved].
SECTION 2.08    Interest.
(i) Interest on each New Money Delayed Draw Term Loan and each Interim Roll-Up Loan will accrue and be payable at a rate per annum equal to the New Money Fixed Rate and shall be payable in cash.
(ii) Interest on each Final Roll-Up Loan will accrue and be payable at a rate per annum equal to the Roll-Up Fixed Rate and shall be paid in kind in lieu of cash payment. On and as of each applicable Interest Payment Date for such Final Roll-Up Loans, the accrued interest to be paid-in-kind shall be automatically capitalized and added to the then-outstanding principal amount of such Final Roll-Up Loans and thereafter shall constitute part of such principal amount and shall accrue interest at the Roll-Up Fixed Rate.
(iii) At any time an Event of Default has occurred and is continuing, all Loan Obligations shall bear interest at a rate per annum that is the rate that would otherwise be applicable thereto plus 4.00% from and including the date of such Event of Default to but excluding the date on which such amount is paid (or satisfied) in full (after as well as before judgment).
(iv) Interest on each Loan shall accrue from and including the date on which such Loan is made to but excluding the date of any repayment thereof and shall be payable (i) on each Interest Payment Date (x) in cash with respect to the New Money Delayed Draw Term Loans and the Interim Roll-Up Loans and (y) in kind with respect to the Final Roll-Up Loans, and (ii) on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, in cash.
(v) All computations of interest hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
SECTION 2.09    [Reserved].

SECTION 2.10    Increased Costs, etc.
(a)In the event that a Change in Law occurring at any time after the Closing shall subject any Lender to any Tax (other than (i) Indemnified Taxes or Other Taxes indemnifiable under Section 2.17, (ii) Taxes described in clauses (ii)-(iv) of Excluded Taxes or (iii) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(b)If, after the Closing Date, any Change in Law relating to capital adequacy of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy),
Then from time to time, promptly (but in any event no later than ten days) after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction or increase in Tax, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any applicable Requirement of Law as in effect on the Closing Date. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10, will give prompt written notice thereof to the Borrower, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10 upon receipt of such notice.

SECTION 2.11    No Discharge. Each Credit Party agrees that to the extent that its obligations under the Loan Documents have not been satisfied in full in cash, (i) its obligations under the Loan Documents shall not be discharged by any Reorganization Plan or any order confirming a Reorganization Plan (and any Credit Party, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) as to the Loan Obligations and (ii) the Superpriority Claim granted to the Agents and the Lenders pursuant to the Orders and the Liens granted to the Agents and the Lenders pursuant to the Orders shall not be affected in any manner by any Reorganization Plan or any order confirming a Reorganization Plan without the consent of the Agents and the Lenders.
SECTION 2.12    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10 or 2.17 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation does not cause such Lender or its lending office to suffer any economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10 or 2.17.
SECTION 2.13    Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10 or 2.17 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10 or 2.17 as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower; provided that if a Change in Law that gives rise to such additional amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14    Prepayments.
(i) Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty, in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000 or, if less, the amount outstanding, upon prior written notice to the Administrative Agent, not less than three Business Days prior to the date of prepayment, which notice shall be irrevocable except to the extent provided below in Section 2.14(b). Each such notice shall be signed by a Responsible Officer of the Borrower and shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s share of such prepayment. Subject to Section 2.14(e), each prepayment of Loans under this Section 2.14(a) shall be applied pro rata to all Lenders, based upon the outstanding principal amounts owing to each such Lender under all Loans then outstanding.
(ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment made under Section 2.14(a) by notice to the Administrative Agent a reasonable time prior to the specified effective time of such prepayment if such prepayment would have resulted from a refinancing of all or any portion of the Loans, which refinancing shall not be consummated or shall otherwise be delayed.
(iii) Mandatory Prepayments. If the aggregate amount of cash and Cash Equivalents held by the Borrower and its Subsidiaries as of the last day of any Excess Cash Test Period exceeds the aggregate amount of cash and Cash Equivalents projected to be held by the Borrower and its Subsidiaries as of the last day of such Excess Cash Test Period, as set forth in the then-applicable Approved Budget, by an amount equal to at least $2,000,000 (such excess amount, the “Excess Cash Amount”), the Borrower shall, within one Business Day following the last day of such Excess Cash Test Period, prepay Loans in a principal amount equal to 100% of such Excess Cash Amount. Subject to Section 2.14(e), each prepayment of Loans under this Section 2.14(c) shall be applied pro rata to all Lenders, based upon the outstanding principal amounts owing to each such Lender under all Loans then outstanding.
(iv) All prepayments under this Section 2.14 shall be accompanied by all accrued interest thereon.
(v) Notwithstanding anything to the contrary in this Agreement, at any time (i) prior to the Discharge of New Money DDTL Obligations, the Borrower shall apply all such voluntary prepayments and such Excess Cash Amount to prepay, repay or repurchase New Money Delayed Draw Term Loans and (ii) following the Discharge of New Money DDTL Obligations, the Borrower shall apply such voluntary prepayments and such Excess Cash Amount to prepay, repay or repurchase Roll-Up Loans.
SECTION 2.15    Other Fees.
(i) Initial Funding Fee. As consideration for Lenders making available the Interim New Money Delayed Draw Term Loans hereunder, the Borrower shall pay to Administrative Agent, for the account of each Lender, pro rata in accordance with their Commitment to provide the Interim New Money Delayed Draw Term Loans, on the Closing Date, an initial funding fee (the “Initial Funding Fee”) in an aggregate amount equal to three percent (3.00%) of the Commitments to provide Interim New Money Delayed Draw Term Loans (prior to giving effect to the making of such Interim New Money Delayed Draw Term Loans on the Closing Date). The entire amount of the Initial Funding Fee shall be fully earned, and shall be due and payable in full, on the Closing Date.

(ii) Subsequent Funding Fees. As consideration for Lenders making available the Final New Money Delayed Draw Term Loans and the Severance New Money Delayed Draw Term Loans hereunder, Borrower shall pay to Administrative Agent, for the account of each Lender, pro rata in accordance with their Commitment to provide Final New Money Delayed Draw Term Loans or Severance New Money Delayed Draw Term Loans, as applicable, on each New Money DDTL Funding Date (other than on the Closing Date) in respect of the Final New Money Delayed Draw Term Loans and the Severance New Money Delayed Draw Term Loans, subsequent funding fees (each, a “Subsequent Funding Fee”) in an aggregate amount equal to three percent (3.00%) of the principal amount of each Final New Money Delayed Draw Term Loan and each Severance New Money Delayed Draw Term Loan made hereunder. The entire amount of the Subsequent Funding Fee shall be fully earned, and shall be due and payable in full, on each such New Money DDTL Funding Date.
SECTION 2.16    Method and Place of Payment.
(i) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in immediately available funds at the account or office of the Administrative Agent from time to time specified as the account or office for such purpose by written notice to the Borrower. All payments under each Loan Document (whether of principal, interest or otherwise) shall be made in U.S. Dollars. The Administrative Agent will thereafter cause to be promptly distributed like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled thereto.
(ii) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) may, in the Administrative Agent’s sole discretion, be deemed to have been made on the next succeeding Business Day. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
SECTION 2.17    Net Payments.
(i) Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if any applicable Withholding Agent shall determine (in such Withholding Agent’s good faith discretion) that it is or may be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the applicable Withholding Agent may make such deductions or withholdings as are determined by the applicable Withholding Agent in such Withholding Agent’s good faith discretion to be required by any applicable Requirement of Law, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) the Administrative Agent, the Collateral Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.17, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower, the Administrative Agent or the applicable Lenders, as the case may be.
(ii) The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).
(iii) The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent, the Collateral Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, the Administrative Agent or the Collateral Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
(iv) Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than as required pursuant to Section 2.17(e)(i)(A), (B) or (C)), shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(v) Without limiting the generality of Section 2.17(d), each Non-U.S. Lender with respect to any Loan made to the Borrower shall, to the extent it is legally eligible to do so:
(1)deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement, two copies of (A) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any applicable successor form) (together with a certificate substantially in the form of Exhibit D-1, Exhibit D-2, Exhibit D-3 or Exhibit D-4 hereto, as applicable (a “Non-Bank Tax Certificate”), representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” (within the meaning of Section 881(c)(3)(B) of the Code) of the Borrower, is not a CFC related to the Borrower as described in Section 881(c)(3)(C) of the Code) and the interest payments in question are not effectively connected with the conduct by such Lender of a trade or business within the United States), (B) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or Form W-8ECI (or any applicable successor form), in each case properly completed and duly executed by such Non-U.S. Lender and, to the extent applicable, claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement, (C) IRS Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (A) and (B) above; provided that if the Non-U.S. Lender is a partnership and not a participating Lender, and one or more of the partners is claiming portfolio interest treatment, the Non-Bank Tax Certificate may be provided by such Non-U.S. Lender on behalf of such partners) or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; provided that such other form and supplementary documentation described in this clause (D) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender; and
(2)deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) promptly after such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a material change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent or promptly notify the Borrower and the Administrative Agent in writing of such Non-U.S. Lender’s inability to do so.
Each Person that shall become a Participant pursuant to Section 9.06 or a Lender pursuant to Section 9.06 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.17(e); provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Person from which the related participation shall have been purchased.

In addition, to the extent it is legally eligible to do so, each Agent shall deliver to the Borrower (x)(I) prior to the date on which the first payment by the Borrower is due hereunder or (II) prior to the first date on or after the date on which such Agent becomes a successor Agent pursuant to Section 8.09 on which payment by the Borrower is due hereunder, as applicable, two copies of a properly completed and executed IRS Form W-9 certifying its exemption from U.S. Federal backup withholding or a properly completed and executed applicable IRS Form W-8 certifying its non-U.S. status and its entitlement to any applicable treaty benefits, and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time if reasonably requested by the Borrower, two further copies of such documentation.

(vi) If any Lender, the Administrative Agent or the Collateral Agent, as applicable, determines, in its sole discretion exercised in good faith, that it has received a refund of an Indemnified Tax or Other Tax for which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), then the Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse the

Borrower or such Guarantor for such amount (net of all reasonable out-of-pocket expenses (including Taxes) of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender, Administrative Agent or the Collateral Agent, as the case may be, determines in its sole discretion exercised in good faith to be the proportion of the refund as will leave it, after such reimbursement, in no worse net after-Tax position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid; provided that the Borrower or such Guarantor, upon the request of the Lender, the Administrative Agent or the Collateral Agent, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender, the Administrative Agent or the Collateral Agent in the event the Lender, the Administrative Agent or the Collateral Agent is required to repay such refund to such Governmental Authority. In such event, such Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender, the Administrative Agent or the Collateral Agent may delete any information therein that it deems confidential). None of the Lenders, the Administrative Agent or the Collateral Agent shall be obliged to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party in connection with this clause (f) or any other provision of this Section 2.17.
(vii) [Reserved].
(viii) Without limiting the generality of Section 2.17(d), each U.S. Lender shall deliver to the Borrower and the Administrative Agent two copies of an IRS Form W-9 (or substitute or successor form), properly completed and duly executed, certifying that such U.S. Lender is exempt from United States federal backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.
(ix) If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(x) For the avoidance of doubt, for purposes of this Section 2.17, the term “applicable law” or “Requirements of Law” includes FATCA.

(xi) The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
SECTION 2.18    Limit on Rate of Interest.
(i) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.
(ii) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 2.18(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.
(iii) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Loan Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.08.
Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.
SECTION 2.19    Pro Rata Sharing. Except as expressly set forth herein, whenever any payment received by the Administrative Agent under this Agreement is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent and the Collateral Agent and its Affiliates under and in connection with this Agreement, except any amounts payable to any such Person in its role as Lender, as provided in clause “second” of this Section 2.19; second, to the payment of all expenses due and payable under Section 9.05, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each Lender; third, to the payment of interest and amounts under Sections 2.10 and 2.17, if any, then due and payable on the New Money Delayed Draw Term Loans and the Interim Roll-Up Loans ratably among the Lenders holding such Loans in accordance with the aggregate amount of interest owed to each such Lender; fourth, to the payment of the principal amount of the New Money Delayed Draw Term Loans and the Interim Roll-Up Loans that is then due and payable, ratably among the Lenders holding such Loans in accordance with the aggregate principal amount owed to each such Lender; fifth, to the payment of interest and amounts under Sections 2.10 and 2.17, if any, then due and payable on the Final Roll-Up Loans ratably among the Lenders holding such Loans in accordance with the aggregate amount of interest owed to each such Lender; sixth, to the payment of the principal amount of the Final Roll-Up that is then due and payable, ratably among the Lenders holding such Loans in accordance with the aggregate principal amount owed to each such Lender.
SECTION 2.20    [Reserved].

SECTION 2.21    Adjustments; Set-off.
(i) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender entitled to such payment, then the Lender receiving such greater proportion shall purchase for cash at face value participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders entitled thereto ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (a) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the terms of this Agreement, or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(ii) Subject to the last paragraph of Section 7.01, after the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by the Orders and applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or any Credit Party. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
ARTICLE 3

Representations and Warranties
In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to induce the Lenders to make the Loans, the Borrower makes, on the Closing Date and each New Money DDTL Funding Date, the following representations and warranties to the Administrative Agent and the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans.
SECTION 3.01    Corporate Status. Each of the Borrower and each Subsidiary Guarantor (a) is a duly organized and validly existing corporation or other entity in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of such jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact its business as now conducted and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and all such jurisdictions, as of the Closing Date, are set forth on Schedule 3.01.
SECTION 3.02    Corporate Power and Authority; Enforceability; Security Interests. Subject to the entry of the Orders and the terms thereof, (x) each Credit Party has (or, in the case of each Guarantor, will have) the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and (y) each Credit Party has (or, in the case of each Guarantor, will have) duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes (or, in the case of each Guarantor, will constitute) the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally (in each case, other than with respect to the Debtors) and general principles of equity (whether considered in a proceeding in equity or law).
SECTION 3.03    No Violation. None of the execution, delivery or performance by any Credit Party of the Loan Documents to which it is a party or the compliance with the terms and provisions thereof will (a) other than violations arising as a result of the commencement of the Cases and except as otherwise excused by the Bankruptcy Court, contravene any Requirement of Law, except to the extent such contravention would not reasonably be expected to result in a Material Adverse Effect, (b) other than violations arising as a result of the commencement of the Cases and except as otherwise excused by the Bankruptcy Court, result in any breach or violation of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Subsidiaries (other than Liens created under the Loan Documents and Liens permitted hereunder) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any of the Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”), except to the extent such breach, default or Lien that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party.
SECTION 3.04     Litigation. Except for the Cases and as set forth on Schedule 3.04, there are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower, or any of its Subsidiaries or any of their respective properties that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
SECTION 3.05    Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.
SECTION 3.06    Governmental Approvals. Subject to the Orders and the terms thereof, the execution, delivery and performance of each Loan Document and the consummation of the other Transactions do not (or, in the case of each Subsidiary Guarantor, will not) require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been or will be prior to the Closing Date obtained or made and are or will be prior to the Closing Date in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents and (c) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.07     Investment Company Act. No Credit Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
SECTION 3.08    True and Complete Disclosure.
(i) All written factual information (other than estimates and information of a general economic nature or general industry nature) (the “Information”) concerning the Borrower, the Subsidiary Guarantors, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.
(ii) The estimates and information of a general economic nature or general industry nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof, as of the date such estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.
SECTION 3.09    Tax Matters. Except as excused by the Bankruptcy Code or where the failure of which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, each of the Borrower and the Subsidiaries has filed all federal income Tax returns and all other Tax returns, domestic and foreign, required to be filed by it (including in its capacity as a withholding agent) and has paid all Taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided to the extent required by and in accordance with GAAP.
SECTION 3.10    Compliance with ERISA.
(a)    (i) Each Plan and each Employee Benefit Plan (excluding Foreign Plans) is in compliance with ERISA, the Code and any applicable Requirement of Law; (ii) no ERISA Event has occurred or is reasonably expected to occur and (ii) no Plan has an Unfunded Current Liability, except to the extent that a breach of any of the representations or warranties in this Section 3.10(a) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect.
(b)    All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For each Foreign Plan which is not funded or which is not required to be fully funded under all applicable laws, rules, regulations and orders of any Governmental Authority, the unfunded obligations of such Foreign Plan are properly accrued and/or reflected on the books and records of the Borrower and its Subsidiaries in all material respects.

SECTION 3.11    Subsidiaries. Schedule 3.11 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein) on the Closing Date.
SECTION 3.12    Intellectual Property. The Borrower and each of the Subsidiaries own or have obtained valid rights to use all intellectual property, free from any burdensome restrictions, that is necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights would not reasonably be expected to have a Material Adverse Effect.
SECTION 3.13    Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) the Borrower and each of the Subsidiaries are and have been in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all applicable Environmental Permits; (ii) neither the Borrower nor any Subsidiary has received written notice of any Environmental Claim; (iii) neither the Borrower nor any Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; (iv) no Hazardous Materials have been treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any property in a manner that would reasonably be expected to give rise to liability of the Borrower or any Subsidiary under Environmental Law and (v) other than those in existence on the Closing Date and set forth on Schedule 3.13, to the knowledge of the Borrower, there is no existing condition, situation or set of circumstances that would give rise to a material obligation or liability of the Borrower or any Subsidiary, whether contingent or otherwise, in each case relating to any Environmental Law, Environmental Permit or handling of Hazardous Materials.
SECTION 3.14    Properties.
(a) Assuming that all applicable Governmental Authorities (including the Bureau of Ocean Energy Management and the Bureau of Safety and Environmental Enforcement) have granted approvals, made recordations and taken such other actions as are necessary in connection with the Transactions and any assignments made in connection therewith, each of the Borrower and its Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties and has good and defensible title to its personal property and assets, in each case, except for Liens permitted hereunder and except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title, interests or easements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Liens permitted hereunder.
(b) All material leases and agreements necessary for the conduct of the business of the Borrower and the Subsidiaries are valid and subsisting, in full force and effect, except to the extent that any such failure to be valid or subsisting would not reasonably be expected to have a Material Adverse Effect.

(c) The rights and properties presently owned, leased or licensed by the Credit Parties including all easements and rights of way, include all rights and properties necessary to permit the Credit Parties to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or properties would not reasonably be expected to have a Material Adverse Effect.

(d) All of the properties of the Borrower and the Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.15    DIP Budget. The Initial DIP Budget, which was delivered to the Administrative Agent and the Lenders on or prior to the Closing Date, and each subsequent DIP Budget was prepared in good faith based upon assumptions Borrower believed to be reasonable assumptions on the date of delivery of such DIP Budget. To the knowledge of Borrower, as of the date the representation is made, no facts exist that (individually or in the aggregate) would result in any material change in the then-applicable Approved Budget.
SECTION 3.16    FCPA. None of the Borrower or any of the Subsidiaries, nor, to the knowledge of the Borrower or any of the Subsidiaries, any of their directors, officers, agents, employees or Affiliates has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the Bribery Act 2010 of the United Kingdom or similar law of the European Union or any European Union Member State or similar law of a jurisdiction in which the Borrower or any of the Subsidiaries conduct their business and to which they are lawfully subject (collectively, the “Anti-Corruption Laws”) or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment. No part of the proceeds of the Loans will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any person in violation of the Anti-Corruption Laws.
SECTION 3.17    USA Patriot Act; OFAC.
(a) On the Closing Date and on each New Money DDTL Funding Date, each Credit Party is in compliance in all material respects with the applicable provisions of the USA Patriot Act.
(b) None of the Borrower or any of its Subsidiaries nor, to the knowledge of Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any of the Subsidiaries is or is owned or controlled by a person who is currently: (1) listed in any Sanctions-related list of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State, or sanctions administered by the United Nations Security Council, His Majesty’s Treasury, the European Union or any European Union Member State (collectively, “Sanctions”) or (2) is organized or resident in a country or territory that is the target of Sanctions; and the Borrower will not directly or, to the knowledge of the Borrower, indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing activities or business of or with any person, or in any country or territory, that is the subject of Sanctions, or in any other manner that would result in the violation of Sanctions by any person.

ARTICLE 4

Conditions Precedent
SECTION 4.01    Conditions Precedent to Closing Date. The effectiveness of this Agreement is subject to the satisfaction of the following conditions, except as otherwise agreed or waived pursuant to Section 9.01:
(a) The Administrative Agent (or its counsel) shall have received from each party hereto (i) either (1) a counterpart of this Agreement signed on behalf of such party or (2) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) executed copies of all other applicable Loan Documents.
(b) [Reserved].
(c) The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of the Borrower and each other Credit Party dated the Closing Date and certifying:
(i) that attached thereto is a true and complete copy of the limited liability company agreement or by-laws, as applicable, of such Person as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (ii) below,
(ii) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or managing general partner, managing member or equivalent) of such Person authorizing the execution, delivery and performance of this Agreement and the borrowings hereunder and each other Loan Document entered into on the Closing Date, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,
(iii) that the certificate of formation or incorporation, as applicable, of such Person has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,
(iv) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower and each other Credit Party,
(v) as to the absence of any pending proceeding for the dissolution or liquidation of the Borrower and each other Credit Party,
(vi) a certificate of a director or an officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above, and
(vii) a certificate as to the good standing of the Borrower and each other Credit Party as of a recent date from the secretary of state (or equivalent) the each respective jurisdiction of the Borrower and each other Credit Party, and as to the good standing and/or qualifications to do business as a foreign corporation in such jurisdictions as the Required Lenders (or their counsel) reasonably requests.
(d) The Administrative Agent shall have received executed copies of the Guarantee, executed by each Subsidiary which will be a Subsidiary Guarantor on the Closing Date.
(e) The Administrative Agent shall have received the Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor.
(f) The Administrative Agent shall have received the Initial DIP Budget, in form and substance acceptable to the Required Lenders in their sole and absolute discretion.
(g) All Uniform Commercial Code, Federal Aviation Administration, International Registry and/or other applicable personal property and financing statements, reasonably requested by the Collateral Agent or the Required Lenders to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent for filing, registration or recording, it being understood that none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for Liens permitted under Section 6.11.
(h) All Equity Interests (other than any Excluded Assets) directly owned by the Borrower or any Guarantor, in each case as of the Closing Date, shall have been pledged pursuant to the Collateral Agreement.
(i) [Reserved].
(j) [Reserved].
(k) The Agents shall have received all fees payable thereto or to any Lender (including any agent and arranger in respect of this DIP Facility) on or prior to the Closing Date and, to the extent invoiced at least two Business Days prior to the Closing Date, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP, as primary outside legal counsel for the Lenders, and FTI Consulting, Inc., as financial advisors to the Lenders) required to be reimbursed or paid by the Credit Parties hereunder or under any Loan Document.
(l) On the Closing Date, all representations and warranties made by any Credit Party contained herein or in the other Loan Documents shall be true and correct (with respect to representations and warranties that contain a materiality qualification), or true and correct in all material respects (with respect to representations and warranties that do not contain a materiality qualification) with the same effect as though such representations and warranties had been made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).
(m) [Reserved].
(n) The Borrower shall have established the DIP Term Loan Proceeds Account.
(o) The Administrative Agent shall have received a completed IRS Form W-9, duly executed by the Borrower.
(p) The Petition Date shall have occurred, and the Borrower and each Guarantor shall be a debtor and debtor-in-possession in the Cases.
(q) A motion, in form and substance satisfactory to the Required Lenders, seeking approval of the DIP Facility, shall have been filed in each of the Cases within one (1) day of the Petition Date.
(r) All “first day” orders and all related pleadings intended to be entered on or prior to the Interim Order Entry Date shall have been entered by the Bankruptcy Court and shall be reasonably acceptable in form and substance to the Required Lenders.
(s) None of the Credit Parties shall have made any payments after the Petition Date on account of any Indebtedness arising prior to the Petition Date unless such payment is authorized by the “first day” orders, the Orders, or any other order of the Bankruptcy Court acceptable to the Required Lenders.

(t) No trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.
(u) No Material Adverse Effect shall have occurred and be continuing.
(v) There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of any Credit Party) threatened in any court or before any arbitrator or governmental instrumentality (other than the Cases) that would reasonably be expected to have a Material Adverse Effect.
(w) The Interim Order Entry Date shall have occurred not later than five calendar days following the Petition Date, and the Interim Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the prior written consent of the Required Lenders (which written consent may be provided via email, including by counsel to the Lenders), and the Administrative Agent shall have received a certified copy of the Interim Order entered by the Bankruptcy Court.
(x) No Default or Event of Default shall have occurred and be continuing.
SECTION 4.02    Conditions Precedent to New Money Delayed Draw Term Loans. The obligations of each Lender to make any New Money Delayed Draw Term Loan under this Agreement is subject to the satisfaction of the following conditions precedent (other than, solely with respect to (i) the Interim New Money Delayed Draw Term Loan, the conditions precedent set forth in Section 4.02(d), (g), (h) and (j), (ii) the Final New Money Delayed Draw Term Loan, the condition precedent set forth in Section 4.02(h) and (iii) the Severance New Money Delayed Draw Term Loan, the condition precedent set forth in Section 4.02(d)), except as otherwise agreed or waived pursuant to Section 9.01:
(a) The Closing Date shall have occurred.
(b) The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02(a) executed and delivered by the Borrower to the Administrative Agent regarding the New Money Delayed Draw Term Loans to be made on the applicable New Money DDTL Funding Date.
(c) At any time prior to the Final Order Entry Date, the Interim Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the prior written consent of the Required Lenders (which written consent may be provided via email, including by counsel to the Lenders).
(d) The Final Order Entry Date shall have occurred and the Final Order shall be acceptable to the Required Lenders and shall be in full force and effect, shall not have been vacated or reversed, and shall not be subject to any stay and shall not have been modified or amended other than as acceptable to the Required Lenders (or the Administrative Agent at the direction of the Required Lenders) (provided that, for the avoidance of doubt, no Lender shall be required to fund any Final New Money Delayed Draw Term Loans to the extent that the Final Order does not approve the Roll-Up).
(e) At the time of and immediately after giving effect to such New Money Delayed Draw Term Loan, no Default or Event of Default shall have occurred and be continuing.
(f) On each New Money DDTL Funding Date, all representations and warranties made by any Credit Party contained herein or in the other Loan Documents shall be true and correct (with respect to representations and warranties that contain a materiality qualification), or true and correct in all material respects (with respect to representations and warranties that do not contain a materiality qualification) with the same effect as though such representations and warranties had been made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).
(g) With respect to Borrowings on or after the Final Order Entry Date, (i) the Bidding Procedures Order shall have been entered and (ii) all material “second day orders” approving on a final basis any first day orders intended to be entered on or prior to the date of entry of the Final Order shall have been entered by the Bankruptcy Court, shall be reasonably acceptable to the Required Lenders, shall be in full force and effect, shall not have been vacated or reversed, shall not be subject to a stay and shall not have been modified or amended other than as reasonably acceptable to the Required Lenders (or the Administrative Agent at the direction of the Required Lenders).
(h) With respect to Severance, the Severance Order Entry Date shall have occurred and the Severance Approval Order shall be reasonably acceptable to the Required Lenders and shall be in full force and effect, shall not have been vacated or reversed, and shall not be subject to any stay and shall not have been modified or amended other than as reasonably acceptable to the Required Lenders (or the Administrative Agent at the direction of the Required Lenders).
(i) The Agents shall have received all fees payable thereto or to any (including any agent and arranger in respect of this DIP Facility) on or prior to each New Money DDTL Funding Date, to the extent invoiced at least two Business Days prior to such New Money DDTL Funding Date, all other amounts due and payable pursuant to the Loan Documents on or prior to the New Money DDTL Funding Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP, as primary outside legal counsel for the Lenders, and FTI Consulting, Inc., as financial advisors to the Lenders) required to be reimbursed or paid by the Credit Parties hereunder or under any Loan Document.
(j) The Administrative Agent shall have received the Blocked Account Agreement duly executed and delivered by the Borrower, the Administrative Agent and the financial institution with which the Borrower maintains the DIP Term Loan Proceeds Account.
For purposes of determining compliance with the conditions specified in this Article IV, each Lender shall be deemed to have consented to, approved or accepted, or deemed to be satisfied with, each document or other matter required thereunder to be consented to or approved by, or reasonably acceptable or satisfactory to, the Lenders unless the Administrative Agent shall have received notice from such Lender prior to the proposed borrowing date specifying its objection thereto.
ARTICLE 5

Mergers and Similar Transactions
SECTION 5.01    Merger of Borrower. Other than in connection with an Acceptable Sale Transaction, the Borrower shall not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person.
SECTION 5.02    When Subsidiary Guarantors May Merge or Transfer Assets.
(a) Subject to the provisions of Section 9.20 relating to the sale or disposition of a Subsidiary Guarantor, no Subsidiary Guarantor will, and the Borrower will not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such

Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless such sale or disposition or consolidation, amalgamation or merger is made in connection with the Termination and Debrand Agreement specified on Schedule 6.09 or otherwise is not in violation of Section 6.04.
(b) In addition, notwithstanding the foregoing, a Subsidiary Guarantor may consolidate, amalgamate or merge with or into or wind up into, liquidate, dissolve, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to the Borrower or any other Subsidiary Guarantor.
ARTICLE 6

Covenants
SECTION 6.01    Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice) (or, in the case of the information required to be delivered pursuant to clauses (h) through (j) below, the Financial Advisor):
(a) Annual Financial Statements. Within 150 days after the end of each fiscal year, the audited consolidated balance sheets of the Borrower and the Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, and setting forth comparative consolidated figures for the preceding fiscal years prepared in accordance with GAAP, and, except with respect to such reconciliation, certified by independent certified public accountants of recognized national standing whose opinion shall not be materially qualified with a scope of audit. Notwithstanding the foregoing, the obligations in this Section 6.01(a) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing the Borrower’s filing of a Form 10-K with the SEC; provided that, to the extent such information is in lieu of information required to be provided under the first sentence of this Section 6.01(a), such materials are accompanied by an opinion of an independent registered public accounting firm of recognized national standing whose opinion shall not be materially qualified with a scope of audit.
(b) Quarterly Financial Statements. With respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower, within 60 days after the end of such quarterly accounting period, the consolidated balance sheets of the Borrower and the Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statements of operations, shareholders’ equity and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows, of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes. Notwithstanding the foregoing, the obligations in this Section 6.01(b) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing the Borrower’s Form 10-Q filed with the SEC.
(c) Notice of Default; Litigation; ERISA Events. Promptly after a Responsible Officer of the Borrower or any of the Subsidiaries obtains actual knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect and (iii) the occurrence of any ERISA Event or similar event with respect to an Employee Benefit Plan, a Plan, Multiemployer Plan or Foreign Plan, in the case of clauses (ii) and (iii), that would reasonably be expected to have a Material Adverse Effect.
(d) Environmental Matters. Promptly after obtaining actual knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually, or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:
(i) any pending or threatened Environmental Claim against any Credit Party;
(ii) [reserved]; and
(iii) the actual release or threatened release of any Hazardous Material on, at, under or from any facility owned, leased or operated by a Credit Party or the conduct of any investigation, removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any facility owned, leased or operated by a Credit Party.
(e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 6.01(a) and Section 6.01(b), a certificate of a Responsible Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth a specification of any change in the identity of the Guarantors as at the end of each fiscal year or period, as the case may be, from the Guarantors, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be.
(f) Other Information. With reasonable promptness, such other information regarding the operations, business affairs and the financial condition of the Borrower or the Subsidiaries as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time. Notwithstanding anything to the contrary in this Section 6.01(f), neither the Borrower nor any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.
(g) Summary Reports. Concurrently with the delivery thereof to the Financial Advisor, a summary report of the items described in clauses (h) and (i) below, which summary reports shall be provided to the Lenders by electronic mail and, in each case, shall be in a form reasonably acceptable to the Required Lenders.
(h) DIP Budget and Weekly Cash Flow Forecasts. On (i) the Closing Date, May 4, 2023 at 12:00 p.m. (New York City time) and no later than 12:00 p.m. (New York City time) every fourth Thursday thereafter (or, to the extent such Thursday is not a Business Day, no later than 12:00 p.m. (New York City time) the next Business Day thereafter), a DIP Budget and (ii) April 13, 2023 at 12:00 p.m. (New York City time) and no later than 12:00 p.m. (New York City time) every Thursday thereafter (or, to the extent such Thursday is not a Business Day, no later than 12:00 p.m. (New York

City time) the next Business Day thereafter), (1) an update to the DIP Budget most recently delivered pursuant to clause (i) above, rolling forward the 13-week cash flow forecast set forth in such DIP Budget and (2) an update on outstanding liabilities incurred by the Debtors not reflected in the DIP Budget.
(i) Monthly Reports. Commencing on May 1, 2023 and on or prior to the 30th calendar day of each month thereafter, in each case in a form reasonably acceptable to the Required Lenders (i) a monthly operating statement of the Debtors for the prior calendar month, which shall include net cash flows for such period and (ii) a monthly income statement of the Debtors for the prior calendar month, and, in each case accompanied by a certificate signed by a Responsible Officer of the Borrower to the effect that such reports have been prepared in good faith (and, in the case of the report described in the preceding clause (ii), in accordance with GAAP).
(j) Budget Variance Reports. Commencing on April 20, 2023 at 12:00 p.m. (New York City time) and no later than 12:00 p.m. (New York City time) every Thursday thereafter (or, to the extent such Thursday is not a Business Day, no later than 12:00 p.m. (New York City time) the next Business Day thereafter), a Budget Variance Report for the immediately preceding Variance Test Period. Each such report shall be certified by a Responsible Officer of the Borrower as being prepared in good faith and fairly presenting in all material respects the information set forth therein. At the request of the Financial Advisor or the Required Lenders, upon reasonable advance notice and at such times as may be mutually agreed, the Borrower shall make its chief financial officer, its financial advisor or both available via teleconference to provide a reasonably detailed explanation to the Financial Advisor and the Lenders of any material variances.
It is understood and agreed that (a) the information required under clause (i) above may be satisfied by the filing of monthly operating reports in the Chapter 11 Cases and (b) documents required to be delivered pursuant to Sections 6.01(a) through (j) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are transmitted by electronic mail to the Financial Advisor, the Lenders or the Administrative Agent, as applicable; provided that the Borrower shall notify (which may be by electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents (unless requested by the Administrative Agent to be delivered in paper copy). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
Delivery of any reports, information and documents under this Section 6.01, as well as any such reports, information and documents pursuant to this Agreement, to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder (as to which the Administrative Agent is entitled to rely exclusively on the Officers’ Certificates). The Administrative Agent shall have no responsibility or liability for the filing, timeliness or content of any report required under this Section 6.01 or any other reports, information and documents required under this Agreement.

SECTION 6.02    End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause each of its, and each of its Subsidiaries’, fiscal years and fiscal quarters to end on dates consistent with past practice; provided that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Required Lenders, in which case the Borrower and the Required Lenders will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.
SECTION 6.03    Use of Proceeds. The Borrower will use the proceeds of (a) the New Money Delayed Draw Term Loans (other than the Severance New Money Delayed Draw Term Loans),

subject to and in accordance with the then current Approved Budget (subject to any variance permitted hereunder) as provided in the Orders and solely to (i) pay for general corporate or working capital purposes permitted under this Agreement, (ii) pay required debt service on the Loans, (iii) pay reasonable and documented fees, costs, expenses and other amounts (including legal and other professionals’ reasonable and documented fees and expenses of the Administrative Agent and the Lenders) owed under the Loan Documents, (iv) pay fees and expenses of professionals and other amounts associated with administering the Cases, including funding the Carve Out, (v) pay such other obligations as set forth in the then current Approved Budget or otherwise approved by the Required Lenders in their sole discretion, and as approved by the Bankruptcy Court and (vi) provide Adequate Protection (as defined in the Interim Order) to the holders of the Pre-Petition Notes and (b) the Severance New Money Delayed Draw Term Loans solely to pay severance payments to employees in accordance with Severance Approval Order; provided that no part of the proceeds of the Loans may be used by the Borrower or any other Credit Party, whether directly or indirectly, in a manner contrary to the Interim Order, the Final Order or the Severance Approval Order, if applicable.
SECTION 6.04    Change in Business. The Borrower and its Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Closing Date, and other business activities incidental, reasonably related or ancillary to any of the foregoing and reasonable extensions thereof.
SECTION 6.05    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The Borrower shall not, and shall not permit any of its Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock; and the Borrower shall not issue and shall not permit any of its Subsidiaries to issue any shares of Preferred Stock other than:
(a) Indebtedness approved by the Bankruptcy Court in a final order acceptable to the Required Lenders as to the amount, terms and lien priority of such Indebtedness; or
(b) Indebtedness approved in writing by the Administrative Agent and the Required Lenders; or
(c) Indebtedness under business credit card programs in an aggregate amount not exceeding $300,000 at any time outstanding.
SECTION 6.06    Limitation on Restricted Payments.
(a) The Borrower shall not, and shall not permit any of its Subsidiaries to:
(i) declare or pay any dividend or make any distribution on account of the Borrower’s or any of its Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Borrower;
(ii) purchase or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower;
(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Junior Indebtedness of the Borrower or any Subsidiary Guarantor (other than as specifically contemplated hereby, by the Orders or as otherwise approved by the Bankruptcy Court in a final order in form and substance acceptable to the Required Lenders); or
(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”).
SECTION 6.07    Dividend and Other Payment Restrictions Affecting Subsidiaries. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Subsidiary to:
(a) (i) pay dividends or make any other distributions to the Borrower or any of its Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Borrower or any of its Subsidiaries;
(b) make loans or advances to the Borrower or any of its Subsidiaries; or
(c) sell, lease or transfer any of its properties or assets to the Borrower or any of its Subsidiaries; except in each case for such encumbrances or restrictions existing under or by reason of:
(i) (x) contractual encumbrances or restrictions in effect on the Closing Date and listed on Schedule 6.07 and (y) contractual encumbrances or restrictions pursuant to the Pre-Petition Notes and the Pre-Petition Unsecured Note and the other documentation governing the Pre-Petition Notes and the Pre-Petition Unsecured Note;
(ii) this Agreement or the Guarantees;
(iii) applicable law or any applicable rule, regulation or order;
(iv) [reserved];
(v) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;
(vi) in the case of clause (c) above, any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease (including leases governing leasehold interests that are otherwise permitted under this Agreement), license or similar contract, or the assignment or transfer of any such lease (including leases governing leasehold interests that are otherwise permitted under this Agreement), license (including without limitations, licenses of intellectual property) or other contracts; or
(vii) any encumbrances or restrictions of the type referred to in clauses (a), (b) or (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (vi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
For purposes of determining compliance with this Section 6.07, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Borrower or a Subsidiary to other Indebtedness Incurred by the Borrower or any such Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
SECTION 6.08    Asset Sales.
The Borrower shall not, and shall not permit any Subsidiary to, cause or make an Asset Sale without the prior written consent of the Required Lenders (which written consent may be provided via email, including by counsel to the Lenders) unless such Asset Sale is:

(a) of any property or asset with a book value equal to or less than (x) $10,000 with respect to any individual Asset Sale or series of related Asset Sales and (y) $50,000 in the aggregate with respect to all such Asset Sales;
(b) made in connection with an Acceptable Sale Transaction;
(c) approved by the Bankruptcy Court in a final order acceptable to the Required Lenders; or
(d) approved in writing by the Administrative Agent and the Required Lenders.
SECTION 6.09    Transactions with Affiliates.
(a) The Borrower shall not, and shall not permit any of its Subsidiaries to make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”), unless such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Subsidiary than those that could have been obtained in a comparable transaction by the Borrower or such Subsidiary with an unrelated Person.
(b) The Borrower shall not, and shall not permit any of its Subsidiaries to make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of any Non-Debtor Affiliate.
(c) The provisions of Section 6.09(a) and (b) shall not apply to the following:
(i) transactions between or among the Borrower and/or any of its Subsidiaries that is a Debtor (or an entity that becomes a Subsidiary and a Debtor as a result of such transaction);
(ii) Restricted Payments permitted by Section 6.06;
(iii) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, current or former officers, directors, employees or consultants of the Borrower or any Subsidiary approved by the Required Lenders;
(iv) this Agreement and any other agreement as in effect as of the Closing Date and specified on Schedule 6.091;
1 NTD: To include trademark phaseout transaction.

(v) the existence of, or the performance by the Borrower or any of its Subsidiaries of its obligations under the terms of any stockholders or limited liability company agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date;
(vi) the execution of the Transactions, the performance of the obligations under the Loan Documents, the transactions specifically contemplated by an Acceptable Sale Transaction or an Acceptable Plan of Reorganization, the payment of all fees and expenses related to the Transactions, an Acceptable Sale Transaction or an Acceptable Plan of Reorganization, and any other transaction approved by the Bankruptcy Court pursuant to an order in form and substance satisfactory to the Required Lenders;
(vii) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures entered into in the ordinary course of business and consistent with past practice or industry norm;
(viii) [reserved];
(ix) any contribution to the capital of the Borrower;
(x) [reserved];
(xi) [reserved];
(xii) transactions undertaken pursuant to membership in a purchasing consortium;
(xiii) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors or managers of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally-recognized standing that is qualified to render such letter, which letter states that such transaction is (i) fair, from a financial point of view, to the Borrower or such Subsidiary or (ii) on terms, taken as a whole, that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate; and
(xiv) non-exclusive intellectual property licenses in the ordinary course of business.
SECTION 6.10    Future Guarantors. After the Closing Date, the Borrower shall cause any future Subsidiary (whether newly acquired or incorporated or formed) to promptly execute and deliver to the Administrative Agent a joinder agreement to the Guarantee pursuant to which such Subsidiary will guarantee payment of the Loans and the other Loan Obligations on the terms and conditions set forth in this Agreement, and to the extent required pursuant to Section 6.18, a joinder agreement to each applicable Security Document.
SECTION 6.11    Liens. The Borrower shall not, and shall not permit any Subsidiary to create, Incur or suffer to exist any Lien on any asset or property of the Borrower or such Subsidiary, other than Permitted Liens.
SECTION 6.12    Priority of Liens. Each Credit Party hereby covenants, represents and warrants that, upon the execution of this Agreement and entry of the Interim Order (and when applicable, the Final Order), the Loan Obligations of each Credit Party hereunder and under the Loan Documents:
(a) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed Superpriority Claims payable from and have recourse to all pre- and post-petition property of any Credit Party and all proceeds thereof (excluding Avoidance Actions but, subject to entry of the Final Order, including Avoidance Proceeds), subordinated and subject only to the Carve Out to the extent provided in the Orders and any payments or proceeds on account of such Superpriority Claims shall be distributed in accordance with Section 2.19;
(b) pursuant to Section 364(c)(2) of the Bankruptcy Code and subject to the Carve Out to the extent provided in the Orders, shall be secured by valid, binding, continuing, enforceable, fully perfected, first-priority security interests and Liens upon all prepetition and postpetition property of the Borrower whether existing on the Petition Date or thereafter acquired (excluding Avoidance Actions but, subject to entry of the Final Order, including Avoidance Proceeds), that, on or as of the Petition Date or the date acquired (if acquired after the Petition Date) is not subject to a properly perfected, valid, enforceable and unavoidable lien;
(c) pursuant to Section 364(d)(1) of the Bankruptcy Code and subject only to the Carve Out and the Permitted Prior Liens to the extent provided in the Orders, shall at all times be secured by (i) valid, binding, continuing, enforceable, fully perfected, first priority security interests and Liens upon all Collateral which is Prepetition Collateral (as defined in the Interim Order) and (ii) such Liens shall be prior and senior in all respects to (x) the security interests and liens in favor of the Prepetition Holders, (y) the Adequate Protection Liens (as defined in the Interim Order) with respect to the Collateral and (z) any security interest in, or other Lien upon, any Collateral that on the Petition Date was not a properly perfected, valid, enforceable and unavoidable security interest or Lien;
(d) pursuant to Section 364(c)(3) of the Bankruptcy Code and subject only to the Carve Out, shall be secured by valid, binding, continuing, enforceable, fully perfected, first priority security interests and Liens upon all Collateral that is not Prepetition Collateral (as defined in the Interim Order) and is subject to a valid, properly perfected, non-avoidable senior lien as of the Petition Date (whether such Collateral is in existence on, or created, acquired, arising after, the Petition Date) and such Liens shall be junior to (but only to) properly perfected, valid, unavoidable and enforceable Permitted Prior Liens;
(e) shall not be subject or subordinate to or made pari passu with (i) any lien or security interest granted in the Cases or any Successor Case (as defined in the Interim Order) (including any lien or security interest under section 363 or 364 of the Bankruptcy Code granted after the date of the Interim Order) or any Lien or interest avoided and preserved for the benefit of any Credit Party pursuant to section 551 of the Bankruptcy Code;
(f) for the avoidance of doubt, the Collateral shall exclude Avoidance Actions, but shall, subject to entry of the Final Order, include Avoidance Proceeds; and
(g) each Credit Party hereby confirms and acknowledges that, pursuant to the Interim Order and the Final Order, as applicable, the Liens in favor of the Collateral Agent on behalf of and for the benefit of the Secured Parties in all of the assets of any Credit Party shall be created and perfected without the recordation or filing in any land records or filing offices of any mortgage, assignment or similar instrument.
The Liens granted herein shall not be subject to sections 506(c) (subject to entry of a Final Order), 510, 549 or 550 of the Bankruptcy Code. Subject to entry of the Final Order, no costs or expenses of administration which have been or may be incurred in the Cases at any time shall be charged against the Administrative Agent, the Lenders, the Prepetition Secured Parties (as defined in the Interim Order) or any of their respective claims, the Collateral, or the Prepetition Collateral (as defined in the Interim Order) pursuant to sections 105 or 506(c) of the Bankruptcy Code, or otherwise, without the prior written consent of the Administrative Agent, the Lenders or the Prepetition Holders, as applicable, and no such consent shall be implied from any other action, inaction, or acquiescence by any such agents or lenders. In no event following entry of the Final Order shall the Administrative Agent, the Lenders or the Prepetition Holders be subject to (i) the “equities of the case” exception under section 552(b) of the Bankruptcy Code with respect to proceeds, product, offspring or profits of any Collateral or any Prepetition Collateral, as applicable, or (ii) the equitable doctrine of “marshaling” or any other similar doctrine with respect to the Collateral, the Loan Obligations, the Pre-Petition Notes Obligations, or the Prepetition Collateral (as defined in the Interim Order), as the case may be.
Except for the Carve Out, the Superpriority Claims shall at all times be senior to the rights of any Credit Party, any chapter 11 trustee and, subject to section 726 of the Bankruptcy Code, any chapter 7 trustee, or any other creditor (including, without limitation, prepetition counterparties and other post-petition creditors) in the Cases or any subsequent proceedings under the Bankruptcy Code, including, without limitation, any chapter 7 case (if any of the Cases are converted to a case under chapter 7 of the Bankruptcy Code).
SECTION 6.13    Existence; Business and Properties. The Borrower shall, and shall cause each Subsidiary to:
(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence except, in the case of any Subsidiary, except as otherwise permitted by Article V or Article VI.
(b) Except as could not reasonably be expected to have a Material Adverse Effect, (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, intellectual property, licenses and rights with respect thereto necessary to the normal conduct of its business and (ii) at all times maintain and preserve all material property necessary to the normal conduct of its business and keep such property in good repair, working order and condition.
SECTION 6.14    Maintenance of Insurance.
(a) The Borrower shall, and shall cause its Subsidiaries to (i) maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and (ii) cause the Borrower and the Subsidiary Guarantors to be listed as insured and the Collateral Agent to be listed as co-loss payee on property and property casualty policies and as an additional insured on liability policies. Notwithstanding the foregoing, the insurance maintained by the Borrower and its Subsidiaries as of the Closing Date, as evidenced by the insurance certificates and endorsements set forth in Schedule 6.14, shall be deemed to satisfy the obligations of the Borrower under clause (i) of this Section 6.14, so long as and to the extent such insurance remains in full force and effect.
(b) [Reserved].
(c) In connection with the covenants set forth in this Section 6.14, it is understood and agreed that:
(i) none of the Administrative Agent, the Lenders and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.14, it being understood that (A) the Credit Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrower, on behalf of itself and on behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of its Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders and their agents and employees; and
(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 6.14 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties.
SECTION 6.15    Payment of Taxes, etc. In accordance with the Bankruptcy Code and subject to any required approval by the Bankruptcy Court (it being understood that no Debtor shall be obligated to make any payments hereunder that may, in its reasonable judgment, result in a violation of any applicable law, including the Bankruptcy Code, without an order of the Bankruptcy Court authorizing such payments), the Borrower shall, and shall cause each Subsidiary to, pay, discharge or otherwise satisfy its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and the Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP or (ii)  the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
SECTION 6.16    Compliance with Laws. Except as otherwise excused or prohibited by the Bankruptcy Code, and subject to any required approval by the Bankruptcy Court, the Borrower shall, and shall cause each Subsidiary to, comply with all laws, rules, regulations and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, applicable to it or its property (including without limitation the USA Patriot Act and any Environmental Law), except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 6.16 shall not apply to laws related to Taxes, which are the subject of Section 6.15.
SECTION 6.17    After-Acquired Property. For the avoidance of doubt, upon the acquisition by the Borrower or any Subsidiary of any after-acquired property (other than Excluded Assets), or upon any additional Subsidiary becoming a Subsidiary that has after-acquired property (other than Excluded Assets), such property shall be Collateral secured by valid, binding, continuing, enforceable, fully-perfected first-priority senior Liens under Section 6.12 pursuant to the Orders, as applicable.
SECTION 6.18    Further Instruments and Acts. Upon request of the Administrative Agent, the Borrower shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement. Notwithstanding the foregoing, if granting a security interest in any property pursuant to the foregoing paragraph requires the consent of a third party, the Borrower will use commercially reasonable efforts to obtain such consent with respect to such security interest for the benefit of the Collateral Agent on behalf of the Secured Parties.
SECTION 6.19    ERISA. Promptly after the Borrower knows or has reason to know of the occurrence of an ERISA Event that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of a Responsible Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto. Promptly following any request therefor, the Borrower will deliver to the Administrative Agent copies of (i) any documents described in Section 101(k) of ERISA that the Borrower and any of its Subsidiaries may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower and any of its Subsidiaries may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its Subsidiaries has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable Subsidiaries shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.
SECTION 6.20    Budget Variance. With respect to any Variance Test Period, the Credit Parties shall not permit (in each case tested on the date on which the Borrower delivers a Variance Report pursuant to Section 6.01(j)) the positive variance (as compared to the Approved Budget) of aggregate operating disbursements (excluding Other Disbursements) made by the Borrower and its Subsidiaries for such Variance Test Period to exceed 15.0%. The permitted variances set forth in this Section 6.20 shall be referred to herein as the “Permitted Variances”.
SECTION 6.21    Conference Calls. The Borrower shall upon the reasonable request of the Administrative Agent or the Required Lenders, on a date to be mutually agreed upon by the Borrower, the Administrative Agent and the Required Lenders following the end of each fiscal year, the end of each of the first three fiscal quarters of each fiscal year and the end of each of the first two months of each fiscal quarter, in each case of Borrower (but, in any event, no earlier than the Business Day following the delivery of annual, quarterly or monthly financial statements, as applicable, pursuant to Section 6.01(a) or (b), for such fiscal year, fiscal quarter or month, as the case may be), to participate in a conference call with the Administrative Agent and the Lenders to discuss the financial condition and results of operations of the Borrower and its consolidated Subsidiaries for such fiscal quarter or month (and for the period from the beginning of the current fiscal year to the end of such fiscal quarter or month) or for such fiscal year, as the case may be.
SECTION 6.22    Books, Records and Inspections.
(a) The Borrower will, and will cause each Subsidiary to, permit officers and designated representatives of the Administrative Agent or officers and designated representatives of the Required Lenders (as accompanied by the Administrative Agent), to visit and inspect any of the properties or assets of the Borrower or such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the financial records of the Borrower and any such Subsidiary and discuss the affairs, finances, accounts and condition of the Borrower or any such Subsidiary with its and their officers and independent accountants therefor, in each case of the foregoing upon reasonable advance notice to the Borrower, all at such reasonable times and intervals during normal business hours and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures). The Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.22, neither the Borrower nor any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.
(b) The Borrower will, and will cause each of the Subsidiaries to, maintain financial records in accordance with GAAP.
SECTION 6.23    Limitations on Amendments. The Borrower will not amend or modify any Junior Indebtedness or any documentation governing the Pre-Petition Notes or its organizational documents, except to the extent that any such amendment or modification is not adverse to the interests of the Lenders.
SECTION 6.24    DIP Term Loan Proceeds Account.
(a) The Borrower shall, from and after the Closing Date, (i) establish and maintain the DIP Term Loan Proceeds Account, (ii) enter into a blocked account agreement or similar control agreement in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders (the “Blocked Account Agreement”) with the Borrower, the Administrative Agent and the financial institution with which the Borrower maintains the DIP Term Loan Proceeds Account and (iii) deposit (or cause to be deposited) and hold all proceeds of the New Money Delayed Draw Term Loans into the DIP Term Loan Proceeds Account on the Business Day on which such proceeds are received by the Borrower or any other Credit Party. From and after the Closing Date, the Borrower shall ensure that this Section 5.15(a) is satisfied at all times (subject to Section 5.15(c)). Unless an Event of Default (other than to fund the Carve Out Reserve, as defined in the Orders) has occurred and is continuing, the Borrower may withdraw funds from the DIP Term Loan Proceeds Account; provided that the Borrower shall apply such funds (or cause such funds to be applied) in accordance with the then current Approved Budget (subject only to Permitted Variances).
(b) The Blocked Account Agreement relating to the DIP Term Loan Proceeds Account shall require that, subject to the Orders (including the Remedies Notice Period as defined therein), following (i) the occurrence of an Event of Default and (ii) the delivery of notice of springing control by the Administrative Agent to the Borrower and the other parties to the Blocked Account Agreement (which the Administrative Agent may, or upon the request of the Required Lenders shall, provide upon its becoming aware of such Event of Default) (an “Acceleration Period”), the Administrative Agent may (or upon the request of the Required Lenders shall) instruct the financial institution with which the Borrower maintains the DIP Term Loan Proceeds Account to transfer, by ACH or wire transfer no less frequently than once per Business Day, all available cash balances, cash receipts and Cash Equivalents to an account maintained under the sole dominion and control of the Administrative Agent (the “Administrative Agent Account”). All amounts received in the Administrative Agent Account shall be applied (and allocated) by the Administrative Agent in accordance with Section 7.02). In such event, the Borrower and each other Credit Party agrees that it will not otherwise direct the proceeds of the DIP Term Loan Proceeds Account.
(c) The Administrative Agent Account shall at all times be under the sole dominion and control of the Administrative Agent. Each Credit Party hereby acknowledges and agrees that (i) such Credit Party has no right of withdrawal from the Administrative Agent Account, (ii) the funds on deposit in the Administrative Agent Account shall at all times continue to be collateral security for all of the applicable Loan Obligations, and (iii) the funds on deposit in the Administrative Agent Account shall be applied as provided in Section 7.02. In the event that, notwithstanding the provisions of this Section 6.24, any Credit Party receives or otherwise has dominion and/or control of any amount required to be transferred to the Administrative Agent Account pursuant to Section 6.24(b), such amount shall be held in trust by such Credit Party for the Administrative Agent, and shall promptly be deposited into the Administrative Agent Account or otherwise transferred in such manner as the Administrative Agent may request. Any amount held or received in the Administrative Agent Account (including all interest and other earnings with respect thereto, if any) at any time that all Events of Default have been cured and no Acceleration Period exists, shall be remitted to the DIP Term Loan Proceeds Account.
SECTION 6.25    Milestones. Each Credit Party shall ensure the satisfaction of the following milestones (collectively, the “Milestones” and each a “Milestone”), unless waived or extended with the consent of the Required Lenders (which written consent may be provided via email, including by counsel to the Lenders):
(a) no later than one (1) calendar day after the Petition Date, the Debtors shall file a motion, in form and substance reasonably acceptable to the Required Lenders, seeking approval on an interim and final basis of the DIP Facility and the Adequate Protection (as defined in the Interim DIP Order);
(b) no later than three (3) calendar days after the Petition Date (or, to the extent such calendar day is not a Business Day, the next Business Day thereafter), the Debtors shall file a motion, in form and substance acceptable to the Required Lenders, seeking approval of bid procedures in respect of an Acceptable Sale Transaction for all or substantially all of the Debtors’ assets that shall include, among other things, notice and consent rights in favor of the Lenders for Asset Sales and going concern sales (the “Bidding Procedures Motion”);
(c) no later than five (5) calendar days after the Petition Date, the Bankruptcy Court shall enter the Interim Order;
(d) no later fifteen (15) calendar days following the Petition Date, the Debtors shall have filed an Acceptable Plan of Reorganization, an Acceptable Disclosure Statement and a motion to approve the Acceptable Disclosure Statement in form and substance acceptable to the Required Lenders;
(e) no later than twenty-five (25) calendar days following the filing of the Bidding Procedures Motion, the Bankruptcy Court shall enter an order approving the Bidding Procedures Motion in form and substance acceptable to the Required Lenders (the “Bidding Procedures Order”);
(f) no later than thirty (30) calendar days after the Petition Date, the Bankruptcy Court shall enter the Final Order;
(g) no later than thirty (30) calendar days following the Petition Date, the deadline for submission of non-binding indications of interest for some, all, or substantially all of the Debtors’ assets shall have occurred pursuant to the Bidding Procedures Order;
(h) no later than forty (40) calendar days following the Petition Date, the deadline for submission of binding bids for some, all, or substantially all of the Debtors’ assets shall have occurred pursuant to the Bidding Procedures Order;
(i) no later than forty-five (45) calendar days following the Petition Date, the Debtors shall conduct an auction (an “Auction”) for some, all or substantially all (in one or multiple sales) of their assets pursuant to the Bidding Procedures Order;
(j) no later than fifty (50) calendar days following the Petition Date, the Bankruptcy Court shall enter one or more orders approving the sale of some, all, or substantially all of the Debtors’ assets, in each case in form and substance reasonably acceptable to the Required Lenders (the “Sale Order”);
(k) no later than fifty (50) calendar days following the Petition Date, the Bankruptcy Court shall enter the Disclosure Statement Order;

(l) no later than ninety (90) calendar days following the Petition Date, the Bankruptcy Court shall enter the Confirmation Order; and
(m) no later than ninety-five (95) calendar days following the Petition Date, the Plan Effective Date shall have occurred.
SECTION 6.26    Bankruptcy Related Matters.
(a) The Borrower shall and shall cause each of the Subsidiaries to:
(i) comply with the Orders;
(ii) comply in all material respects with each chapter 11 order in connection with the Cases (other than the Orders);
(iii) provide the Administrative Agent and the Lenders with reasonable access during normal business hours to Responsible Officers upon prior written notice regarding strategic planning, cash and liquidity management, operational and restructuring activities, in each case subject to customary confidentiality restrictions;
(iv) deliver to counsel to the Administrative Agent and the Lenders copies of all material pleadings, motions, applications, orders, financial information and other documents to be filed by or on behalf of any Credit Party with the Bankruptcy Court in the Cases as soon as reasonably practicable shall be delivered as soon as reasonably practicable prior to filing), and consult in good faith with counsel to the Required Lenders regarding the form and substance of any such document;
(v) cause all proposed (i) “first day” orders, (ii) “second day” orders, (iii) orders related to or affecting the Loans, the Loan Documents and the documentation governing the Pre-Petition Notes, any other financing or use of Cash Collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, adequate protection, any plan of reorganization and/or any disclosure statement related thereto, (iv) orders concerning the financial condition of the Borrower or any of its subsidiaries or other Indebtedness of any Credit Party or seeking relief under section 363, 365, 1113 or 1114 of the Bankruptcy Code or section 9019 of the Federal Rules of Bankruptcy Procedure, (v) orders authorizing additional payments to critical vendors, (vi) orders establishing procedures for administration of the Cases or approving significant transactions submitted to the Bankruptcy Court and (vi) orders approving the assumption or rejection of any Debtors’ material contracts or material non-residential real property leases pursuant to section 365 of the Bankruptcy Code, in each case, proposed by the Debtors to be in accordance with and permitted by the terms of this Agreement and acceptable to the Required Lenders;
(vi) promptly upon the Administrative Agent’s written request (acting at the direction of the Required Lenders), provide the Administrative Agent and the Lenders with copies of any informational packages provided to potential bidders, draft agency agreements, purchase agreements, status reports, and updated information related to the sale of its assets or any other transaction and copies of any such bids and any updates, modifications or supplements to such information and materials; provided that any Lender that is a potential bidder shall not receive information and materials relating to bids by other parties;
(vii) provide the Administrative Agent and the Lenders with reasonable access to non-privileged information (including historical information) and relevant personnel regarding strategic planning, cash and liquidity management, operational and restructuring activities, in each case subject to customary confidentiality restrictions; provided that any Lender that is a potential bidder shall not receive such information and materials; and
(viii) no later than one (1) calendar day before publication, provide counsel to the Lenders with advance copies of any press release in which a Lender is mentioned or describing or mentioning the Acceptable Plan of Reorganization or the Acceptable Sale Transaction.
(b) The Borrower shall not and shall cause each of the Subsidiaries not to:
(i) assert or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against the Administrative Agent or the Lenders;
(ii) subject to the terms of the Interim Order or the Final Order, as applicable, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Administrative Agent, the Collateral Agent or the Lenders with respect to the Collateral following the occurrence of an Event of Default (provided that any Loan Party may contest or dispute whether an Event of Default has occurred); or
(iii) make any payment or distribution on account of any Indebtedness or obligation arising prior to the Petition Date except as expressly provided or permitted hereunder (including to the extent pursuant to any “first day” or “second day” orders complying with the terms of this Agreement) or as provided pursuant to any other order of the Bankruptcy Court acceptable to the Required Lenders as to the amount of such payment or distribution.
SECTION 6.27    Post-Closing Covenant. Post-Closing Covenant. Within the time period or periods after the Closing Date specified in Schedule 6.27 (or such later date as the Lenders agrees to in writing), the Borrower shall deliver the documents or take the actions (or cause such delivery or the taking of such action) specified in Schedule 6.27.
ARTICLE 7

Events of Default
SECTION 7.01    Events of Default.
Upon the occurrence and during the continuation of any of the following specified events (each an “Event of Default”),
(a) the Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans, fees or of any other amounts owing hereunder or under any other Loan Document (other than any amount referred to in clause (i) above),
(b) any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Loan Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, untrue in any material respect as of such specific date);
(c) any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 6.01(c)(i), 6.03, 6.05, 6.06, 6.07, 6.08, 6.09, 6.11, 6.12, 6.20, 6.25, 6.26 or 6.27 or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 7.01(a) or (b) or clause (i) of this Section 7.01(c)) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after the date a Responsible Officer has knowledge of such default or received a written notice thereof from the Administrative Agent or the Required Lenders;
(d) (i) the Borrower or any of the Subsidiaries shall (1) default in any payment with respect to any Indebtedness (other than the Indebtedness described in Section 7.01(a)) beyond the period of grace, if any, provided in the instrument of agreement under which such Indebtedness was created or (2) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, secured Indebtedness that becomes due as a result of a disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement, the effect of which default or other event or condition is to cause or permit the holder thereof to cause any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, unless, in the case of each of the foregoing, such holder or holders shall have (or through its or their trustee or agent on its or their behalf) waived such default in a writing to the Borrower, or (ii) without limiting the provisions of clause (i) above, any such default under any such Indebtedness shall cause such Indebtedness to be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, other than secured Indebtedness that becomes due as a result of a disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement and (3) any Indebtedness outstanding hereunder and any Indebtedness of any Debtor that was incurred prior to the Petition Date (or, if later, the date on which such Person became a Debtor)), prior to the stated maturity thereof;
(e) any Subsidiary that is not a Debtor (any such Subsidiary, an “Applicable Subsidiary”) shall commence a voluntary case, proceeding or action concerning itself under (1) Title 11 of the United States Code entitled “Bankruptcy” or any other applicable insolvency, debtor relief, or debt adjustment law (collectively, the “Bankruptcy Code”) and such Applicable Subsidiary shall fail to become a Guarantor pursuant to Section 6.10 within 10 Business Days; or (2) an involuntary case, proceeding or action is commenced against any Applicable Subsidiary and the petition is not dismissed or stayed within 60 days after commencement of the case, proceeding or action, such Applicable Subsidiary consents to the institution of such case, proceeding or action prior to such 60-day period, or any order of relief or other order approving any such case, proceeding or action is entered; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee, conservator, liquidator, examiner, rehabilitator, administrator, or similar person is appointed for, or takes charge of, the Applicable Subsidiary or all or any substantial portion of the property or business thereof; or any Applicable Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee, conservator, liquidator, examiner, rehabilitator, administrator, or the like for it or any substantial part of its property or business to continue undischarged or unstayed for a period of 60 days; or any Applicable Subsidiary makes a general assignment for the benefit of creditors;
(f) an ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Credit Party in excess of $10,000;
(g) the Guarantee or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Guarantor or any other Credit Party shall assert in writing that any such Guarantor’s obligations under the Guarantee are not to be in effect or are not to be legal, valid and binding obligations (other than pursuant to the terms hereof or thereof);
(h) the Collateral Agreement, any other Security Document or the Interim Order (or the Final Order, if applicable) shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any grantor thereunder or any other Credit Party shall assert in writing that any grantor’s obligations under the Collateral Agreement, any other Security Document or the Interim Order (or the Final Order, if applicable) are not in effect or not legal, valid and binding obligations (other than pursuant to the terms hereof or thereof);
(i) (i) one or more monetary judgments or decrees shall be entered against any Credit Party involving a liability of $10,000 or more (which, in the case of the Debtors only, arose after the Petition Date) in the aggregate for all such judgments and decrees for the Borrower and the Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days or (ii) one or more judgments or orders shall have been rendered against any Credit Party (which, in the case of the Debtors only, arose following the Petition Date), and such judgment or order shall not have been stayed (including as a result of the automatic stay of the Cases), and which shall cause or could reasonably be expected to cause a Material Adverse Effect, and in each case, such action shall not be effectively stayed (including as a result of the automatic stay under the Cases);
(j) a Change of Control shall have occurred, other than pursuant to an Acceptable Plan of Reorganization;
(k) Dismissal or Conversion of Cases; Appointment of Trustee or Examiner; Cash Collateral Use.
(i) the Case of any Credit Party shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code;
(ii) a trustee or an examiner having expanded powers (beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code) (other than a fee examiner) is appointed or elected in any of the Cases, or the Bankruptcy Court shall have entered an order providing for such appointment;
(iii) an order of the Bankruptcy Court shall be entered denying or terminating use of Cash Collateral by any Credit Party and any Credit Party shall have not obtained use of Cash Collateral pursuant to an order consented to by, and in form and substance reasonably acceptable to, the Required Lenders;
(iv) any Credit Party, or any person on behalf of any Credit Party, shall file a motion or other pleading seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (iii) above or the granting of any other relief that if granted would give rise to an Event of Default except to the extent that such motion, proceeding or consent shall have been withdrawn; or
(v) any Credit Party or any of its Subsidiaries, or any person claiming by or through any Credit Party or any of its Subsidiaries, with any Credit Party’s or any Subsidiary’s consent, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against (A) the Administrative Agent or any of the Lenders relating to the DIP Facility, or (B) the administrative agent, the trustee or any holder relating to any of the Pre-Petition Notes;
(l) the existence of any claims or charges, or the entry of any order of the Bankruptcy Court authorizing (i) any claims or charges, other than in respect of the DIP Facility and the Carve Out or as otherwise permitted under the applicable Loan Documents or the Orders, entitled to superpriority administrative expense claim status in any chapter 11 case pursuant to Section 364(c)(1) of the Bankruptcy Code that are pari passu with or senior to the claims of the Administrative Agent and the Lenders under the DIP Facility, or there shall arise or be granted by the Bankruptcy Court any claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code (other than the Carve Out), or (ii) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except, in each case, as expressly provided in the Loan Documents or in the Orders then in effect (but only in the event specifically consented to by the Required Lenders (which written consent may be provided via email, including by counsel to the Lenders), whichever is in effect;
(m) the Bankruptcy Court shall enter an order or orders granting relief from any stay of proceeding (including, the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest) to (i) permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any Credit Party which have a value in excess of $10,000 in the aggregate or (ii) permit other actions that would have a Material Adverse Effect on any Credit Party or its estate (taken as a whole);
(n) Certain Orders.
(i) an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying, vacating or otherwise amending, supplementing or modifying the Interim Order or the Final Order, or any Credit Party shall apply for the authority to do so except to the extent such application shall have been withdrawn, in each case without the prior written consent of the Required Lenders (which written consent may be provided via email, including by counsel to the Lenders);
(ii) the Interim Order (prior to the Final Order Entry Date) or the Final Order (on and after the Final Order Entry Date) shall cease to create a valid and perfected Lien on the Collateral or to be in full force and effect, shall have been reversed, modified, amended, stayed, vacated, or subject to stay pending appeal, in the case of modification or amendment, without prior written consent of the Required Lenders (which written consent may be provided via email, including by counsel to the Lenders);
(iii) an order shall have been entered by the Bankruptcy Court avoiding or requiring disgorgement by the Administrative Agent or any of the Lenders of any amounts received in respect of the Loan Obligations;
(iv) any Credit Party shall fail to comply with the Interim Order (prior to the Final Order Entry Date) or the Final Order (on and after the Final Order Entry Date) or the Severance Approval Order (after the Final Order Entry Date); or
(v) an order in the Cases shall be entered charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders or the Pre-Petition Holders, or commencement of other actions that is materially adverse to (A) the Administrative Agent, the Lenders or their respective rights and remedies under the DIP Facility in the Cases or inconsistent with any of the Loan Documents or (B) the Pre-Petition Holders or their respective rights and remedies under the Pre-Petition Notes in the Cases or inconsistent with any of the documents governing the Pre-Petition Notes;
(o) a Reorganization Plan that is not an Acceptable Plan of Reorganization shall be confirmed in the Case of any Credit Party, or a sale of all or substantially all of a Debtors’ assets that is not an Acceptable Sale Transaction shall be approved by the Bankruptcy Court, or any order shall be entered which dismisses the Case of any Credit Party and which order does not provide for payment in full in cash of the Loan Obligations (other than contingent indemnification obligations not yet due and payable), or any of any Credit Party and its Subsidiaries shall seek, support or fail to contest in good faith the filing or confirmation of any such Reorganization Plan or entry of any such order;

(p) failure to satisfy any of the Milestones in accordance with the terms relating to such Milestone (unless waived or extended with the consent of the Required Lenders (which written consent may be provided via email, including by counsel to the Lenders));
(q) any Credit Party or any Subsidiary thereof shall take any action in support of any matter set forth in clauses (l) through (p) (inclusive) of this Section 7.01 or any other Person shall do so and such application is not contested in good faith by any Credit Party and the relief requested is granted in an order that is not stayed pending appeal;
(r) any Credit Party or any Subsidiary thereof shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding seeking, or otherwise consenting to (i) the invalidation, subordination or other challenging of the Superpriority Claims and Liens granted to secure the Loan Obligations or any other rights granted to the Administrative Agent and the Lenders in the Orders or this Agreement or (ii) any relief under section 506(c) of the Bankruptcy Code with respect to any Collateral;
(s) any Credit Party shall challenge, support or encourage a challenge of any payments made to the Administrative Agent or any Lender with respect to the Loan Obligations or any agent, trustee or holder under the Pre-Petition Notes with respect to the obligations thereunder, other than to challenge the occurrence of a Default or Event of Default;
(t) without the consent of the Required Lenders (which written consent may be provided via email, including by counsel to the Lenders), the filing of any motion by any Credit Party seeking approval of (or the entry of an order by the Bankruptcy Court approving) adequate protection to any pre-petition agent or lender that is inconsistent with the Interim Order (prior to the Final Order Entry Date) or the Final Order (on and after the Final Order Entry Date);
(u) without the Required Lenders’ consent, the entry of any order by the Bankruptcy Court granting, or the filing by any Credit Party or any of its Subsidiaries of any motion or other request with the Bankruptcy Court (in each case, other than the Orders and motions seeking entry thereof or permitted amendments or modifications thereto) seeking, authority to use any cash proceeds of any of the Collateral without the Administrative Agent’s and the Required Lenders’ consent or to obtain any financing under section 364 of the Bankruptcy Code other than the facility hereunder unless such motion or order contemplates payment in full in cash of the Loan Obligations immediately upon consummation of the transactions contemplated thereby;
(v) without the consent of the Required Lenders (which written consent may be provided via email, including by counsel to the Lenders), the filing of any motion by any Credit Party or any person on behalf of any Credit Party seeking authority to consummate a sale of assets of any Credit Party or the Collateral outside the ordinary course of business and not as part of an Acceptable Sale Transaction;
(w) if any Credit Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any part of the business affairs of any Credit Party and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect; provided that any Credit Party shall have three (3) Business Days after the entry of such an order to obtain a court order vacating, staying or otherwise obtaining relief from the Bankruptcy Court or another court to address any such court order;
(x) any Credit Party shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any pre-petition Indebtedness or payables other than payments in respect of the Pre-Petition Notes or as otherwise not prohibited under this Agreement, in each case, to the extent authorized by one or more “first day” orders, the Interim Order or the Final Order and consistent with the Approved Budget;

(y) if, unless otherwise approved by the Administrative Agent and the Required Lenders, an order of the Bankruptcy Court shall be entered providing for a change in venue with respect to the Cases and such order shall not be reversed or vacated within ten (10) days; or
(z) without the Required Lenders’ consent, any Credit Party or any Subsidiary thereof shall file any motion or other request with the Bankruptcy Court seeking (i) to grant or impose, under section 364 of the Bankruptcy Code or otherwise, liens or security interests in any Collateral, whether senior, equal or subordinate to the Administrative Agent’s liens and security interests except to the extent permitted by this Agreement; (ii) to use, or seek to use, Cash Collateral; or (iii) to modify or affect any of the rights of the Administrative Agent, or the Lenders under the Orders or the Loan Documents, by any Reorganization Plan confirmed in the Cases or subsequent order entered in the Cases, then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may and, upon the written request of the Required Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party, except as otherwise specifically provided for in this Agreement: (i) terminate the Commitments and thereupon the Commitments shall be terminated and of no further force and effect, (ii) declare the principal of and any accrued interest and fees in respect of any or all Loans and any or all Loan Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower or (iii) exercise rights and remedies in respect of the Collateral in accordance with the Orders, the Collateral Agreement and/or the comparable provisions of any other Security Document. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.
The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may exercise its rights and remedies with respect to the Collateral or enforcement of Liens in accordance with the paragraph 10 of the Interim Order (or, if applicable, the Final Order).
SECTION 7.02    Application of Proceeds. Any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Loan Obligations under this Agreement shall, subject to the terms of the Orders, be applied:
First, to payment of that portion of the Loan Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 8.07 and amounts payable under Article II) payable to the Administrative Agent and/or Collateral Agent in such Person’s capacity as such;
Second, to payment of that portion of the Loan Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges of counsel payable under Section 8.07) arising under the Loan Documents and amounts payable under Article II, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Loan Obligations constituting accrued and unpaid interest on the New Money Delayed Draw Term Loans and the Interim Roll-Up Loans, ratably among the Lenders in proportion to the respective amounts described in this clause held by them;

Fourth, to payment of that portion of the Loan Obligations constituting unpaid principal of the New Money Delayed Draw Term Loans and the Interim Roll-Up Loans, ratably among the Lenders in proportion to the respective amounts described in this clause held by them;
Fifth, to payment of that portion of the Loan Obligations constituting accrued and unpaid interest on the Final Roll-Up Loans, ratably among the Lenders in proportion to the respective amounts described in this clause held by them;
Sixth, to payment of that portion of the Loan Obligations constituting unpaid principal of the Final Roll-Up Loans, ratably among the Lenders in proportion to the respective amounts described in this clause held by them;
Seventh, to the payment of all other Loan Obligations of any Credit Party owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Loan Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Loan Obligations have been paid in full, to the Borrower or as otherwise required by Requirements of Law.
SECTION 7.03    Control by Majority. Subject to the last paragraph of Section 7.01, the Required Lenders may direct the time, method and place of conducting any proceeding for any remedy available to the Administrative Agent or of exercising any trust or power conferred on the Administrative Agent. However, the Administrative Agent may refuse to follow any direction that conflicts with law or this Agreement or, subject to Article VIII, that the Administrative Agent determines is unduly prejudicial to the rights of any other Lender or that would involve the Administrative Agent in personal liability or expenses for which it is not adequately indemnified in the Administrative Agent’s sole discretion; provided that the Administrative Agent may take any other action deemed proper by the Administrative Agent that is not inconsistent with such direction.
SECTION 7.04    Limitation on Suits. In no event shall the Required Lenders, without the prior written consent of each Lender, direct the Administrative Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans. Each Lender agrees that, except as otherwise provided in any of the Loan Documents and without the prior written consent of the Required Lenders (which written consent may be provided via email, including by counsel to the Lenders), it will not take any legal action or institute any action or proceeding against any Credit Party with respect to any of the Loan Obligations or Collateral, or accelerate or otherwise enforce its portion of the Loan Obligations. Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, uniform commercial code sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Lenders. Notwithstanding anything to the contrary set forth in this Section 7.04 or elsewhere herein, each Lender shall be authorized to take such action to preserve or enforce its rights against any Credit Party where a deadline or limitation period is otherwise applicable and would, absent the taking of specified action, bar the enforcement of Loan Obligations held by such Lender against such Credit Party, including the filing of proofs of claim in any insolvency proceeding.
ARTICLE 8

The Agents
SECTION 8.01    Appointment.
(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement, the Orders and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, the Orders and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
(b) The Administrative Agent and each Lender hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement, the Orders and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement, the Orders and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any of the Administrative Agent or the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent.
(c) The provisions of this Article VIII are solely for the benefit of the Agents and the Lenders, and no Credit Party shall have rights as a third-party beneficiary of any such provisions (other than as set forth in Section 8.09, 8.12 and 8.14). Without limiting the generality of the foregoing, the Agents are expressly authorized to execute each of the Loan Documents and any and all documents (including releases) with respect to the Collateral and any rights of the Secured Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents, in each case, binding the Lenders to the terms thereof.
SECTION 8.02    Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement, the Orders and the other Loan Documents by or through agents, sub-agents, employees or attorneys-in-fact (each, a “Subagent”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any Subagents selected by it with reasonable care.
SECTION 8.03    Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement, the Orders or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any other Credit Party or any officer thereof contained in this Agreement, the Orders or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other Credit Party to perform its obligations hereunder or thereunder or (c) subject to any fiduciary or other implied duties; regardless of whether a Default or an Event of Default has occurred and is continuing. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Credit Party.
SECTION 8.04    Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent and the Collateral Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement, the Orders or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the Orders and the other Loan Documents in accordance with a request of the Required Lenders, including in the Administrative Agent’s sole discretion, instructions from legal counsel to the Required Lenders (which as of the Closing Date, is Davis Polk & Wardwell LLP), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable Requirements of Law. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. The Agents may also rely upon any statement made to it orally and believed by it to have been made by a proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. The Agents may consult with legal counsel (who may be counsel for the Required Lenders), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.
SECTION 8.05    Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent, as applicable, has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each individual Lender, as applicable.
SECTION 8.06    Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender. Each Lender represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Credit Party that may come into the possession of the Administrative Agent or Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates. The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document. Whenever in the administration of this Agreement, or pursuant to any of the Loan Documents, the Agents shall deem it necessary or desirable (in each case, in its sole discretion) that a matter be proved or established with respect to Borrower or the Guarantors in connection with the taking, suffering or omitting of any action hereunder by the, such matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively provided or established by an Officers’ Certificate and such certificate shall be full warranty to such Agent for any action taken, suffered or omitted in reliance thereon. In no event shall the Agents be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, future changes in applicable law or regulation, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Agents shall use reasonable efforts consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
SECTION 8.07    Indemnification. The Lenders agree to indemnify and hold harmless the Administrative Agent and the Collateral Agent (each in its capacity as such) and their respective

Related Parties (acting in their capacity as Related Parties to the Administrative Agent or the Collateral Agent acting in their capacity as such) (to the extent not reimbursed by any Credit Party and without limiting the obligation of any Credit Party to do so), ratably according to their respective portions of the Commitments or Loans, as applicable, outstanding in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Loans in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) occur, be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to the Administrative Agent or the Collateral Agent or any of their Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or Related Party’s, as applicable, gross negligence, bad faith or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 8.07. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 8.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any fees, costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence, bad faith or willful misconduct, as determined in the final judgment of a court of competent jurisdiction. The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder, or the earlier resignation or removal of the Agents.
SECTION 8.08    Agents in Their Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Credit Party as though such Agent were not an Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 8.09    Successor Agents. Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Section 7.01(a) or (b) is continuing, to appoint a successor. If, in the case of a resignation of a retiring Agent, no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the retiring Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except in the case of the Collateral Agent holding collateral security on behalf of any Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 8.09. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Orders and/or the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII (including Section 8.07) and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its Subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.
SECTION 8.10    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Collateral Agent or any Lender, or the Administrative Agent, the Collateral Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as applicable, upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or the Collateral Agent, as applicable, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Loan Obligations and the termination of this Agreement, or the earlier resignation or removal of the Agents.
SECTION 8.11    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the

Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Loan Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 9.05) allowed in such judicial proceeding and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.05. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loan Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Loan Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Loan Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which any Credit Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Loan Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Loan Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the equity interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders otherwise contained in this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Loan Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any equity interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Loan Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action (and without regard to the limitations on assignments set forth herein), and (iv) to the extent that Loan Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Loan Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Loan Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Loan Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Loan Obligations, to have agreed to the provisions of this Article.
SECTION 8.12    Collateral Matters.
(a) The Lenders and all other Secured Parties (by accepting the benefit of the Collateral) irrevocably authorize the Collateral Agent, at its option and in its discretion or in accordance with the instructions and Officers’ Certificates delivered to the Collateral Agent in connection therewith, to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon payment in full of all Loan Obligations (other than contingent indemnification obligations and expense reimbursement claims to the extent no claim therefor has been made), (ii) if approved, authorized or ratified in writing in accordance with Section 9.01, (iii) pursuant to the Orders and/or the Security Documents or (iv) pursuant to Section 9.19. Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property in accordance with this Section; provided that the Collateral Agent shall rely conclusively on Officers’ Certificates and instructions delivered by the Borrower or any other Credit Party in connection herewith.

(b) Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Orders and/or the Security Documents. Subject to Section 9.01, without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Agent, as applicable, may (a) execute any documents or instruments necessary in connection with a disposition of assets to a Person that is not the Borrower or any Subsidiary permitted by this Agreement, (b) release any Lien encumbering any item of Collateral that is the subject of such disposition of assets to a Person that is not the Borrower or any Subsidiary or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 9.01) have otherwise consented or (c) release any Guarantor from the Guarantee with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 9.01) have otherwise consented.
(c)     The Agents shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall an Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral, including the filing of any UCC financing or continuation statements.

SECTION 8.13    Collateral Matters. The Lenders hereby acknowledge that VIL will be serving as Collateral Agent for the Secured Parties. Each Lender hereby consents to VIL and any successor serving in such capacities and agrees not to assert any claim (including as a result of any conflict of interest) against VIL, or any such successor, arising from the role of the Collateral Agent under the Security Documents so long as the Collateral Agent is either acting in accordance with the express terms of such documents or otherwise has not engaged in gross negligence or willful misconduct.
SECTION 8.14    Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.14.
ARTICLE 9

Miscellaneous
SECTION 9.01    Amendments and Waivers.
(a) Without Consent of the Lenders.
The Borrower and the Administrative Agent may amend this Agreement and the other Loan Documents without notice to or consent of any Lender:
(i) [reserved];
(ii) [reserved];
(iii) to add a Subsidiary Guarantor with respect to the Loans or Collateral to secure the Loan Obligations; and
(iv) to release Collateral or a Guarantee as permitted by this Agreement, the Security Documents and the Orders.
Each Lender hereunder (x) consents to the amendment of any Loan Document in the manner and for the purposes set forth in this Section 9.01(a), (y) agrees that it will be bound by and will take no actions contrary to the provisions of any amendment to any Loan Document pursuant to Section 9.01(a) and (z) authorizes and instructs the Administrative Agent to enter into any amendment to any Loan Document pursuant to this Section 9.01(a) on behalf of such Lender.
The Administrative Agent shall receive an Officers’ Certificate as conclusive evidence that any amendment executed pursuant to this Section 9.01(a) complies with the requirements of this Section 9.01(a), is permitted or authorized by this Agreement and is the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms.
(b) With Consent of the Lenders. The Borrower and the Administrative Agent may amend this Agreement and the other Loan Documents with the written consent of the Required Lenders (which written consent may be provided via email, including by counsel to the Lenders), and any past default or noncompliance with any provisions may be waived with the consent of the Required Lenders (which written consent may be provided via email, including by counsel to the Lenders). Notwithstanding the foregoing, without the consent of each Lender of an affected Loan, no amendment may, directly or indirectly:
(i) reduce the principal amount of such Loans whose Lenders must consent to an amendment,

(ii) reduce the rate of, or extend the time for payment of interest on, any Loan, (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default rate under Section 2.08(c), or amend Section 2.08(c)),
(iii) reduce the principal of or change the stated maturity of any Loan (it being understood that a waiver, deferral, reduction or other adjustment to a mandatory prepayment under Section 2.06 shall only require the consent of the Required Lenders),
(iv) [Reserved];
(v) make any Loan payable in money other than that stated in this Agreement,
(vi) increase the Commitment of any Lender;
(vii) waive, amend or modify the provisions of Section 2.19 or Section 7.02 in a manner that would alter the pro rata sharing of payments or application of payments required thereby or otherwise waive, amend or modify any similar provision in any other Loan Document in a manner that affects the ratable treatment of Lenders with respect to payments (except in connection with a transaction permitted by Section 9.06(b) or 9.07);
(viii) expressly subordinate the Loans (or Liens securing the Loans) or any related Guarantee to any other Indebtedness (or Lien, as the case may be) of the Borrower or any Guarantor or, except as provided by operation of law and otherwise permitted hereunder, amend or modify (or consent to the amendment or modification of) the Superpriority Claims status of the Loans as set forth in Section 6.12 or under any Loan Document,
(ix) impair the right of any Lender to receive payment of principal of or premium, if any, and interest on such Lender’s Loans on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Lender’s Loans (other than as a result of waiving the applicability of any post-default increase in interest rates),
(x) make any change in the definition of the term “Required Lenders,” or any other provision hereof expressly specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Document,
(xi) release all or substantially all of the value of the Guarantees or release all or substantially all of the Collateral, in each case, whether in one or more transactions, or
(xii) make any change in the provisions dealing with the application of proceeds of Collateral in the Orders or this Agreement that would adversely affect the Lenders;
provided that no amendment, waiver or other modification of any provision of any Loan Document in a manner that directly and adversely affects the Administrative Agent or the Collateral Agent shall be effective without the written consent of the then-current Administrative Agent and Collateral Agent, as applicable, or any other former or current Agent to whom Article VIII then applies.
SECTION 9.02    Notices. Except as otherwise set forth herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy or electronic mail notice, when received, addressed as follows in the case of the

Borrower and the Administrative Agent, and as set forth on Schedule 2.01 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Virgin Orbit Holdings, Inc. 4022 E. Conant Street Long Beach, CA 90808 Attention: Chief Financial Officer Telephone: Email:
With a copy to (which copy shall not constitute notice):
Derrick Boston, Chief Legal Officer
Virgin Orbit Holdings, Inc.
4022 E. Conant Street
Long Beach, CA 90808
Telephone:
E-Mail:
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626-1925
Telephone:
Attention:
Email:

The Administrative Agent:
Virgin Investments Limited
Craigmuir Chambers
Road Town, Tortola VG 1110
44
British Virgin Islands
Telephone:
Email:

Virgin Management USA, Inc.
65 Bleecker St., 6th Floor
New York, NY 10012
Attention: General Counsel
Telephone:
Email:

With a copy to (which copy shall not constitute notice):
Davis Polk & Wardwell LLP
450 Lexington Avenue, 25th Floor
New York, NY 10017
Telephone:
Attention:
Email:

Davis Polk & Wardwell LLP
450 Lexington Avenue, 20th Floor
New York, NY 10017
Telephone:
Attention:
Email:

Any other Lender:	At the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire;

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.02 shall not be effective until received.
Notices and other communications to the Administrative Agent hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved in writing by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent in writing that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.
Documents required to be delivered pursuant to Section 6.01 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.18) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower post such documents, or provides a link thereto on the Borrower’s website on the Internet, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
SECTION 9.03    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
SECTION 9.04    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
SECTION 9.05    Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and execution and delivery of, and any amendment, waiver, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of outside legal counsel for the Lenders and the Agents (including the reasonable fees, disbursements and other changes of Davis Polk & Wardwell LLP, as primary outside legal counsel for the Lenders and the Agents) and the reasonable fees, disbursements and other charges of FTI Consulting, Inc., as financial advisor to the Lenders, (b) to pay or reimburse each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent and the Collateral Agent (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own counsel), (c) to pay, indemnify, and hold harmless each Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements to the extent relating to any proceeding relating to this Agreement, any other Loan Document, the Transactions or any related transactions, whether or not such proceedings are brought by the Borrower, any of its Related Parties or any other third Person, including reasonable and documented fees, disbursements and other charges of one primary counsel for the Agents and their Related Parties (taken as a whole), and one primary counsel for the Lenders and their Related Parties (taken as a whole), and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for the Agents and their Related Parties (taken as a whole) and a single firm of local counsel in each appropriate jurisdiction for the Lenders and their Related Parties (taken as a whole) (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own counsel), with respect to the (i) execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents or (ii) any violation of, noncompliance with or liability under any Environmental Law or any actual or alleged presence, release or threatened release of Hazardous Materials, in each case, involving, attributable to, or otherwise relating to, the Borrower, any of its Subsidiaries or any of its property (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Agent or any Lender or any of their respective Related Parties with respect to Indemnified Liabilities to the extent (1) found by a court of competent jurisdiction in a final non-appealable judgment to have resulted from (i) the gross negligence, bad faith or willful misconduct of the party to be indemnified or (ii) any material breach of any Loan Document by the party to be indemnified (other than a material breach by any Agent in its capacity as such unless such material breach resulted from gross negligence, bad faith or willful misconduct of the Agent or its Related Parties) or (2) arising from disputes, claims, demands, actions, judgments or suits not arising from any act or omission by the Borrower or its Affiliates, brought by an indemnified Person against any other indemnified Person (other than disputes, claims, demands, actions, judgments or suits involving claims against any Agent in its capacity as such). No Person entitled to indemnification under clause (d) of this Section 9.05 shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online) in connection with this Agreement or any other Loan Document, except to the extent that such damages have resulted from the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision), nor shall any such Person have any liability for any special, punitive, indirect or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). The agreements in this Section 9.05 shall survive repayment of the Loans and all other amounts payable hereunder, and the earlier resignation or removal of any Agent. This Section 9.05 shall not apply with respect to any Taxes other than Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever resulting from a non-Tax claim.

SECTION 9.06    Successors and Assigns; Participations and Assignments.
(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.06. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.06), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.
(b) (i)    Subject to the conditions set forth in paragraph (b)(ii) below and the limitations on assignments set forth in paragraphs (e) and (g) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) by:
(A) providing written notice to the Borrower and, so long as no Event of Default is continuing, obtaining the consent of the Borrower (not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for an assignment of any Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
(B) obtaining the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of any Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
(ii) Assignments shall be subject to the following additional conditions:
(A) [reserved];
(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance manually; and
(D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and applicable tax forms (including those described in Sections 2.17(d), (e), (h) and (i), as applicable).
For the purposes of this Section 9.06(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
At the Borrower’s reasonable request, the Administrative Agent shall deliver to the Borrower a list of each assignment made during the immediately preceding month, which list shall include the applicable assignor, Assignee, the interest assigned and the date of each assignment. The delivery of such list shall satisfy the delivery requirement set forth in Section 9.06(b)(i)(A).
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.06, from and after the effective date specified in each Assignment and Acceptance, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.06.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and stated interest amounts of the Loans (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section 9.06 and any written consent to such assignment required by paragraphs (i)(A) and/or (i)(B) of this Section 9.06, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c) (i)    Any Lender may, without the consent of, or notice to, the Administrative Agent or the Borrower, sell participations to one or more banks or other entities (other than to natural persons) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (ii) or (iii) of the second sentence of Section 9.01(b) that directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section 9.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.17 (subject to the limitations and requirements of those Sections and Sections 2.12 and 9.07) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.06.
(ii)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and stated interest amounts of each Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each party hereto shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.
(iii)    A Participant shall not be entitled to receive any greater payment under Section 2.10 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).
(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section 9.06 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time, the Borrower shall provide to such Lender, at the Borrower’s own expense, a Note, substantially in the form of Exhibit B.
(e) Notwithstanding anything to the contrary contained herein, no Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to the Borrower or any Subsidiary of the Borrower.
SECTION 9.07    Replacements of Lenders Under Certain Circumstances.
(a) [Reserved].
(b) If any Lender requests reimbursement for amounts owing pursuant to Section 2.10 or 2.17 (other than Section 2.17(b)), then, provided that no Event of Default then exists, the Borrower shall, upon five (5) days’ notice to the Administrative Agent and the relevant Lender, have the right to replace such Lender by deeming such Lender to have assigned its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that (1) such replacement does not conflict with any Requirement of Law, (2) all Loan Obligations (other than any disputed amounts pursuant to Section 2.10, 2.13 or 2.17, as the case may be) owing to such Lender being replaced shall be paid in full to such Lender concurrently with such assignment and the Borrower shall pay any premium that would have been due if the Loans were prepaid, and (3) the replacement Lender shall purchase the foregoing by paying to such Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the replaced Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrower, the Administrative Agent, such replaced Lender and the replacement Lender shall otherwise comply with Section 9.06 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein). Any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.01(b) requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then, provided that no Event of Default (other than an Event of Default relating to the proposed amendment, waiver, discharge or termination) then exists, the Borrower shall, upon five (5) days’ notice to the Administrative Agent and the relevant Lender, have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans and its Commitments hereunder to one or more assignees, reasonably acceptable to the Administrative Agent; provided that: (1) such replacement does not conflict with any Requirement of Law, (2) all Loan Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and the Borrower shall pay any premium that would have been due if the Loans were prepaid, and (3) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.06 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein).
SECTION 9.08    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
SECTION 9.09    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 9.10    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.
SECTION 9.11    Submission to Jurisdiction; Consent to Service; Waivers.
(a) The parties hereto hereby irrevocably and unconditionally:
(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have, or abstains from, jurisdiction, the courts of the County and State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its respective address set forth in Section 9.02 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(v) without limitation of Sections 8.07 and 9.05, waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.11 any special, exemplary, punitive or consequential damages.
(b) The parties hereto, to the extent that it has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from setoff or any legal process (whether service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property or assets, hereby waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and the other Loan Documents (it being understood that the waivers contained in this paragraph (c) shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976, as amended, and are intended to be irrevocable and not subject to withdrawal for the purposes of such Act).
SECTION 9.12    Acknowledgments. Each of the parties hereto hereby acknowledges that:
(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b) none of the Administrative Agent, the Collateral Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the Collateral Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
SECTION 9.13    WAIVERS OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
SECTION 9.14    Confidentiality. The Administrative Agent and each Lender shall hold all information relating to the Borrower or any Subsidiary furnished by or on behalf of the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (other than information that (a) has become available to the public other than as a result of a disclosure by such party in breach of this Section 9.14, (b) has been independently developed by such Lender or such Agent without violating this Section 9.14 or (c) was or becomes available to such Lender or such Agent from a third party which, to such person’s knowledge, had not breached an obligation of confidentiality to the Borrower or any other Credit Party) (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure (a) as required or requested by any governmental agency or representative thereof or any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded or pursuant to legal process or to such Lender’s or the Administrative Agent’s attorneys, professional advisors or independent auditors or Affiliates, (b) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (c) in order to enforce its rights under any Loan Document in a legal proceeding, (d) to any pledgee under Section 9.06 or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall agree to keep the same confidential in accordance with this Section 9.14 or terms substantially similar to this Section 9.14) and (e) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.14 or terms substantially similar to this Section 9.14); provided that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower.
SECTION 9.15    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, and its Affiliates, on the one hand, and the Administrative Agent and the other Agents, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each other Agent each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any other Agent has advised or is currently advising the Borrower or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any other Agent has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the other Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the other Agents have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the other Agents with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 9.16    [Reserved].
SECTION 9.17    Conversion of Currencies.
(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
SECTION 9.18    Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials to the Lenders, and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Material that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available to Public Lenders and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting to non-Public Lenders.
SECTION 9.19    Release of Liens.
(a) Notwithstanding anything to the contrary in the Security Documents, Collateral may be released from the Lien and security interest created by the Orders and/or the Security Documents to secure the Loans and obligations under this Agreement at any time or from time to time in accordance with the provisions of the Orders or as provided hereby. The applicable property and assets included in the Collateral shall be automatically released from the Liens securing the Loans under any one or more of the following circumstances or any applicable circumstance as provided in the Orders or the Security Documents:
(i) [reserved];

(ii) to enable the Borrower and its Subsidiaries to consummate the disposition of such property or assets to a Person that is not the Borrower or a Subsidiary Guarantor to the extent not prohibited under Section 6.08;
(iii) [reserved];
(iv) in respect of the property and assets of a Subsidiary Guarantor, upon the release or discharge of the guarantee by such Subsidiary Guarantor pursuant to Section 9.20;
(v) [reserved]; and
(vi) as provided in Section 9.01.
(b) [Reserved].
(c) In connection with any termination or release pursuant to this Section 9.19 or a release of a Subsidiary Guarantee pursuant to Section 9.20, the Collateral Agent shall execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination or release (including, without limitation, UCC termination statements), and will duly assign and transfer to such Credit Party, such of the Pledged Collateral (as defined in the Collateral Agreement) that may be in the possession of the Collateral Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement, the Security Documents or the Orders. Any execution and delivery of documents pursuant to this Section 9.19 shall be without recourse to or warranty by the Collateral Agent. In connection with any release pursuant to this Section 9.19 or 9.20, any Credit Party shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of UCC termination statements. Upon the receipt of any necessary or proper instruments of termination, satisfaction or release prepared by the Borrower, the Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Agreement, the Security Documents or the Orders.
The security interests in all Collateral securing the Loans also will be released upon payment in full of the principal of, together with accrued and unpaid interest on, the Loans and all other Loan Obligations under this Agreement and the other Loan Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid.
Prior to executing and delivering or authorization of the filing of any release pursuant to this Section 9.19, the Collateral Agent shall receive, and shall be entitled to conclusively rely on, an Officers’ Certificate stating that such release complies with the terms of this Agreement and the other Loan Documents, and all conditions precedent to the execution and delivery of such release have been satisfied.

SECTION 9.20    Release of Guarantee. Each Guarantor’s Guarantee shall be automatically released upon:
(a) solely in the case of a Subsidiary Guarantee, the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Subsidiary Guarantor is no longer a Subsidiary), of the applicable Subsidiary Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of this Agreement;
(b) [reserved];

(c) [reserved];
(d) discharge of the Loan Obligations in accordance with the terms hereof;
(e) [reserved]; and
(f) as provided in Section 9.01.
SECTION 9.21    [Reserved].
SECTION 9.22    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.
VIRGIN ORBIT HOLDINGS, INC., as the Borrower
By:
Name:
Title:

[Signature Page to Senior Secured Debtor-In-Possession Term Loan Credit Agreement]

VIECO USA, INC.,
as a Subsidiary Guarantor
By:
Name:
Title:

VIRGIN ORBIT, LLC,
as a Subsidiary Guarantor
By:
Name:
Title:

VIRGIN ORBIT NATIONAL SYSTEMS, LLC,
as a Subsidiary Guarantor
By:
Name:
Title:

JACM HOLDINGS, INC.,
as a Subsidiary Guarantor
By:
Name:
Title:

[Signature Page to Senior Secured Debtor-In-Possession Term Loan Credit Agreement]

VIRGIN INVESTMENTS LIMITED,
as Administrative Agent and Collateral Agent
By:
Name:
Title:

[Signature Page to Senior Secured Debtor-In-Possession Term Loan Credit Agreement]

VIRGIN INVESTMENTS LIMITED,
as a Lender
By:
Name:
Title:

[Signature Page to Senior Secured Debtor-In-Possession Term Loan Credit Agreement]

INDEPENDENT DIRECTOR AGREEMENT
THIS INDEPENDENT DIRECTOR AGREEMENT (the “Agreement”) is made as of March 30, 2023, by and between Virgin Orbit Holdings, Inc., a Delaware corporation (the “Company”), and Alan J. Carr (“Director”).
BACKGROUND
WHEREAS, the Company desires and has requested that Director serve as an independent director of the Company.
WHEREAS, the stockholders of the Company have appointed Director to serve in the capacity set forth above and to set forth certain understandings between the parties.
    AGREEMENT
NOW, THEREFORE, in consideration of the mutual agreements and promises contained herein, and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, Company and Director hereby agree as follows:
1.    DUTIES. Director agrees to (i) serve as an independent director of the Company and to be available to perform the duties consistent with such position pursuant to the Company’s organizational documents (all as amended, and, together, the “Organizational Documents”) and the laws governing the Organizational Documents; (ii) serve as a member of the Board of Directors of any of the Company’s subsidiaries (each a “Subsidiary Board of Directors”), as may be requested from time to time by the Company’s Board of Directors; and (iii) serve as a member of one or more committees of the Board of Directors or a Subsidiary Board of Directors as may be requested from time to time by the Company or a majority of the Board of Directors and for which Director is qualified to serve. Director agrees to devote as much time as is reasonably necessary to perform completely the duties as an independent Director of the Company. By execution of this Agreement, Director accepts his appointment or election as independent Director of the Company, and agrees to serve in such capacity until his successor is duly elected and qualified, until the expiration or termination of this Agreement, or until Director’s earlier death, incapacitation, resignation or removal. The parties hereto acknowledge and agree that Director is being engaged to serve as an independent Director of the Company only and is not being engaged to serve, and shall not serve, the Company in any other capacity.
2.    TERM. The term of this Agreement shall expire when Director’s successor is duly elected and qualified or until the expiration or termination of this Agreement or Director’s earlier death, incapacitation, resignation or removal; provided, however, that

Director may resign or be removed at any time, with or without Cause,2 in accordance with and to the extent permitted by the Organizational Documents, in which event this Agreement shall terminate as of the effective date of such resignation or removal, except as specifically provided herein.
3.    COMPENSATION. For all services to be rendered by Director hereunder, and so long as Director has not been removed as a director of the Company, the Company agrees to pay, or to cause one or more of its subsidiaries to pay, Director a monthly fee (“Monthly Fees”) of $45,000, payable in advance each month before the first day of each applicable month, with the first pro-rated monthly fee for service rendered in March, 2023 due upon execution of this; provided, however, Director shall also be compensated on a “per diem” basis at a rate of $7,500 in cash, for days on which Director devotes more than four hours of his time, outside of Board meetings, for meetings or activities outside the scope of normal board duties, including preparing for or participating in court appearances and depositions, or participating in other unique activities deemed necessary by the Company; provided, further, however, and notwithstanding anything in this Agreement to the contrary, Director shall be entitled to receive a minimum of $270,000 in Monthly Fees from the Company to the extent the Director is removed as a Director of the Company without Cause. For the avoidance of doubt, to the extent that the Director is removed for Cause, Director shall not be entitled to any additional Monthly Fees not yet due or owing.

4.    EXPENSES. In addition to the compensation provided in Section 3 hereof, the Company will reimburse or will cause one or more of its subsidiaries to reimburse Director for reasonable and documented out-of-pocket expenses incurred in good faith in the performance of Director’s duties for the Company. Such payments shall be made by the Company or one or more of its subsidiaries upon submission by Director of a signed statement itemizing the expenses incurred. Such statement shall be accompanied by sufficient documentary matter to support the expenditures.
2 “Cause” means any of the following events:
(1)Director’s willful failure substantially to perform his or her duties and responsibilities to the Company (other than any such failure resulting from Director’s incapacity due to physical or mental illness) or carry out or comply with a lawful and reasonable directive of the Company, in each case, after a written demand for performance is delivered to Director by the Company, which demand specifically identifies the manner in which the Company believes that Director has not performed his or her duties;
(2)Director’s deliberate violation of a Company policy;
(3)Director’s commission of, including any entry by Director of a guilty or no contest plea to, any felony under any state, federal or foreign law or any crime involving moral turpitude, or Director’s commission of unlawful harassment or discrimination;
(4)Director’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material reputational, economic or financial injury to the Company;
(5)Director’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any affiliate’s) premises or while performing Director’s duties and responsibilities;
(6)Director’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business or a material breach by Director of his or her fiduciary duty to the Company;
(7)unauthorized use or disclosure by Director of any Confidential Information as set forth herein; or
(8)Director’s willful breach of any of his or her obligations under this Agreement or any other written agreement or covenant with the Company.
[Signature Page to Senior Secured Debtor-In-Possession Term Loan Credit Agreement]

5.    CONFIDENTIALITY. The Company and Director each acknowledge that in order for Director to perform his duties as an independent and disinterested director of the Company, Director shall necessarily be obtaining access to certain confidential information concerning the Company and its affiliates, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company or its affiliates (“Confidential Information”). Director covenants that he shall not, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information, except (i) as required by law, (ii) pursuant to a subpoena or order issued by a court, governmental body, agency or official, or (iii) to the extent such information (A) is publicly known other than due to Director’s unauthorized disclosure of Confidential Information, (B) was known to Director prior to its disclosure to Director by the Company, (C) was obtained by Director from a third party which, to Director’s knowledge, was not prohibited from disclosing such information to Director pursuant to any contractual, legal or fiduciary obligation, or (D) was independently derived by Director without any use of Confidential Information. Director shall provide notice to the Company as is reasonably practicable prior to any disclosure under (i) or (ii) above and shall cooperate with the Company to limit disclosure of Confidential Information to the extent reasonably practicable. This Section 5 shall continue in effect after Director has ceased acting as an independent Director of the Company.
6.    INDEMNIFICATION.
    (a)     Certain Definitions. For purposes of this Section 6, the term:
“Applicable Law” means: the laws of the state of New York.
“Expenses” means all expenses, liabilities and losses (including, without limitation, reasonable and documented attorneys' fees, retainers, expert and witness fees, disbursements and expenses of counsel, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by Director or on Director’s behalf in connection with a Proceeding.
“Proceeding” means any threatened, pending, actual or completed action, suit, inquiry or proceeding, whether civil, criminal, administrative or investigative, whether public or private, and, including any such threatened, pending, actual or completed action, suit, inquiry or proceeding by or in the right of the Company or any of its subsidiaries (collectively, the “Companies”).
    (b)     Indemnification. In the event that Director was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any Proceeding by reason of the fact that Director or a person of whom Director is the legal representative is or was an independent Director of any of the Companies (whether before or after the date hereof) and, whether the basis of such Proceeding is alleged action in an official capacity as an independent Director or in any other capacity while serving as an independent Director of any of the Companies, the Companies shall, jointly and severally, indemnify and hold harmless Director to the fullest extent authorized by Applicable Law or any other applicable law or rule, but no less than to the extent set forth herein, against all Expenses; provided, however, that the Companies shall indemnify Director only if Director did not engage in gross negligence, willful misconduct, or fraud and, in the case of criminal Proceedings, Director had no reasonable cause to believe his conduct was unlawful; and provided, further, that the Companies shall, jointly and severally, indemnify Director in connection with a Proceeding (or claim or part thereof) initiated by Director only if (i) such Proceeding is a suit or other action seeking to enforce Director’s right to advancement of expenses and/or
[Signature Page to Senior Secured Debtor-In-Possession Term Loan Credit Agreement]

indemnification under this Agreement or (ii) such Proceeding (or claim or part thereof) was authorized by the other directors of the Companies.
    (c)    Presumptions. In the event that, under Applicable Law, the entitlement of Director to be indemnified hereunder shall depend upon whether Director shall have acted in good faith and in a manner Director reasonably believed to be in or not opposed to the best interests of the Companies and with respect to criminal Proceedings, had no reasonable cause to believe Director’s conduct was unlawful, or shall have acted in accordance with some other defined standard of conduct, or whether fees and disbursements of counsel and other costs and amounts are reasonable, the burden of proof of establishing that Director has not acted in accordance with such standard and that such costs and amounts are unreasonable shall rest with the Companies, and Director shall be presumed to have acted in accordance with such standard, such costs and amounts shall be conclusively presumed to be reasonable and Director shall be entitled to indemnification unless, and only unless, based upon clear and convincing evidence, it shall be determined by a court of competent jurisdiction (after exhaustion or expiration of the time for filing of all appeals) that Director has not met such standard or, with respect to the amount of indemnification, that such costs and amounts are not reasonable (in which case Director shall be indemnified to the extent such costs and amounts are determined by such court to be reasonable).
In addition, and without in any way limiting the provisions of this Section 6(c), Director shall be deemed to have acted in good faith and in a manner Director reasonably believed to be in or not opposed to the best interests of the Companies or, with respect to any criminal Proceeding to have had no reasonable cause to believe Director’s conduct was unlawful, if Director’s action is based on (i) information supplied to Director by the officers of the Companies in the course of their duties, (ii) the advice of legal counsel for the Companies or (iii) information or records given or reports made to the Companies by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Companies.
The provisions of this Section 6(c) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct, if applicable, under Applicable Law.
    (d)    Indemnification When Wholly or Partly Successful. Without limiting the scope of indemnification provided in Section 6(b), to the extent that Director is a party to and is successful, on the merits or otherwise, in any Proceeding, Director shall be indemnified to the maximum extent permitted by Applicable Law against all Expenses. If Director is not wholly successful in a Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Companies shall, jointly and severally, indemnify Director against all Expenses actually and reasonably incurred by Director and on Director’s behalf in connection with each successfully resolved claim, issue or matter, and shall otherwise indemnify Director to the extent required by Section 8(b). All Expenses shall be presumed to be have been incurred with respect to successfully resolved claims, issues and matters unless, and only unless, based upon clear and convincing evidence (with the burden of proof being on the Companies), it shall be determined by a court of competent jurisdiction (after exhaustion or expiration of the time for filing of all appeals) that a portion of such Expenses were incurred with respect to unsuccessfully resolved claims, issues or matters. For purposes of this Section 8(d) and without limitation, the termination of any claim, issue or matter in any Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.
[Signature Page to Senior Secured Debtor-In-Possession Term Loan Credit Agreement]

    (e)    Suit to Recover Indemnification. If a claim under Section 8(b) or Section 7(h) of this Agreement is not paid in full by the Companies within thirty days after a written claim has been received by the Companies, Director may at any time thereafter bring suit against the Companies to recover the unpaid amount of the claim. It shall be a defense to any such suit (other than a suit brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking has been tendered to the Companies) that Director has not met the standards of conduct, if applicable, which make it permissible under Applicable Law for the Companies to indemnify Director for the amount claimed, but the burden of proving such defense and its applicability shall be on the Companies and may be met only by clear and convincing evidence. Neither the failure of the Companies (including their Directors or equity holders) to have made a determination prior to the commencement of such suit that indemnification of Director is proper in the circumstances because Director has met the standard of conduct, if applicable, under Applicable Law, nor an actual determination by the Companies (including their Directors or equity holders) that Director has not met such applicable standard of conduct, shall be a defense to the suit or create a presumption that Director has not met the applicable standard of conduct. The expenses incurred by Director in bringing such suit (whether or not Director is successful) shall be paid by the Companies unless a court of competent jurisdiction determines that each of the material assertions made by Director in such suit was not made in good faith and was frivolous.
    (f)    Rights Not Exclusive; Rights Continue. The right to indemnification and the payment of expenses incurred in defending any Proceeding in advance of its final disposition conferred in this Agreement shall not be exclusive of, or limit in any manner whatsoever, any other right which Director may have or hereafter acquire under any statute, provision of the Organizational Documents, agreement, vote of equity holders or otherwise. The indemnification, expense advancement and other rights of Director herein shall continue after Director ceases to be an independent Director for so long as Director may be subject to any possible claim for which he would be entitled to indemnification under this Agreement or otherwise as a matter of law, and shall not be amended, modified, terminated, revoked or otherwise altered without Director’s prior written consent.
        (g)    Insurance. The Company or one of its subsidiaries (which, in the case of a subsidiary, shall include coverage of directors of the Company) shall maintain insurance to protect the Company and any manager, director or trustee of the Company against any expense, liability or loss, and such insurance shall cover Director to at least the same extent as any other director of the Company; provided that the Company shall maintain insurance in form and amounts substantially similar to the insurance maintained by the Company as of the date hereof, a summary of which is attached hereto as Exhibit A. Director shall have the right to receive a copy of any policy for such insurance upon request.

    (h)    Advancement of Defense Costs. Notwithstanding anything in the Organizational Documents to the contrary, the Company shall also promptly pay Director the expenses actually and reasonably incurred in defending any Proceeding in advance of its final disposition without requiring any preliminary determination of the ultimate entitlement of Director to indemnification; provided, however, the payment of such expenses so incurred by Director in advance of the final disposition of any Proceeding shall be made only upon delivery to the Company of an unsecured undertaking in the form attached hereto as Exhibit B by or on behalf of Director, to repay (without interest) all amounts so advanced if it shall ultimately be determined that Director is not entitled to be indemnified under this Agreement.
[Signature Page to Senior Secured Debtor-In-Possession Term Loan Credit Agreement]

    (i)    Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Director, who shall, at the Company’s expense, execute all papers required and take all action necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.
    (j)    No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Proceeding against Director to the extent Director has otherwise actually received payment (under any insurance policy, contract, agreement, the Organizational Documents, or otherwise) of the amounts otherwise indemnifiable hereunder.
    (k)    Contribution. If the indemnification provided in Section 6(b) and the advancement provided in Section 6(h) should under Applicable Law be unenforceable or insufficient to hold Director harmless in respect of any and all Expenses with respect to any Proceeding, then the Companies shall, subject to the provisions of this Section 6(k) and for purposes of this Section 6(k) only, upon written notice from Director, be treated as if it were a party who is or was threatened to be made a party to such Proceeding (if not already a party), and the Companies shall contribute to Director the amount of Expenses incurred by Director in such proportion as is appropriate to reflect the relative benefits accruing to the Companies and all of its directors, trustees, managers, officers, employees and agents (other than Director) treated as one entity on the one hand, and Director on the other, which arose out of the event(s) underlying such Proceeding, and the relative fault of the Companies and all of its directors, trustees, managers, officers, employees and agents (other than Director) treated as one entity on the one hand, and Director on the other, in connection with such event(s), as well as any other relevant equitable considerations.
    No provision of this Section 6(k) shall: (i) operate to create a right of contribution in favor of Director if it is judicially determined that, with respect to any Proceeding,  Director engaged in willful misconduct, gross negligence, or fraud or (ii)  limit  Director’s  rights to indemnification and advancement of Expenses, whether under this Agreement or otherwise.
The Companies hereby waive any right of contribution from Director for Expenses incurred by the Companies with respect to any Proceeding in which the Companies are or are threatened to be made a party. The Companies shall not enter into any settlement of any Proceeding in which the Companies are jointly liable with Director (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Director and does not contain an admission of wrongdoing by Director.
    7.     INFORMATION. The Company shall provide Director with quarterly financial information, and shall make its management available to discuss the business and operations of the Company upon Director’s reasonable request.

8.    EFFECT OF WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.
9.    GOVERNING LAW. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the state of New York without reference to its conflicts of laws principles.
[Signature Page to Senior Secured Debtor-In-Possession Term Loan Credit Agreement]

10.    ASSIGNMENT. The rights and benefits of the Company under this Agreement shall not be transferable except by operation of law without Director’s consent, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of Director under this Agreement are personal and therefore Director may not assign any right or duty under this Agreement without the prior written consent of the Company.
11.     SEVERABILITY; HEADINGS. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid as applied to any fact or circumstance, it shall be modified by the minimum amount necessary to render it valid, and any such invalidity shall not affect any other provision, or the same provision as applied to any other fact or circumstance. The headings used in this Agreement are for convenience only and shall not be construed to limit or define the scope of any Section or provision.
12.    COUNTERPARTS; AMENDMENT. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement. No amendment to this Agreement shall be effective unless in writing signed by each of the parties hereto.
[Signature page follows]

[Signature Page to Senior Secured Debtor-In-Possession Term Loan Credit Agreement]

The parties hereto have caused this Independent Director Agreement to be executed on the date first above written.

VIRGIN ORBIT HOLDINGS, INC.

    By: /s/ Dan Hart
                            Name: Dan Hart
Title: CEO

Director

    /s/ Alan J. Carr
                            Name: Alan J. Carr

EXHIBIT A

SUMMARY OF INSURANCE COVERAGE

[Signature Page to Senior Secured Debtor-In-Possession Term Loan Credit Agreement]

EXHIBIT B

FORM OF UNDERTAKING
INDEPENDENT DIRECTOR AGREEMENT
THIS DIRECTOR AGREEMENT (the “Agreement”) is made as of March 30, 2023, by and between Virgin Orbit Holdings, Inc. (the “Company”), and Jill Frizzley (“Director”).
BACKGROUND
WHEREAS, Director has no prior or current affiliation, material business, or relationship, direct or indirect, with the Company or its affiliates, or its equity holders and, and, therefore, is capable of being an independent and disinterested director of the Company.
WHEREAS, the stockholders of the Company have appointed Director to serve as an independent and disinterested director of the Company.
WHEREAS, the Company and Director are entering into this Agreement to induce Director to serve in the capacity set forth above and to set forth certain understandings between the parties.
    AGREEMENT
NOW, THEREFORE, in consideration of the mutual agreements and promises contained herein, and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, Company and Director hereby agree as follows:
1.    DUTIES. Director agrees to (i) serve as an independent and disinterested director of the Company and to be available to perform the duties consistent with such position pursuant to the Company’s organizational documents (all as amended from time to time, the “Organizational Documents”) and the laws governing such organizational documents; (ii) serve as a member of the Board of Directors of any of the Company’s subsidiaries (each a “Subsidiary Board of Directors”), as may be requested from time to time by the Company’s Board of Directors; and (iii) serve as a member of one or more committees of the Board of Directors or a Subsidiary Board of Directors as may be requested from time to time by the Company or a majority of the Board of Directors and for which Director is qualified to serve. Director agrees to devote as much time as is reasonably necessary to perform completely the duties as an independent and disinterested director of the Company. By execution of this Agreement, Director accepts her appointment or election as an independent and disinterested director of the Company and agrees to serve in such capacity until her successor is duly elected and qualified or until the expiration or termination of this Agreement or Director’s earlier death, incapacitation, resignation or removal. The parties hereto acknowledge and agree that Director is being engaged to serve as an independent and disinterested director of the Company only and is not being engaged to serve, and shall not serve, the Company in any other capacity.
2.    TERM. The term of this Agreement shall expire when Director’s successor is duly elected and qualified or until the expiration or termination of this Agreement or Director’s earlier death, incapacitation, resignation or removal; provided, however, that
[Signature Page to Senior Secured Debtor-In-Possession Term Loan Credit Agreement]

Director may resign or be removed at any time, with or without Cause,3 in accordance with and to the extent permitted by the Organizational Documents, with not less than 30 days’ advance notice (except where the Director is removed for Cause) in which event this Agreement shall terminate as of the effective date of such resignation or removal, except as specifically provided herein.
3.    COMPENSATION. For all services to be rendered by Director hereunder, and so long as Director has not been removed as a director of the Company, the Company agrees to pay, or to cause one or more of its subsidiaries to pay, Director a monthly fee of $45,000 for each month, payable upon execution of this Agreement pro-rated for service rendered in March, 2023 and payable in advance each month before the first day of each month thereafter. In addition, Director shall be entitled to a $7,500 per diem payable for days on which Director devotes more than four hours of service as a Director to activities outside the scope of normal director duties, including, without limitation, being deposed, preparing for deposition, or appearing as (or preparing to appear as) a witness in court

4.    EXPENSES. In addition to the compensation provided in Section 3 hereof, the Company will reimburse or will cause one or more of its subsidiaries to reimburse Director for reasonable and documented out-of-pocket expenses incurred in good faith in the performance of Director’s duties for the Company. Such payments shall be made by the Company or one or more of its subsidiaries upon submission by Director of a statement itemizing the expenses incurred. Without limiting any indemnification provided by the Company as set forth in Section 6 below, any individual expense reimbursable by the Company under this section may not exceed $5,000 without the Company’s written consent, by e-mail or otherwise (not to be unreasonably withheld).
5.    CONFIDENTIALITY. The Company and Director each acknowledge that in order for Director to perform her duties as an independent and disinterested director of the Company, Director shall necessarily be obtaining access to certain confidential
3 “Cause” means any of the following events:
(1)Director’s willful failure substantially to perform his or her duties and responsibilities to the Company (other than any such failure resulting from Director’s incapacity due to physical or mental illness) or carry out or comply with a lawful and reasonable directive of the Company, in each case, after a written demand for performance is delivered to Director by the Company, which demand specifically identifies the manner in which the Company believes that Director has not performed his or her duties;
(2)Director’s deliberate violation of a Company policy;
(3)Director’s commission of, including any entry by Director of a guilty or no contest plea to, any felony under any state, federal or foreign law or any crime involving moral turpitude, or Director’s commission of unlawful harassment or discrimination;
(4)Director’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material reputational, economic or financial injury to the Company;
(5)Director’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any affiliate’s) premises or while performing Director’s duties and responsibilities;
(6)Director’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business or a material breach by Director of his or her fiduciary duty to the Company;
(7)unauthorized use or disclosure by Director of any Confidential Information as set forth herein; or
(8)Director’s willful breach of any of his or her obligations under this Agreement or any other written agreement or covenant with the Company.

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information concerning the Company and its affiliates, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company or its affiliates (whether or not marked as confidential or proprietary, “Confidential Information”). Director covenants that she shall not, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information, except (i) as required by law, (ii) pursuant to a subpoena or order issued by a court, governmental body, agency or official, or (iii) to the extent such information (A) is publicly known other than due to Director’s unauthorized disclosure of Confidential Information, (B) was known to Director prior to its disclosure to Director by the Company, (C) was obtained by Director from a third party which, to Director’s knowledge, was not prohibited from disclosing such information to Director pursuant to any contractual, legal or fiduciary obligation, or (D) was independently derived by Director without any use of Confidential Information. Director shall provide notice to the Company as is reasonably practicable prior to any disclosure under (i) or (ii) above and shall cooperate with the Company to limit disclosure of Confidential Information to the extent reasonably practicable. This Section 5 shall continue in effect after Director has ceased acting as an independent and disinterested director of the Company.
6.    INDEMNIFICATION.
    (a)     Certain Definitions. For purposes of this Section 6, the term:
“Applicable Law” means the laws of the state of New York.
“Expenses” means all expenses, liabilities and losses (including, without limitation, reasonable and documented attorneys' fees, retainers, expert and witness fees, disbursements and expenses of counsel, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by Director or on Director’s behalf in connection with a Proceeding.
“Proceeding” means any threatened, pending, actual or completed action, suit, inquiry or proceeding, whether civil, criminal, administrative or investigative, whether public or private, and, including any such threatened, pending, actual or completed action, suit, inquiry or proceeding by or in the right of the Company or any of its subsidiaries (collectively, the “Companies”).
    (b)     Indemnification. In the event that Director was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any Proceeding by reason of the fact that Director or a person of whom Director is the legal representative is or was an independent and disinterested director of any of the Companies (whether before or after the date hereof) and, whether the basis of such Proceeding is alleged action in an official capacity as an independent and disinterested director or in any other capacity while serving as an independent and disinterested director of any of the Companies, the Companies shall, jointly and severally, indemnify and hold harmless Director to the fullest extent authorized by Applicable Law or any other applicable law or rule, but no less than to the extent set forth herein, against all Expenses; provided, however, that the Companies shall indemnify Director only if Director did not engage in gross negligence, willful misconduct, or fraud and, in the case of criminal Proceedings, Director had no reasonable cause to believe her conduct was unlawful; and provided, further, that the Companies shall, jointly and severally, indemnify Director in connection with a Proceeding (or claim or part thereof) initiated by Director only if (i) such Proceeding is a suit or other action seeking to enforce Director’s right to advancement of expenses and/or indemnification under this Agreement or (ii) such

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Proceeding (or claim or part thereof) was authorized by the other directors of the Companies.
    (c)    Presumptions. In the event that, under Applicable Law, the entitlement of Director to be indemnified hereunder shall depend upon whether Director shall have acted in good faith and in a manner Director reasonably believed to be in or not opposed to the best interests of the Companies and with respect to criminal Proceedings, had no reasonable cause to believe Director’s conduct was unlawful, or shall have acted in accordance with some other defined standard of conduct, or whether fees and disbursements of counsel and other costs and amounts are reasonable, the burden of proof of establishing that Director has not acted in accordance with such standard and that such costs and amounts are unreasonable shall rest with the Companies, and Director shall be presumed to have acted in accordance with such standard, such costs and amounts shall be conclusively presumed to be reasonable and Director shall be entitled to indemnification unless, and only unless, based upon clear and convincing evidence, it shall be determined by a court of competent jurisdiction (after exhaustion or expiration of the time for filing of all appeals) that Director has not met such standard or, with respect to the amount of indemnification, that such costs and amounts are not reasonable (in which case Director shall be indemnified to the extent such costs and amounts are determined by such court to be reasonable).
In addition, and without in any way limiting the provisions of this Section 6(c), Director shall be deemed to have acted in good faith and in a manner Director reasonably believed to be in or not opposed to the best interests of the Companies or, with respect to any criminal Proceeding to have had no reasonable cause to believe Director’s conduct was unlawful, if Director’s action is based on (i) information supplied to Director by the officers of the Companies in the course of her duties, (ii) the advice of legal counsel for Director or for the Companies or (iii) information or records given or reports made to the Companies by an independent certified public accountant, an appraiser, a financial advisor, an investment banker or other expert selected with reasonable care by the Companies.
The provisions of this Section 6(c) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct, if applicable, under Applicable Law.
    (d)    Indemnification When Wholly or Partly Successful. Without limiting the scope of indemnification provided in Section 6(b), to the extent that Director is a party to and is successful, on the merits or otherwise, in any Proceeding, Director shall be indemnified to the maximum extent permitted by Applicable Law against all Expenses. If Director is not wholly successful in a Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Companies shall, jointly and severally, indemnify Director against all Expenses actually and reasonably incurred by Director and on Director’s behalf in connection with each successfully resolved claim, issue or matter, and shall otherwise indemnify Director to the extent required by Section 6(b). All Expenses shall be presumed to be have been incurred with respect to successfully resolved claims, issues and matters unless, and only unless, based upon clear and convincing evidence (with the burden of proof being on the Companies), it shall be determined by a court of competent jurisdiction (after exhaustion or expiration of the time for filing of all appeals) that a portion of such Expenses were incurred with respect to unsuccessfully resolved claims, issues or matters. For purposes of this Section 6(d) and without limitation, the termination of any claim, issue or matter in any Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

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    (e)    Suit to Recover Indemnification. If a claim under Section 6(b) or Section 6(h) of this Agreement is not paid in full by the Companies within thirty days after a written claim has been received by the Companies, Director may at any time thereafter bring suit against the Companies to recover the unpaid amount of the claim. It shall be a defense to any such suit (other than a suit brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking has been tendered to the Companies) that Director has not met the standards of conduct, if applicable, which make it permissible under Applicable Law for the Companies to indemnify Director for the amount claimed, but the burden of proving such defense and its applicability shall be on the Companies and may be met only by clear and convincing evidence. Neither the failure of the Companies (including their directors (or equivalent) or equity holders) to have made a determination prior to the commencement of such suit that indemnification of Director is proper in the circumstances because Director has met the standard of conduct, if applicable, under Applicable Law, nor an actual determination by the Companies (including their directors (or equivalent) or equity holders) that Director has not met such applicable standard of conduct, shall be a defense to the suit or create a presumption that Director has not met the applicable standard of conduct. The expenses incurred by Director in bringing such suit (whether or not Director is successful) shall be paid by the Companies unless a court of competent jurisdiction determines that each of the material assertions made by Director in such suit was not made in good faith and was frivolous.
    (f)    Rights Not Exclusive; Rights Continue. The right to indemnification and the payment of expenses incurred in defending any Proceeding in advance of its final disposition conferred in this Agreement shall not be exclusive of, or limit in any manner whatsoever, any other right which Director may have or hereafter acquire under any statute, provision of the Organizational Documents, agreement, vote of equity holders or otherwise. The indemnification, expense advancement and other rights of Director herein shall continue after Director ceases to be an independent and disinterested director of the Company for so long as Director may be subject to any possible claim for which he would be entitled to indemnification under this Agreement or otherwise as a matter of law, and shall not be amended, modified, terminated, revoked or otherwise altered without Director’s prior written consent.
        (g)    Insurance. The Company or one of its affiliates (which, in the case of an affiliate, shall include coverage of directors of the Company) shall maintain insurance to protect the Company and any manager, director or trustee of the Company against any expense, liability or loss, and such insurance shall cover Director to at least the same extent as any other director of the Company; provided that the Company shall maintain insurance in form substantially similar to, and in amount not less than, the insurance maintained by the Company as of the date hereof, a summary of which is attached hereto as Exhibit A. Director shall have the right to receive a copy of any policy for such insurance upon request.

    (h)    Advancement of Defense Costs. Notwithstanding anything in the Organizational Documents to the contrary, the Company shall also promptly pay Director the expenses actually and reasonably incurred in defending any Proceeding in advance of its final disposition without requiring any preliminary determination of the ultimate entitlement of Director to indemnification; provided, however, the payment of such expenses so incurred by Director in advance of the final disposition of any Proceeding shall be made only upon delivery to the Company of an unsecured undertaking in the form attached hereto as Exhibit B by or on behalf of Director, to repay (without interest) all amounts so advanced if it shall ultimately be determined that Director is not entitled to be indemnified under this Agreement.

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    (i)    Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Director, who shall, at the Company’s expense, execute all papers required and take all action necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.
    (j)    No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Proceeding against Director to the extent Director has otherwise actually received payment (under any insurance policy, contract, agreement, the Organizational Documents, or otherwise) of the amounts otherwise indemnifiable hereunder.
    (k)    Contribution. If the indemnification provided in Section 6(b) and the advancement provided in Section 6(h) should under Applicable Law be unenforceable or insufficient to hold Director harmless in respect of any and all Expenses with respect to any Proceeding, then the Companies shall, subject to the provisions of this Section 6(k) and for purposes of this Section 6(k) only, upon written notice from Director, be treated as if they were parties who are or were threatened to be made parties to such Proceeding (if not already parties), and the Companies shall contribute to Director the amount of Expenses incurred by Director in such proportion as is appropriate to reflect the relative benefits accruing to the Companies and all of their directors, trustees, managers, officers, employees and agents (other than Director) treated as one entity on the one hand, and Director on the other, which arose out of the event(s) underlying such Proceeding, and the relative fault of the Companies and all of their directors, trustees, managers, officers, employees and agents (other than Director) treated as one entity on the one hand, and Director on the other, in connection with such event(s), as well as any other relevant equitable considerations.
    No provision of this Section 6(k) shall (i) operate to create a right of contribution in favor of Director if it is judicially determined that, with respect to any Proceeding, Director engaged in willful misconduct, gross negligence, or fraud or (ii)  limit  Director’s  rights to indemnification and advancement  of  Expenses, whether under this Agreement or otherwise.
The Companies hereby waive any right of contribution from Director for Expenses incurred by the Companies with respect to any Proceeding in which the Companies are or are threatened to be made a party. The Companies shall not enter into any settlement of any Proceeding in which the Companies are jointly liable with Director (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Director and does not contain an admission of wrongdoing by Director.
    7.     INFORMATION. The Company shall provide Director with financial information, as reasonably requested, and shall make its management available to discuss the business and operations of the Company upon Director’s reasonable request.

8.    EFFECT OF WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.
9.    GOVERNING LAW. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the state of New York without reference to its conflicts of laws principles.

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10.    ASSIGNMENT. The rights and benefits of the Company under this Agreement shall not be transferable except by operation of law without Director’s consent, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of Director under this Agreement are personal and therefore Director may not assign any right or duty under this Agreement without the prior written consent of the Company.
11.     SEVERABILITY; HEADINGS. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid as applied to any fact or circumstance, it shall be modified by the minimum amount necessary to render it valid, and any such invalidity shall not affect any other provision, or the same provision as applied to any other fact or circumstance. The headings used in this Agreement are for convenience only and shall not be construed to limit or define the scope of any Section or provision.
12.    COUNTERPARTS; AMENDMENT. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement. No amendment to this Agreement shall be effective unless in writing signed by each of the parties hereto.

[Signature page follows]

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The parties hereto have caused this Director Agreement to be executed on the date first above written.

VIRGIN ORBIT HOLDINGS, INC.

    By: /s/ Dan Hart
                            Name: Dan Hart
Title: CEO

Director

    /s/ Jill Frizzley
                            Name: Jill Frizzley

EXHIBIT A

SUMMARY OF INSURANCE COVERAGE

EXHIBIT B

FORM OF UNDERTAKING

Virgin Orbit Holdings, Inc.
4022 E. Conant Street
Long Beach
CA 90808

April 2, 2023
Dear Sirs,
Trade Mark Licence Agreement – VIRGIN ORBIT
We refer to the Trade Mark Licence Agreement between Virgin Enterprises Limited (“VEL” or “we”) and Virgin Orbit Holdings, Inc. (“Virgin Orbit” or “you”), dated 29 December 2021, as amended by an agreement dated 28 March 2022 (the “TMLA”). Unless otherwise defined herein, capitalised terms used but not defined in this letter shall have the meaning given to them in the TMLA and any reference in this letter to a Clause is to a clause of the TMLA.
We write further to recent conversations and both Parties’ mutual interest in establishing an orderly plan to transition the Virgin Orbit brand away from the business and its assets (the “Debrand”). To that end, we propose varying the TMLA on the terms set out below.
In consideration of the mutual promises and covenants set out in this letter and the TMLA, the parties now agree as follows:
1.Termination
1.a.The TMLA is hereby amended so that the TMLA terminates on April 2, 2023 (the “Termination Date”).
1.b.Following the Termination Date, all rights licensed under the TMLA in relation to the use of the Marks shall, subject to agreed run-off periods contemplated in this letter and in the Debranding Plan (as defined below), immediately and permanently revert to VEL.
2.Consequences of Termination
a.Any reference in the TMLA to Schedule 10 shall be deemed to be a reference to paragraphs 3 and 4 of this letter, and each of the obligations prescribed by Clause 9.3 of the TMLA shall only apply if the parties do not reach an agreement to vary them in accordance with section 3 below within 10

Registered in England & Wales No. 01073929

Business Days of the Termination Date, in which case the time limits set out in Clause 9.3 shall apply from that date.
b.Save as set out in paragraph 2.1 above, Clauses 9.3 – 9.7 of the TMLA shall continue to apply without amendment.
3.Debranding Plan
a.The Parties shall, as soon as possible after the Termination Date, agree in good faith to a debrand plan substantially in the form attached at Schedule 1 to this letter (the “Debranding Plan”).
b.The Debranding Plan shall set out an overarching debrand plan based around the following key principles (the “Debranding Principles”):
3.2.i.the Debrand process will be carried out in such a way as to preserve and enhance the reputation of the Virgin brand; and
3.2.ii.the Debrand process shall be conducted by Virgin Orbit at all times in accordance with all applicable laws and regulations.
c.VEL and Virgin Orbit agree that all aspects of the Debrand process shall be conducted in accordance with the Debranding Plan. All aspects of the Debrand process which are not expressly agreed in this letter, or in the Debranding Plan, shall be subject to the prior written approval of the Parties.
d.Each Party shall ensure that the Debrand process is carried out with reasonable discretion and to avoid public attention as far as reasonably possible and shall not intentionally commit, omit or permit any act which would reasonably be likely to damage the Marks or the reputation of the other Party, provided, however that with respect to Virgin Orbit, the existence of the bankruptcy proceedings and the offering for sale of the Virgin Orbit business shall not by itself be considered an act which would reasonably be likely to damage the Marks or the reputation of VEL.
e.Each Party shall bear its own costs associated with the Debrand.
f.With regard to communications and in acknowledgement that Virgin Orbit and Virgin Group are, at the date of this letter, collaborating on a communications strategy with respect to Virgin Orbit’s financial situation (the “Joint Communications Strategy”), the Parties shall:
i. save as otherwise set out and agreed in this letter or the Joint Communications Strategy, only release public statements regarding the Debrand in response to any third-party queries
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or communications, and not in anticipation of any such query, and only with the prior written consent of the other Party; and
ii.deal with any media enquiries regarding the Debrand, or relating in any way to the Virgin Orbit brand, in a manner aligned with the Joint Communications Strategy.
g.For the avoidance of doubt, any changes to the Debranding Plan will always require the other Party’s express prior written consent.
h.Notwithstanding anything to the contrary in the TMLA or the Debranding Plan, (a) Virgin Orbit shall not be required to change the corporate names of the Virgin Orbit entities that include the Marks until the earlier of the closing of a sale of Virgin Orbit or the effective date of a Chapter 11 plan (such date, the “Disposition Date”), (b) Virgin Orbit shall not be required to take any actions set forth in the TMLA or the Debranding Plan to the extent prohibited by law or judicial order and (c) Virgin Orbit may continue to use the Marks (i) to the extent required by applicable law including in court or regulatory filings, (ii) in a non-promotional and factual manner for reference to company names (including in connection with the offering for sale of the Virgin Orbit business).and (iii) to the extent Virgin Orbit would be permitted to do so as fair use under applicable law.
4.Steering Committee
a.In order to manage the Debrand process, VEL and Virgin Orbit shall establish a steering committee (the “Steering Committee”) consisting of at least one representative of VEL and at least one representative of Virgin Orbit. Effective the date of this letter, the VEL representative shall be Stephen Hopkins ([***]) and the Virgin Orbit representative shall be Jim Simpson ([***]) or any alternative representative nominated by Virgin Orbit and notified to VEL in writing. Each Party shall have the right from time to time to nominate, by written notice to the other, a maximum of two additional representatives to join the Steering Committee. No meeting of the Steering Committee will be quorate without a representative from each Party.
b.The Steering Committee shall meet on a fortnightly basis until 30 Sept 2023, by video conference call, or as otherwise agreed in writing between VEL and Virgin Orbit. Virgin Orbit shall report to each Steering Committee meeting on all relevant matters arising in relation to the Debrand process including, but not limited to:
i.the overall progress of the Debrand process; and
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ii.any other matters that might reasonably impact on the value and reputation of the Virgin brand.
c.The Steering Committee shall review all aspects of the Debrand process with a specific focus on aspects which impact the Virgin brand. In particular, the Steering Committee shall review:
i.the implementation of the Debranding Plan;
ii.any changes which may be necessary or appropriate to the Debranding Plan;
iii.alignment of communications regarding the Debrand process with the Joint Communications Strategy or, to the extent not already agreed under the Joint Communications Strategy, approval of communications regarding the Debrand process by Virgin Group’s Communications Director; and
iv.any reputational or public relations issues arising.
d.All correspondence and requests for VEL’s consent should be addressed to Stephen Hopkins ([***]) or to such other addressee as VEL may notify to Virgin Orbit in writing from time to time.
e.All correspondence and requests for Virgin Orbit’s consent should be addressed to Jim Simpson ([***]) or to such other addressee as Virgin Orbit may notify to VEL in writing from time to time.
5.General
a.This letter constitutes an amendment of the TMLA in accordance with the terms of Clause 20.2 of the TMLA. Other than as expressly stated in this letter, including as to termination of the TMLA, all other terms of the TMLA will remain in force unchanged.
b.No delay or failure by either Party to enforce any provision of this letter shall operate or be construed as a waiver of that Party's powers or rights under this letter or prejudice that Party's rights to subsequent action. Any waiver by a Party of its rights under this letter shall not operate as a waiver in respect of any subsequent breach. No single or partial exercise of any powers or right by a Party shall preclude any other or further exercise thereof or any such other power or right under this letter
c.Each Party shall from time to time do or procure the doing of all such acts and/or execute or procure the execution of all such documents as may be necessary to give full effect to this letter.
d.This letter may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each
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counterpart shall constitute an original of this letter, but all the counterparts shall together constitute but one and the same instrument.
e.This letter will be governed by and construed in accordance with the laws of England. Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of England.

Please confirm your agreement to the above by signing where indicated below and returning to VEL.

/s/ William Budd

Signed by: William Budd

For and on behalf of
VIRGIN ENTERPRISES LIMITED

/s/ Dan Hart

Signed by: Dan Hart

For and on behalf of
VIRGIN ORBIT HOLDINGS, INC.

Date: April 2, 2023
Registered in England & Wales No. 1568894

Virgin Orbit to Continue Sale Process Under Chapter 11 Protection
Secures $31.6 million in Debtor in Possession Financing to Fund the Process

LONG BEACH, CA – April 3, 2023 – Virgin Orbit Holdings, Inc. (the “Company” or “Virgin Orbit”), a responsive space launch provider, announced today that it commenced a voluntary proceeding under Chapter 11 of the U.S. Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court in the District of Delaware in order to effectuate a sale of the business. With the support of Virgin Investments Limited in the form of debtor-in-possession (“DIP”) financing, Virgin Orbit intends to use the Chapter 11 process to maximize value for its business and assets.

This announcement follows the Company’s previous statement about reducing its workforce due to an inability to raise sufficient out-of-court capital to continue operating its business at the current run-rate.

“The team at Virgin Orbit has developed and brought into operation a new and innovative method of launching satellites into orbit, introducing new technology and managing great challenges and great risks along the way as we proved the system and performed several successful space flights – including successfully launching 33 satellites into their precise orbit. While we have taken great efforts to address our financial position and secure additional financing, we ultimately must do what is best for the business. We believe that the cutting-edge launch technology that this team has created will have wide appeal to buyers as we continue in the process to sell the Company. At this stage, we believe that the Chapter 11 process represents the best path forward to identify and finalize an efficient and value-maximizing sale,” said Dan Hart, CEO of Virgin Orbit.

“I’m incredibly grateful and proud of every one of our teammates, both for the pioneering spirit of innovation they’ve embodied and for their patience and professionalism as we’ve managed through this difficult time. Today my thoughts and concerns are with the many talented teammates and friends now finding their way forward who have been committed to the mission and promise of all that Virgin Orbit represents. I am confident of what we have built and hopeful to achieve a transaction that positions our Company and our technology for future opportunities and missions.”

To help fund the process and protect its operations, the Company has received a commitment from Virgin Investments Limited for $31.6 million in new money DIP financing. Upon approval from the Bankruptcy Court, the DIP financing is expected to provide Virgin Orbit with the necessary liquidity to continue operating as it furthers the marketing process commenced pre-petition to sell the Company and seek a value-maximizing transaction for the business and its assets.

The Company is focused on a swift conclusion to its sale process in order to provide clarity on the future of the Company to its customers, vendors, and employees. In the interim, Virgin Orbit will continue operating in the ordinary course as a “debtor-in-possession” under the jurisdiction of the bankruptcy court and in accordance with the applicable provisions of the U.S. Bankruptcy Code. Virgin Orbit has filed customary motions requesting that the Court authorize the Company’s ability to its use cash on hand and access the DIP financing to support this process, including payment of remaining employee wages and benefits without interruption. The Company intends to pay suppliers and vendors to the fullest extent possible pursuant to normal terms for goods and services provided on or after the filing date. The Company is also committed to working with its customers as it tries to find a buyer that will be able to continue to fulfill their needs.

For more information about Virgin Orbit’s Chapter 11 case, please visit https://cases.ra.kroll.com/virginorbit/ or contact Kroll, the Company’s noticing and claims agent, at +1 833-570-5269 (Toll Free), +1 646-440-4773 (International) or by e-mail at VirginOrbitInfo@ra.kroll.com.

Virgin Orbit is represented by Latham & Watkins as restructuring counsel, Young Conaway Stargatt & Taylor, LLP as local restructuring counsel, Alvarez & Marsal as restructuring advisor, and Ducera as investment banker. Virgin Group is represented by Davis Polk & Wardwell as restructuring counsel, Morris, Nichols, Arsht & Tunnell as local restructuring counsel, and FTI Consulting as financial advisor.

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About Virgin Orbit

Virgin Orbit Holdings, Inc (Nasdaq: VORB) operates one of the most flexible and responsive space launch systems ever built. Founded by Sir Richard Branson in 2017, the Company began commercial service in 2021, and has already delivered commercial, civil, national security, and international satellites into orbit. Virgin Orbit’s LauncherOne rockets are designed and manufactured in Long Beach, California, and are air-launched from a modified 747-400 carrier aircraft that allows Virgin Orbit Holdings, Inc to operate from locations all over the world
Registered in England & Wales No. 1568894

in order to best serve each customer’s needs. Learn more at www.virginorbit.com and visit us on LinkedIn, on Twitter @virginorbit, and on Instagram @virgin.orbit.

Cautionary Statements Related to Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the bankruptcy process and the ability of Virgin Orbit to achieve a value-maximizing sale of the business and its assets; the Company’s receipt of DIP financing; the ability for the Company to continue to operate its business; the effects of Chapter 11 on the interests of various constituents; and Virgin Orbit’s ability to maximize value for its constituents and stakeholders. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the timing of implementation of the reduction in force; any unintended consequences or unforeseen costs resulting from the reduction in force impacting the Company’s business or cost savings initiatives, as well as the factors, risks and uncertainties included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 as well as in the Company’s subsequent filings with the Securities and Exchange Commission (the “SEC”), accessible on the SEC’s website at www.sec.gov and the Investor Information section of the Company’s website at www.virginorbit.com. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Virgin Orbit assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Media Inquiries

Virgin Orbit
Alison Patch, Senior Director of Communications (US)
+1 949 616 2504
Alison.patch@virginorbit.com
Registered in England & Wales No. 1568894